Exhibit 10.3
EXECUTION VERSION
$85,000,000
SECOND LIEN CREDIT AGREEMENT
Dated as of October 21, 2011
among
WESTWOOD ONE, INC., AS BORROWER
THE LENDERS PARTY HERETO
and
CORTLAND CAPITAL MARKET SERVICES LLC,
AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT
and
MACQUARIE CAPITAL (USA) INC.,
AS SYNDICATION AGENT
♦ ♦ ♦
MACQUARIE CAPITAL (USA) INC.,

AS SOLE LEAD ARRANGER AND SOLE LEAD BOOKRUNNER

SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

-i-

(Continued)
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

-ii-

(Continued)
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

-iii-

(Continued)
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

-iv-

SCHEDULES

Schedule I	Commitments
Schedule 1.1A	Certain EBITDA Adjustments — Broadcast Cash Flow
Schedule 1.1B	Certain EBITDA Adjustments — Non-Broadcast Cash Flow
Schedule 4.2	Permits and Consents
Schedule 4.3	Guarantors; Ownership of Group Members; Jurisdiction of Organization; Chief Executive Office
Schedule 4.7	Litigation
Schedule 4.8	Tax Matters
Schedule 4.12	Labor Matters
Schedule 4.13	ERISA
Schedule 4.14	Environmental Matters
Schedule 4.16	Mortgages
Schedule 8.1	Indebtedness
Schedule 8.2	Liens
Schedule 8.3	Investments
Schedule 8.9	Transactions with Affiliates
Schedule 8.10	Restrictive Contractual Obligations
EXHIBITS

Exhibit A	Form of Assignment
Exhibit B	Form of Note
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Notice of Conversion or Continuation
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Guaranty and Security Agreement
Exhibit G	Form of Sponsor PIK Note
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Affiliated Lender Assignment
Exhibit J	Form of Intercompany Subordination Provisions
Exhibit K-1	Form of Series A Preferred Stock
Exhibit K-2	Form of Series B Preferred Stock
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

-v-

This Second Lien Credit Agreement, dated as of October 21, 2011, is entered into among WESTWOOD ONE, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined below), CORTLAND CAPITAL MARKET SERVICES LLC (“Cortland”), as administrative agent and collateral agent for the Lenders (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”) and MACQUARIE CAPITAL (USA) INC. (“Macquarie”), as syndication agent (the “Syndication Agent”).
The parties hereto agree as follows:
ARTICLE 1
DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS
Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:
“Acquisition” means the merger of Verge with and into Merger Sub pursuant to the terms of the Acquisition Agreement.
“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of July 30, 2011, among the Borrower, Merger Sub and Verge (together with all exhibits and schedules thereto).
“Administrative Agent” has the meaning specified in the preamble hereto.
“Affected Lender” has the meaning specified in Section 2.18.
“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of the Borrower, any Loan Party or any Subsidiary of a Loan Party solely by reason of the provisions of the Loan Documents. For the purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Affiliated Lender” means any Debt Fund Affiliate or Non-Debt Fund Affiliate.
“Affiliated Lender Assignment” has the meaning specified in Section 11.2(g)(i)(A).
“Agents” means, collectively, the Administrative Agent and the Syndication Agent and “Agent” shall mean any one of them.
“Agreement” means this Credit Agreement.
“Applicable Margin” means a per annum rate equal to (i) 10.50%, in the case of Term Loans that are Base Rate Loans and (ii) 11.50%, in the case of Term Loans that are Eurodollar Rate Loans.
“Anti-Terrorism Laws” means any Requirement of Law related to terrorism financing or money laundering including the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than a natural person) or any Affiliate of any Person (other than a natural person) that administers or manages such Lender.
“Arranger” means Macquarie, in its capacity as sole lead arranger and sole lead bookrunner with respect to the Term Loans.
“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 11.2 (with the consent of any party whose consent is required by Section 11.2), in substantially the form of Exhibit A, or any other form approved by the Syndication Agent.
“Available Amount” means, at any time (the “Available Amount Reference Date”), the sum of (a) the Net Cash Proceeds received by Borrower from the sale of Borrower’s Stock or Stock Equivalents (excluding pursuant to any Specified Equity Contribution) plus (b) the Available Amount Additional Amount as of such Available Amount Reference Date minus (c) the sum of (i) any Investments made pursuant to Section 8.3(o) during the period commencing on the Closing Date and ending on the Available Amount Reference Date and (ii) any Restricted Payment made pursuant to Section 8.5(e) during the period commencing on the Closing Date and ending on the Available Amount Reference Date.
“Available Amount Additional Amount” as of any Available Amount Reference Date means the sum of any Available Amount Excess Cash Flow Increment Adjustments occurring on or prior to such Available Amount Reference Date.
“Available Amount Excess Cash Flow Increment Adjustment” means, for each Fiscal Year, as of the date of payment of any mandatory prepayment with respect to any Fiscal Year pursuant to Section 2.8 hereof, an amount (which shall not be less than zero for such Fiscal Year) equal to (a) 50% multiplied by (b) 25% of the Excess Cash Flow for such Fiscal Year.
“Available Amount Reference Date” has the meaning set forth in the definition of “Available Amount.”
“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.) and the regulations issued thereunder.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (c) 2.50% and (d) the one-month Eurodollar Rate plus 1.00%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate, or the Federal Funds Rate, respectively.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Base Rate Loan” means any Term Loan that bears interest based on the Base Rate.
“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise, but not including any plan established, administered or required by any Governmental Authority) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.
“Borrower” has the meaning specified in the preamble hereto.
“Borrowing” means a borrowing consisting of Term Loans made on the Closing Date by the Lenders according to their respective Commitments.
“Business” means the radio programming and services and advertising air time sales business of the Loan Parties.
“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of any Eurodollar Rate or Eurodollar Rate Loan or any funding, conversion, continuation, Interest Period or payment of any Eurodollar Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.
“Capital Expenditures” means, for any Person for any period, the aggregate of all cash expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP on a Consolidated statement of cash flows of such Person, excluding (a) interest capitalized during construction, (b) any expenditure to the extent, for purpose of the definition of Permitted Acquisition, such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period, (c) proceeds from Sales of property or a Property Loss Event applied toward the purchase of any property or expenditures made in accordance with Section 2.8(c) and (d) Net Cash Proceeds of any sale or issuance of Stock of the Borrower or Net Cash Proceeds of equity contributions in respect of the Stock of the Borrower, in each case after the Closing Date, used to fund such expenditure during such period.
“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or is required to be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction of any Person or any Synthetic Lease, the amount of all obligations of such Person that is (or that would be required to be, if such Synthetic Lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Collateral Account” means a deposit account or securities account in the name of the Borrower and under the sole control (as defined in the applicable UCC) of the First Lien Agent (if prior to the First Lien Termination Date) or the Administrative Agent (if otherwise) and (a) in the case of a deposit account, from which the Borrower may not make withdrawals except as permitted by the First Lien Agent or the Administrative Agent, as applicable and (b) in the case of a securities account, with respect to which the First Lien Agent or the Administrative Agent, as applicable, shall be the entitlement holder and the only Person authorized to give entitlement orders with respect thereto.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or First Lien Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days and (f) all other cash equivalents from time to time approved by the Syndication Agent.
“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).
“Change of Control” means the occurrence of any of the following: (a) the Permitted Investors shall cease to own and control legally and beneficially all of the economic and voting rights associated with ownership of at least a majority of the outstanding Voting Stock of each class of Voting Stock of the Borrower, (b) Continuing Directors shall not constitute at least a majority of the board of directors of the Borrower or (c) a “Change of Control” or any term of similar effect as defined in the First Lien Credit Agreement shall occur.
“Closing Date” means October 21, 2011.
“Code” means the U.S. Internal Revenue Code of 1986.
“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document other than Excluded Assets.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans to the Borrower, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Commitment”, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement. The aggregate amount of the Commitments on the Closing Date equals $85,000,000.
“Commitment Letter” means the letter agreement, dated as of July 30, 2011, addressed to Verge from Macquarie and MIHI LLC and accepted by Verge, as the same may be amended or otherwise modified on or prior to the Closing Date.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Communications Laws” means the Communications Act of 1934, as amended from time to time, and the rules, orders, regulations and other applicable requirements of the FCC.
“Compliance Certificate” means a certificate substantially in the form of Exhibit E.
“Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries consolidated in accordance with GAAP.
“Consolidated Cash Interest Expense” means, with respect to any Person, without duplication, for any period, the Consolidated Interest Expense of such Person for such period less the sum of, in each case to the extent included in the definition of Consolidated Interest Expense, (a) the amortized amount of debt discounts or premiums, financing fees and other debt issuance costs, including such fees paid in connection with this Agreement, the other Loan Documents, the First Lien Loan Documents, and the Term Loans made hereunder on the Closing Date and the other Related Documents and the payment of all fees, costs and expenses associated with the foregoing, any amendment, consent or waiver to the Loan Documents, any Indebtedness permitted under Section 8.1, or any amendment to the documentation evidencing such Indebtedness, in each case, to the extent capitalized and amortized in accordance with GAAP, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Consolidated Total Debt, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness (including “pay-in-kind”), (d) other non-cash interest, including (i) as a result of the effects of purchase accounting and (ii) non-cash interest expense attributable to the movement of mark-to-mark valuation of obligations under Hedging Agreements or other derivative instruments pursuant to Accounting Standards Codification 815-10 and (e) initial fees, any periodic fee payments and cash costs associated with breakage in respect of Interest Rate Contracts permitted under this Agreement (but not recurring payments thereunder). Notwithstanding the foregoing for any interest expense that represents an accrual for cash payments in any future period, such interest expense shall be included as Consolidated Cash Interest Expense for such period when paid.
“Consolidated Closing Leverage Ratio” means, with respect to any Person as of the Closing Date, the ratio of (a) Indebtedness of such Person outstanding as of such date under the Loan Documents and the First Lien Loan Documents (but excluding undrawn amounts under outstanding letters of credit thereunder); provided that any borrowing of First Lien Revolving Loans on the Closing Date to fund additional upfront fees incurred under the provisions of the First Lien Fee Letter under the heading “Market Flex” shall be excluded from Indebtedness for purposes of such calculations) to (b) Consolidated EBITDA for such Person on a Pro Forma Basis immediately after giving effect to the Related Transactions for the last period of four consecutive Fiscal Quarters ending on or before the last date for which quarterly Financial Statements have been delivered to the Arranger.
“Consolidated Current Assets” means, with respect to any Person at any date, the total Consolidated current assets of such Person at such date other than cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person.
“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person; provided, however, that “Consolidated Current Liabilities” shall exclude the principal amount of the Term Loans and First Lien Loans then outstanding.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Consolidated EBITDA” means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income (other than with respect to clauses (b)(xiii)and (xiv) below) but without duplication, (i) any provision for income taxes or other taxes measured by net income or profits (or similar taxes imposed in lieu of such taxes), (ii) Consolidated Interest Expense, amortization of debt discount and commissions and other fees and charges associated with Indebtedness, (iii) any loss, expense or charge from extraordinary items, (iv) any depreciation, depletion and amortization expense, (v) any aggregate net loss on the Sale of property (other than accounts and inventory (as each such term is defined under the applicable UCC)) outside the ordinary course of business, (vi) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and inventory), including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, (vii) non-cash compensation charges, (viii) restructuring charges consisting of severance charges, facilities consolidation charges, and termination charges with respect to programming contracts, in each case (w) of a nature described in the FTI Report dated July 2011, (x) in an aggregate amount not to exceed $11,000,000, (y) arising in connection with the Related Transactions and (z) incurred on or before December 31, 2012, (ix) fees to Sponsors and their Affiliates for operational consulting and similar services or management, monitoring and advisory services incurred during the four Fiscal Quarter period of determination in an amount not to exceed $1,000,000 in the aggregate, (x) fees and expenses incurred in connection with the transactions contemplated by the Loan Documents and the other Related Transactions occurring on or about the Closing Date to the extent paid in cash (it being understood that a portion of such fees may be paid after the Closing Date), (xi) one-time non-cash purchase accounting or recapitalization accounting losses incurred in accordance with GAAP in connection with the transactions contemplated by the Loan Documents and the other Related Transactions, (xii) adjustments in a manner reasonably satisfactory to the Syndication Agent to eliminate the effect of non-cash barter transactions, (xiii) cost savings projected by the Borrower and of the nature described in the FTI Report dated July 2011 under the heading “Broadcast Cash Flow” corresponding to the four Fiscal Quarter period of determination to be realized by December 31, 2012 as a result of actions taken, or committed or planned to be taken, after the Closing Date in the applicable amount set forth on Schedule 1.1A, (xiv) cost savings projected by the Borrower and of the nature described in the FTI Report dated July 2011 under the heading “Non-Broadcast Cash Flow” corresponding to the four Fiscal Quarter period of determination to be realized by December 31, 2012 as a result of actions taken, or committed or planned to be taken, after the Closing Date in the applicable amount set forth on Schedule 1.1B, (xv) unusual, non-operating or non-recurring costs, expenses or charges in an aggregate amount not to exceed $1,000,000 during any four Fiscal Quarter period of determination, (xvi) expenses actually reimbursed no later than ninety (90) days after the end of such period pursuant to a written contract or insurance policy with an unaffiliated third party, which contract or insurance obligations has not been disclaimed, to the Borrower or any of its Subsidiaries, (xvii) the proceeds of any Specified Equity Contribution made during such period (but solely for the limited purposes for which such proceeds are permitted to be added to Consolidated EBITDA pursuant to Section 9.5), (xviii) non-cash losses incurred in connection with any Hedging Agreements, (xix) any aggregate loss on the sale or other disposition of property outside the ordinary course of business, (xx) non-cash accruals of distributions to the Borrower’s equity holders (including, without limitation, accrued dividends on preferred equity) and (xxi) losses attributable to the “digital” business for the period from July 1, 2011 through and including July 29, 2011 in an aggregate amount not to exceed $1,620,519 and minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income and without duplication, (i) any credit for United States federal income taxes or other taxes measured by net income, (ii) any interest income, (iii) any gain from extraordinary items and any other non-recurring, non-operating gains, (iv) any aggregate net gain from the Sale of property outside of the ordinary course of business by such Person (other than accounts and inventory (as each such term is defined in the applicable UCC)), (v) non-cash gain realized in connection with any Hedging Agreements, (vi) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Stock or Stock Equivalent, and (vii) any other cash payment in respect of expenditures, charges and losses that have been added to Consolidated EBITDA of such Person pursuant to clause (b)(vi) above in any prior period. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the Fiscal Quarters ended December 31, 2010, March 31, 2011 and June 30, 2011, Consolidated EBITDA for such Fiscal Quarters shall be $19,908,299, $9,154,979 and $10,321,778 respectively.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Consolidated Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person for such period to (b) Consolidated Cash Interest Expense of such Person for such period.
“Consolidated Interest Expense” means, for any Person, without duplication, for any period, (a) Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, (i) interest capitalized during such period and net costs under Interest Rate Contracts for such period (but excluding any such unrealized costs and losses), (ii) all fees, charges, commissions, discounts and other similar obligations (other than reimbursement obligations) with respect to letters of credit, bank guarantees, banker’s acceptances, surety bonds and performance bonds (whether or not matured) payable by such Person and its Subsidiaries during such period and (iii) interest capitalized or paid in cash during such period under the Loan Documents, the First Lien Loan Documents or Sponsor PIK Notes, minus (b) the sum of (i) Consolidated net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period (but excluding any such unrealized gains) and (ii) Consolidated interest income of such Person and its Subsidiaries for such period.
“Consolidated Leverage Ratio” means, with respect to any Person, without duplication, as of any date, the ratio of (a) Consolidated Total Debt of such Person outstanding as of such date but excluding (i) the Sponsor PIK Notes and (ii) undrawn amounts under outstanding letters of credit issued under the First Lien Credit Agreement to (b) Consolidated EBITDA for such Person for the last period of four consecutive Fiscal Quarters ending on or before such date.
“Consolidated Net Income” means, with respect to any Person, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries, (d) any gain (or loss) resulting from any purchase of First Lien Term Loans by any Purchasing Borrower Party (as defined in the First Lien Credit Agreement) pursuant to Sections 2.21 and 11.2(g) of the First Lien Credit Agreement and (e) the cumulative effect of changes in accounting principles.
“Consolidated Total Debt” of any Person means all Indebtedness of a type described in clause (a), (b), (c)(i), (d), (f) or (g) of the definition thereof and, without duplication, all Guaranty Obligations with respect to any such Indebtedness, in each case of such Person and its Subsidiaries on a Consolidated basis.
“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Continuing Director” means, at any date, an individual (a) who is a member of the board of directors of the Borrower on the Closing Date, (b) who, as of the date of determination, has been a member of such board of directors for at least the twelve preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by the Permitted Investors or Persons nominated by the Permitted Investors or (d) who has been nominated to be a member of such board of directors by individuals referred to in clauses (a) through (c) above constituting at the time of such election or nomination at least a majority of such board of directors.
“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Syndication Agent and the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried, the Loan Party maintaining such account and, if applicable, the First Lien Agent, effective to grant “control” (as defined under the applicable UCC) over such account to the First Lien Agent (if prior to the First Lien Termination Date) or the Administrative Agent (if otherwise).
“Controlled Deposit Account” means each deposit account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a financial institution reasonably acceptable to the Syndication Agent.
“Controlled Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Controlled Securities Account” means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary reasonably acceptable to the Syndication Agent.
“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.
“Corporate Chart” means a document in form reasonably acceptable to the Syndication Agent and setting forth, as of a date set forth therein, for each Person that is a Loan Party, that is subject to Section 7.10 or that is a Subsidiary or Joint Venture of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business) and (d) the number of shares of each class of Stock of such Person (other than the Borrower) authorized, the number outstanding and the number and percentage of such outstanding shares for each such class owned, directly or indirectly, by any Loan Party or any Subsidiary of any of them.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Cortland” has the meaning specified in the preamble hereto.
“Credit Ratings” has the meaning specified in Section 7.14.
“Customary Permitted Liens” means, with respect to any Person, any of the following:
(a) Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (i) and (ii) above for amounts that are (x) not overdue for a period of more than thirty (30) days or (y) being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;
(b) Liens (i) of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction, (ii) relating to pooled deposit or sweep accounts of the Borrower and its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with such financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry (and not securing any Indebtedness for borrowed money);
(c) pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than Capital Leases), statutory obligations, sales or other trade contracts (other than for the repayment of borrowed money), (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) and other obligations of a similar nature incurred in the ordinary course of business or (iv) securing liability for reimbursement of indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance incurred in the ordinary course of business;
(d) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.1(f) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;
(e) Liens (i) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (ii) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its property (in each case other than Capital Leases) otherwise permitted under Section 8.4 that, for each of the Liens in clauses (i) and (ii) above (other than in the case of subleases), do not, in the aggregate, materially (x) impair the value or marketability of such real property or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property by the Borrower and its Subsidiaries taken as a whole;
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(f) Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;
(g) the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property (including any precautionary UCC financing statement filings by such lessor);
(h) Liens securing the financing of the premiums with respect to insurance policies;
(i) Liens or rights of setoff against credit balances of the Borrower or any of its Subsidiaries with credit card issuers or credit card processors or amounts owing to credit card issuers or credit card processors to the Borrower or any of its Subsidiaries in the ordinary course of business; provided that such Liens do not secure Indebtedness; and
(j) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises in an aggregate amount not to exceed $1,100,000.
“Debt Fund Affiliate” means an Affiliate of one or more of the Sponsors (other than any Group Member or a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and is a bona fide debt fund and with respect to which the Sponsors do not, directly or indirectly, possess the power to direct the investment policies of such entity, including, without limitation, specific decisions as to the voting of investment interests held by such fund.
“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.
“Digital Reseller Agreement” means that certain Digital Reseller Agreement, dated as of July 29, 2011 between Triton Media Group, LLC (to be renamed Triton Media, LLC), a California limited liability company, and Dial Communication Global Media, LLC, a Delaware limited liability company.
“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials reviewed by the Sponsors and prepared in connection with the syndication of the Term Loans and (b) all other documents filed by any Group Member with the United States Securities and Exchange Commission.
“Disqualified Competitors” means, collectively, the Borrower’s competitors (including any such entities’ Subsidiaries but excluding any entity that is a Debt Fund Affiliate of any such competitor) separately identified in writing by the Sponsors to the Arranger at 12:01 a.m. (Pacific Daylight Time) on July 27, 2011 and agreed by the Arranger and disclosed to the Administrative Agent on or prior to the Closing Date.
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“Disqualified Stock” means, with respect to any Person, any Stock that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock) pursuant to a sinking fund obligation or otherwise (except as a result of a customarily defined change of control or disposal of all or substantially all of the assets of the issuer and only so long as any payments after such change of control or such disposition shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Stock), in whole or in part, (c) provides for scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Disqualified Stock, in whole or in part, on or prior to the date that is 180 days after the Maturity Date at the time of issuance.
“Dollars” and the sign “$” each mean the lawful money of the United States.
“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.
“E-Fax” means any system used to receive or transmit faxes electronically.
“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.
“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or environmental approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).
“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and attorneys’ fees) that may be imposed on, incurred by or asserted against any Group Member as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Group Member, whether on, prior or after the date hereof.
“ERISA” means the United States Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, collectively, any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b) or (c) of the Code, or solely for purposes of the minimum funding requirements set forth in Section 412 of the Code, Section 414(m) or (o) of the Code.
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“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(c) of ERISA (unless the thirty (30)-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan with respect to which Withdrawal Liability would reasonably be expected to result, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan by the PBGC, (g) the failure of any Group Member or an ERISA Affiliate to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 430 of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any Group Member, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.
“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
“E-System” means any electronic system, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
“Eurodollar Base Rate” means, for each Interest Period, the higher of (a) 1.50% per annum and (b) the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 a.m. (London, England time) two Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Administrative Agent, at which deposits of Dollars in immediately available funds are offered at 11:00 a.m. (London, England time) two Business Days prior to the first day in such interest period by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market for such interest period for the applicable principal amount on such date of determination.
“Eurodollar Rate” means, with respect to any Interest Period and for any Eurodollar Rate Loan, an interest rate per annum determined as the ratio of (a) the Eurodollar Base Rate with respect to such Interest Period for such Eurodollar Rate Loan to (b) the difference between the number one and the Eurodollar Reserve Requirements with respect to such Interest Period and for such Eurodollar Rate Loan.
“Eurodollar Rate Loan” means any Term Loan that bears interest based on the Eurodollar Rate.
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“Eurodollar Reserve Requirements” means, with respect to any Interest Period and for any Eurodollar Rate Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect two Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the United States Federal Reserve System.
“Event of Default” has the meaning specified in Section 9.1.
“Excelsior” means Excelsior Radio Networks, LLC, a Delaware limited liability company.
“Excess Cash Flow” means, for any period, (a) Consolidated EBITDA of the Borrower for such period, minus (b) without duplication, (i) any cash principal payment on the Term Loans and on the First Lien Loans during such period (but only, in the case of payment in respect of First Lien Revolving Loans or First Lien Swing Loans, to the extent that the Revolving Credit Commitments (as defined in the First Lien Credit Agreement) are permanently reduced by the amount of such payment) other than any mandatory prepayment required pursuant to Section 2.8(a) hereof or Section 2.8(a) of the First Lien Credit Agreement, in either case because of the existence of Excess Cash Flow and any purchase and retirement of First Lien Term Loans by any Purchasing Borrower Party (as defined in the First Lien Credit Agreement) pursuant to Section 2.21 of the First Lien Credit Agreement, (ii) any scheduled or other mandatory cash principal payment made by the Borrower or any of its Subsidiaries during such period on any Capitalized Lease Obligation or other Indebtedness (but only, if such Indebtedness may be reborrowed, to the extent such payment results in a permanent reduction in commitments thereof), together with any interest, premium or penalties required to be paid in cash in connection therewith, (iii) any Capital Expenditure made by the Borrower or any of its Subsidiaries during such period to the extent permitted by this Agreement, excluding any such Capital Expenditure to the extent financed through the incurrence of Capitalized Lease Obligations or any long-term Indebtedness other than the Obligations, (iv) the Consolidated Cash Interest Expense of such Person for such period, (v) any cash loss, expense or charge from extraordinary items, (vi) any cash payment made during such period to satisfy obligations for income taxes or other taxes measured by net income or profits (or similar taxes imposed in lieu of such taxes), (vii) any increase in the Working Capital of the Borrower during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period), (viii) to the extent actually paid in cash during such period, amounts added back to the calculation of Consolidated EBITDA pursuant to clauses (b)(viii), (b)(ix), (b)(x), (b)(xv) and (b)(xxi) of the definition thereof and (ix) all amounts added back to the calculation of Consolidated EBITDA pursuant to clauses (b)(v) and (b)(xix) of the definition thereof and plus (c) without duplication, (i) any decrease in the Working Capital of the Borrower during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof) and (ii) any cash gains from extraordinary items.
“Excluded Assets” means (a) motor vehicles and other assets subject to a certificate of title statute with a fair market value of less than $5,000,000 in the aggregate, (b) (i) leasehold interests in real property and (ii) fee-owned real property that is not Material Real Property, (c) Letter of Credit Rights (as defined in the Guaranty and Security Agreement) to the extent not constituting Supporting Obligations (as defined in the Guaranty and Security Agreement) with a value of less than $1,000,000, (d) Commercial Tort Claims (as defined in the Guaranty and Security Agreement) with a value of less than $1,000,000, (e) any license, instrument, lease or agreement to which any Loan Party is a party or any of its rights or interests thereunder if and only for so long as the grant of a Lien hereunder is prohibited by
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any law, rule or regulation (but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective pursuant to the UCC of any relevant jurisdiction, insolvency laws or any other Requirements of Law); provided that such license, instrument, lease or agreement will cease to be an Excluded Asset and will become subject to the Lien granted under the Guaranty and Security Agreement, immediately and automatically, at such time as such consequences will no longer result, (f) Excluded Equity, (g) Property owned by any Grantor that is subject to a purchase money Lien or a Capital Lease permitted under the Credit Agreement if the Contractual Obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than the Borrower and its Affiliates which has not been obtained as a condition to the creation of any other Lien on such Property and (h) any “intent to use” Trademark applications for which a statement of use has not been filed and accepted with the U.S Patent and Trademark Office or any Intellectual Property if the grant of a Lien on or security interest in such Intellectual Property would result in the cancellation or voiding of such Intellectual Property; provided, however, that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).
“Excluded Equity” means (a) any voting Stock in excess of 66% of the outstanding voting Stock of any first-tier Excluded Foreign Subsidiary, (b) any Stock in a Joint Venture which by the terms of its Constituent Documents or any agreements with the other equity holders prohibits the granting of a Lien in such Stock and (c) Equity Interests in entities where a Loan Party holds 50% or less of the outstanding Equity Interests of such Person, to the extent a pledge of such Equity Interests is prohibited by the Constituent Documents, or agreements with the other equity holders, of such entity. For the purposes of this definition, “voting Stock” means, with respect to any issuer, the issued and outstanding shares of each class of Stock of such issuer entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)).
“Excluded Foreign Subsidiary” means any Subsidiary that is a controlled foreign corporation (as defined in the Code); provided, however, that no such Subsidiary shall be an “Excluded Foreign Subsidiary” if such Subsidiary has entered into any Guaranty Obligations with respect to, such Subsidiary has granted a security interest in any of its property to secure, or more than 66% of the Voting Stock of such Subsidiary was pledged to secure, directly or indirectly, any Indebtedness (other than the Obligations) of any Loan Party.
“Excluded Taxes” has the meaning specified in Section 2.17(a).
“Existing Debt Agreements” means (a) that certain Credit Agreement, dated as of April 23, 2009, by and among the Borrower, the lenders party thereto from time to time, and Wells Fargo Capital Finance, LLC (formerly known as Wells Fargo Foothill, LLC), as administrative agent for such lenders, as amended, restated, supplemented or modified, (b) that certain Amended and Restated Credit and Guaranty Agreement, dated as of June 20, 2008, among Excelsior, the guarantors from time to time party thereto, the lenders from time to time party thereto, Toronto Dominion (Texas) LLC (as successor to CIT Lending Services Corporation), as administrative agent for such lenders, and the other parties thereto, as amended, restated, supplemented or modified, (c) that certain Securities Purchase Agreement, dated as of April 23, 2009, by and among the Borrower and each of the holders from time to time of the notes thereunder, as amended, restated, supplemented or modified, (d) that certain Third Amended and Restated Note Purchase Agreement, dated as of May 28, 2010, by and among Verge, the guarantors from time to time party thereto and the purchasers from time to time party thereto, as amended, restated, supplemented or modified, and (e) those certain Non-Negotiable Promissory Notes dated as of May 28, 2010 issued by Verge Media Inc., a Delaware corporation, in favor of the holders thereof, as amended, restated, supplemented or modified..
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“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code as of the date of this Agreement and any United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, whether in existence on the Closing Date or promulgated or published thereafter.
“FCC” means the Federal Communications Commission or any Governmental Authority which succeeds to the duties and functions presently performed by the Federal Communications Commission.
“FCC Licenses” means Permits, licenses, approvals, entitlements, accreditations and other authorizations granted or issued by the FCC that may be used by any Loan Party pursuant to Communications Laws.
“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by the Administrative Agent in its sole discretion.
“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.
“Fee Letter” means, collectively, the letter agreements, each dated as of July 30, 2011, addressed to Verge from Macquarie and MIHI LLC and accepted by Verge, with respect to certain fees to be paid from time to time to the Arranger, the Administrative Agent and each of their Related Persons, as the same may be amended or otherwise modified on or prior to the Closing Date.
“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.
“Financial Statement” means each financial statement delivered pursuant to Section 4.4 or 6.1.
“First Lien Agent” means General Electric Capital Corporation, in its capacities as administrative agent and collateral agent under the First Lien Credit Agreement, and its successors and assigns appointed pursuant to the terms of the First Lien Credit Agreement in such capacities.
“First Lien Credit Agreement” means (i) that certain First Lien Credit Agreement dated as of the date hereof among the Borrower, the First Lien Lenders, the First Lien Agent and each of the other parties party thereto and (ii) each loan or credit agreement evidencing any initial or subsequent replacement, substitution, renewal or refinancing of the obligations under the credit agreement referred to in clause (i) in accordance with the terms of the Intercreditor Agreement, in each case as amended, amended and restated, supplemented, modified, replaced, substituted, renewed or refinanced in accordance with this Agreement and the Intercreditor Agreement.
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“First Lien Event of Default” means an “Event of Default” under and as defined in the First Lien Credit Agreement.
“First Lien Fee Letter” means “Fee Letter” as defined in the First Lien Credit Agreement.
“First Lien Lenders” means the Persons party to the First Lien Credit Agreement as “Lenders” thereunder.
“First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement.
“First Lien Loan” means “Loan” under and as defined in the First Lien Credit Agreement.
“First Lien Revolving Loan” means “Revolving Loan” under and as defined in the First Lien Credit Agreement.
“First Lien Swing Loan” means “Swing Loan” under and as defined in the First Lien Credit Agreement.
“First Lien Term Loan” means “Term Loan” under and as defined in the First Lien Credit Agreement.
“First Lien Termination Date” has the meaning specified in the Intercreditor Agreement.
“Fiscal Month” means each one fiscal month period ending on the last day of each calendar month.
“Fiscal Quarter” means each 3 Fiscal Month period ending on March 31, June 30, September 30 or December 31.
“Fiscal Year” means the twelve-month period ending on December 31.
“Flood Insurance” means, for any real property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines and (b) shall be in an amount equal to the full, unpaid balance of the Term Loans and any prior liens on the real property up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by the Syndication Agent, with deductibles not to exceed $50,000.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination; provided, that for purposes of Article 5 of this Agreement, GAAP shall mean generally accepted accounting principles in the United States as in effect on the Closing Date. Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the Financial Statements described in Section 4.4(a).
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“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Group Members” means, collectively, the Borrower and its Subsidiaries.
“Group Members’ Accountants” means Ernst & Young LLP, any other “big four” accounting firm or other nationally-recognized independent registered certified public accountants reasonably acceptable to the Syndication Agent.
“Guarantor” means each Subsidiary of the Borrower listed on Schedule 4.3 that is not an Excluded Foreign Subsidiary and each other Person who becomes a Guarantor pursuant to Section 7.10.
“Guaranty and Security Agreement” means a guaranty and security agreement, in substantially the form of Exhibit F, among the Administrative Agent, the Borrower and the Guarantors from time to time party thereto.
“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guaranty in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business, (y) product warranties given in the ordinary course of business or (z) ordinary course performance guarantees by any Group Member of the obligations (other than for the payment of Indebtedness) of any other Group Member. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.
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“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.
“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, future, commodity, currency spot, cap, floor or collar transaction, any other derivative instrument and any other similar transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable.
“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and other obligations with respect to (i) letters of credit, bank guaranties or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business, any earnout payments if such obligations are not required by GAAP to be reflected on the balance sheet of such Person or in the footnotes thereof, any accruals for payroll and other non-interest bearing liabilities accrued in the ordinary course of business and any obligations in respect of operating leases that are not Synthetic Leases), (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, (h) all payments that would be required to be made in respect of any Hedging Agreement after giving effect to any netting agreement with respect thereto in the event of a termination (including an early termination) on the date of determination and (i) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (i) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item, (y) any such item is secured by a Lien on such Person’s property or (z) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien. For the avoidance of doubt, original issue discount shall not be deemed to reduce the face amount of any Indebtedness. Notwithstanding anything to the contrary contained herein, the Series A and Series B Preferred Stock shall not be treated as “Indebtedness” for any purpose hereunder, including, without limitation, the definition of “Consolidated Total Debt”.
“Indemnified Matter” has the meaning specified in Section 11.4.
“Indemnified Taxes” has the meaning specified in Section 2.17(a).
“Indemnitee” has the meaning specified in Section 11.4.
“Initial Projections” means those financial projections, dated August 17, 2011, covering the Fiscal Years ending in 2011 through 2017 and delivered to the Arranger by the Borrower prior to the date hereof.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.
“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, among the Administrative Agent, the First Lien Agent and the Loan Parties.
“Interest Period” means, with respect to any Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is made or converted to a Eurodollar Rate Loan or, if such loan is continued, on the last day of the immediately preceding Interest Period therefor and, in each case, ending 1, 2, 3, or 6 months or, if available to all Lenders, 9 or 12 months thereafter, as selected by the Borrower pursuant hereto; provided, however, that (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month, (c) the Borrower may not select any Interest Period ending after the Maturity Date, (d) the Borrower may not select any Interest Period in respect of Term Loans having an aggregate principal amount of less than $1,000,000, (e) there shall be outstanding at any one time no more than three (3) Interest Periods and (f) the Borrower may not select any Interest Period period longer than 1 month until the earlier of (x) ninety (90) days following the Closing Date and (y) the occurrence of a Successful Syndication (as defined in the Fee Letter) (which occurrence shall be confirmed by the Syndication Agent to the Administrative Agent).
“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.
“Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.
“Investment” means, with respect to any Person, directly or indirectly, (a) to own, purchase or otherwise acquire, in each case whether beneficially or otherwise, any investment in, including any interest in, any Security of any other Person (other than any evidence of any Obligation), (b) to purchase or otherwise acquire, whether in one transaction or in a series of related transactions, all or substantially all of the property of any other Person or a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, brand or other unit operation of any other Person, (c) to incur, or to remain liable under, any Guaranty Obligation for Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make, hold, purchase or otherwise acquire, in each case directly or indirectly, any deposit, loan, advance, commitment to lend or advance, or other extension of credit (including by deferring or extending the date of, in each case outside the ordinary course of business, the payment of the purchase price for Sales of property or services to any other Person, to the extent such payment obligation constitutes Indebtedness of such other Person), excluding deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items created in the ordinary course of business or (d) to make, directly or indirectly, any contribution to the capital of any other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. The amount of any Investment shall be reduced by the amount actually returned on such Investment (to the extent in the same form).
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any Intellectual Property.
“IRS” means the Internal Revenue Service of the United States and any successor thereto.
“Joint Venture” means a Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries holds an Investment.
“Lender” means any financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment, in each case together with its permitted successors and assigns.
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any Synthetic Lease or other financing lease having substantially the same economic effect as any of the foregoing; provided that in no event shall an operating lease that is not a Synthetic Lease in and of itself be deemed to be a Lien.
“Loan Documents” means, collectively, this Agreement, any Notes, the Guaranty and Security Agreement, the Mortgages, the Control Agreements, the Intercreditor Agreement and the Fee Letter, and, when executed, each document executed by a Loan Party and delivered to the Arranger, the Syndication Agent, the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing.
“Loan Party” means the Borrower and each Guarantor.
“Macquarie” has the meaning specified in the preamble hereto.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Make Whole Amount” means, on any date of prepayment, the present value, as determined by the Borrower and certified by the chief financial officer, treasurer, assistant treasurer or controller of the Borrower to the Administrative Agent, of all required interest payments due on Term Loans that are prepaid from the date of prepayment through and including the first anniversary of the Closing Date (excluding accrued interest) (assuming that the interest rate applicable to all such interest is the Treasury Rate plus 11.50%) plus (b) the prepayment premium that would be due under Section 2.12(e) if such prepayment were made on the day after the first year anniversary of the Closing Date, in each case discounted to the date of prepayment on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.50%.
“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the financial condition, business, performance, operations or property of the Group Members, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (c) the validity or enforceability of any Loan Document or the rights and remedies of the Syndication Agent, the Administrative Agent, the Lenders and the other Secured Parties under any Loan Document.
“Material Environmental Liabilities” means Environmental Liabilities of the Group Members exceeding $1,100,000 in the aggregate.
“Material Real Property” means any fee-owned real property with an appraised value of greater than $1,000,000.
“Maturity Date” means July 21, 2017.
“Merger Sub” means Radio Network Holdings, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of the Borrower.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Mortgage” means any mortgage, deed of trust or other similar document executed or required herein to be executed by any Loan Party and granting a security interest over real property in favor of the Administrative Agent as security for the Obligations.
“Mortgage Supporting Documents” means, with respect to any Mortgage for a parcel of real property, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Syndication Agent), environmental assessments and reports, appraisals required to comply with FIRREA and evidence regarding recording and payment of fees, insurance premium and taxes) that the Syndication Agent or the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of real property in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to the Liens of the First Lien Agent and such other Liens as the Syndication Agent may approve.
“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise (including on account of an ERISA Affiliate).
“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Net Cash Proceeds” means proceeds received in cash from (a) any Sale of, or Property Loss Event with respect to, property, net of (i) the out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Group Member) secured by the property subject thereto or (b) any sale or issuance of Stock or incurrence of Indebtedness, in each case net of brokers’, advisors’ and investment banking fees and other out-of-pocket underwriting discounts, commissions and other out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Subsidiary of the Borrower that is not a Wholly Owned Subsidiary of the Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein.
“Non-Debt Fund Affiliate” means (i) any Sponsor or (ii) any Affiliate of a Sponsor (other than any Group Member) that is not a Debt Fund Affiliate.
“Non-U.S. Lender Party” means each of the Administrative Agent, each Lender, each SPV and each participant, in each case that is not a Domestic Person.
“Note” means a promissory note of the Borrower, in substantially the form of Exhibit B, payable to a Lender or its registered assigns in a principal amount equal to the aggregate initial principal amount of Term Loans made by such Lender or, in the case of any Lender who acquired its Term Loans by assignment, the aggregate principal amount of Term Loans acquired by such Lender.
“Notice of Borrowing” has the meaning specified in Section 2.2.
“Notice of Conversion or Continuation” has the meaning specified in Section 2.10.
“Obligations” means, with respect to any Loan Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Loan Party to the Arranger, any Agent, any Lender, any other Indemnitee, any participant or any SPV arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Loan Party is the Borrower, all Term Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Other Taxes” has the meaning specified in Section 2.17(c).
“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001.
“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.
“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, including without limitation, the FCC, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Permitted Acquisition” means any Proposed Acquisition satisfying each of the following conditions: (a) the aggregate amounts payable in connection with, and other consideration for (in each case, including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a Consolidated balance sheet of the Borrower and the Proposed Acquisition Target) but excluding any portion of such consideration (i) comprised of Qualified Stock or (ii) funded with Net Cash Proceeds of any issuances of Qualified Stock, in each case, to the extent that the Consolidated Leverage Ratio, measured on a Pro Forma Basis immediately after giving effect to such Proposed Acquisition, as of the last day of the most recently ended Fiscal Quarter or Fiscal Year (in the case of the fourth Fiscal Quarter) for which Financial Statements have been or were required to be delivered pursuant to Section 6.1 is less than the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter or Fiscal Year (in the case of the fourth Fiscal Quarter) for which Financial Statements have been or were required to be delivered pursuant to Section 6.1 (without giving pro forma effect to such Proposed Acquisition) (i) such Proposed Acquisition shall not exceed, in the aggregate with any Indebtedness incurred in connection with such Proposed Acquisition pursuant to Section 8.1(n), $27,500,000 and (ii) such Proposed Acquisition and all other Permitted Acquisitions consummated on or prior to the date of the consummation of such Proposed Acquisition shall not exceed, in the aggregate with any Indebtedness incurred on or prior to such date pursuant to Section 8.1(n), $55,000,000, (b) the Syndication Agent shall have received reasonable advance notice of such Proposed Acquisition including a reasonably detailed description thereof at least 15 Business Days prior to the consummation of such Proposed Acquisition (or such later date as may be agreed by the Syndication Agent) and on or prior to the date of such Proposed Acquisition, the Syndication Agent shall have received copies of the acquisition agreement and related Contractual Obligations and other documents (including financial information and analysis, environmental assessments and reports, opinions, certificates, lien searches, and FCC approvals) and information reasonably requested by the Syndication Agent, (c) as of the date of consummation of any transaction as part of such Proposed Acquisition and after giving effect to all transactions to occur on such date as part of such Proposed Acquisition, the representations and warranties set forth in any Loan Document shall be true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date, (d) after giving effect to such Permitted Acquisition, the Borrower shall be in compliance with the financial covenants set forth in Article 5 on a Pro Forma Basis as of the most recently ended Fiscal Quarter or Fiscal Year (in the case of the fourth Fiscal Quarter) for which Financial Statements have been or were required to be delivered pursuant to Section 6.1, (e) no Default or Event of Default is continuing or would result therefrom and (f) the Proposed Acquisition Target has Consolidated EBITDA, subject to pro forma adjustments reasonably acceptable to the Syndication Agent, for the most recent four fiscal quarters prior to the date of such Proposed Acquisition for which financial statements are available, greater than zero.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Permitted Indebtedness” means any Indebtedness of any Group Member that is not prohibited by Section 8.1 or any other provision of any Loan Document.
“Permitted Investment” means any Investment of any Group Member that is not prohibited by Section 8.3 or any other provision of any Loan Document.
“Permitted Investors” means, collectively the Sponsors and their respective Controlled Investment Affiliates.
“Permitted Lien” means any Lien on or with respect to the property of any Group Member that is not prohibited by Section 8.2 or any other provision of any Loan Document.
“Permitted Refinancing” means Indebtedness constituting a refinancing, exchange or extension of Permitted Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of such Permitted Indebtedness outstanding at the time of such refinancing, exchange or extension except for increases due to the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (b) has a Weighted Average Life to Maturity (measured as of the date of such refinancing, exchange or extension) and maturity no shorter than that of such Permitted Indebtedness being refinanced, exchanged or extended, (c) is not entered into as part of a Sale and Leaseback transaction and (d) is not secured by any property or any Lien other than those securing such Permitted Indebtedness; provided, however, that, notwithstanding the foregoing, (x) the terms of such Permitted Indebtedness may be modified as part of such Permitted Refinancing if such modification would have been permitted pursuant to Section 8.11 or in the case of an increase in the principal amount of such Permitted Indebtedness, Section 8.1 and (y) no Guaranty Obligation for such Indebtedness shall constitute part of such Permitted Refinancing unless similar Guaranty Obligations with respect to such Permitted Indebtedness existed and constituted Permitted Indebtedness prior to such refinancing, exchange or extension.
“Permitted Reinvestment” means, with respect to the Net Cash Proceeds of any Sale or Property Loss Event, to acquire (or make Capital Expenditures to finance the acquisition, repair, improvement or construction of), to the extent otherwise permitted hereunder, property useful in the business of the Borrower or any of its Subsidiaries (including through a Permitted Acquisition or Permitted Investment) or, if such Property Loss Event involves loss or damage to property, to repair such loss or damage.
“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.
“Pro Forma Balance Sheet” has the meaning specified in Section 4.4(d).
“Pro Forma Basis” means, with respect to any determination for any period and any Pro Forma Transaction, that such determination shall be made by giving pro forma effect to each such Pro Forma Transaction, as if each such Pro Forma Transaction had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP either (a) in accordance with Regulation S-X of the Securities Act or (b) with adjustments that reflect the reasonably anticipated effect of direct cost-cutting measures that are realizable (as reasonably determined by the Syndication Agent) within one year after the consummation of such Pro Forma Transaction, and, in each case of (a) and (b), to the extent applicable, based on reasonable assumptions that are specified in detail in the relevant Compliance Certificate, Financial Statement or other document provided to the Syndication Agent, the Administrative Agent or any Lender in connection herewith and are reasonably acceptable to the Syndication Agent.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Pro Forma Income Statement” has the meaning specified in Section 4.4(d).
“Pro Forma Transaction” means (a) any transaction consummated as part of the Acquisition (including the Related Transactions), (b) any Permitted Acquisition and (c) any Sale of assets permitted by Section 8.4(e) for Net Cash Proceeds greater than $1,000,000, together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Indebtedness.
“Projections” means, collectively, the Initial Projections and any document delivered pursuant to Section 6.1(f).
“Property Loss Event” means, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.
“Proposed Acquisition” means (a) any proposed acquisition that is consensual and approved by the board of directors of such Proposed Acquisition Target, of all or substantially all of the assets or Stock of any Proposed Acquisition Target by the Borrower or any Subsidiary of the Borrower or (b) any proposed merger of any Proposed Acquisition Target with or into the Borrower or any Subsidiary of the Borrower (and, in the case of a merger with the Borrower, with the Borrower being the surviving corporation).
“Proposed Acquisition Target” means any Person engaged in a business that the Borrower and its Subsidiaries are permitted to engage in pursuant to Section 8.8 and that is organized under the laws of the United States, any State thereof or the District of Columbia or any brand, line of business, division, branch, operating division or other unit operation of any such Person.
“Pro Rata Outstandings” of any Lender at any time, means the outstanding principal amount of the Term Loans owing to such Lender.
“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) the sum of the Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings therein) of such Lender then in effect by (b) the sum of the Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings therein) of all Lenders then in effect; provided, however, that, if there are no Commitments and no Pro Rata Outstandings, such Lender’s Pro Rata Share shall be determined based on the Pro Rata Share most recently in effect, after giving effect to any subsequent assignment of any Lender pursuant to Section 2.18.
“Qualified Stock” means any Stock that is not Disqualified Stock.
“Register” has the meaning specified in Section 2.14(b).
“Reinvestment Prepayment Amount” means, with respect to any Net Cash Proceeds on the Reinvestment Prepayment Date therefor, the amount of such Net Cash Proceeds otherwise required for prepayment of the Term Loans less any amount paid or required to be paid by any Group Member to make Permitted Reinvestments with such Net Cash Proceeds pursuant to a Contractual Obligation entered into prior to such Reinvestment Prepayment Date with any Person that is not an Affiliate of the Borrower.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Reinvestment Prepayment Date” means, with respect to any portion of any Net Cash Proceeds of any Sale or Property Loss Event required for prepayment of the Term Loans, the earliest of (a) the 270th day after the completion of the portion of such Sale or Property Loss Event corresponding to such Net Cash Proceeds, (b) the date that is 5 Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination not to make Permitted Reinvestments with such Net Cash Proceeds, (c) the occurrence of any Event of Default set forth in Section 9.1(e)(ii) and (d) 5 Business Days after the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower of the continuance of any other Event of Default.
“Related Documents” means, collectively, the Acquisition Agreement, the Loan Documents, the First Lien Loan Documents, the Sponsor PIK Notes, the payoff letters with respect to the Indebtedness outstanding under the Existing Debt Agreements executed and delivered to the Arranger in connection with Section 3.1(m) and each other document executed with respect to any of the foregoing or any Related Transaction.
“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article 3) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 10.4 or any comparable provision of any Loan Document.
“Related Transactions” means, collectively, the consummation of the Acquisition, the consummation of the transactions contemplated by the Loan Documents, the consummation of the transactions contemplated by the First Lien Loan Documents, the issuance of the Sponsor PIK Notes, the refinancing of the Existing Debt Agreements, the execution and delivery of all Related Documents and the payment of all related fees, costs and expenses.
“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
“Relevant Four Fiscal Quarter Period” has the meaning specified in Section 9.5.
“Remedial Action” means all actions required under Environmental Laws to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.
“Required Lenders” means, at any time, Lenders having at such time in excess of 66 2/3% of the aggregate Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings) then in effect.
“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Responsible Officer” means, with respect to any Person, any of the chief financial officer, chief executive officer or any co-chief executive officer, president, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event, with respect to financial matters, the chief financial officer or any such officer that is responsible for preparing the Financial Statements delivered hereunder and, with respect to the Corporate Chart and other documents delivered pursuant to Section 6.1(e), documents delivered on the Closing Date and documents delivered pursuant to Section 7.10, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.
“Restricted Payment” means (a) any dividend, return of capital or distribution, whether direct or indirect and whether in cash, Securities or other property, on account of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries, in each case now or hereafter outstanding, including with respect to a claim for rescission of a Sale of such Stock or Stock Equivalent and (b) any redemption, retirement, termination, defeasance, cancellation, purchase or other acquisition for value, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations), of any Stock or Stock Equivalent of any Group Member or of any direct or indirect parent entity of the Borrower, now or hereafter outstanding, and any payment or other transfer setting aside funds for any such redemption, retirement, termination, cancellation, purchase or other acquisition, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise.
“S&P” means Standard & Poor’s Rating Services or any successor thereto.
“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.
“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/ programs/index.shtml, or as otherwise published from time to time.
“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/ index.shtml, or as otherwise published from time to time, or (b)(i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Secured Parties” means the Lenders, the Administrative Agent, the Syndication Agent, each other Indemnitee and any other holder of any Obligation of any Loan Party.
“Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any of the foregoing.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the noun “Sale” have correlative meanings.
“Series A and Series B Preferred Stock” means the Borrower’s Series A Preferred Stock and Series B Preferred Stock in substantially the form attached as Exhibit K-1 and K-2, respectively.
“Solvent” means, with respect to the Borrower and its Subsidiaries as of any date of determination, that, as of such date, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Borrower’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital; and (d) the Borrower and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities, on a consolidated basis, beyond their ability to pay such debts and liabilities as they mature. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.
“Specified Acquisition Agreement Representations” means the representations and warranties regarding the Borrower and its Subsidiaries set forth in the Acquisition Agreement as are material to the interests of the Arranger, the Administrative Agent, the Syndication Agent and the Lenders, but only to the extent that Verge or any of its Affiliates has the right to terminate Verge’s or Verge’s Affiliates’ obligations under the Acquisition Agreement (or the right not to consummate the Acquisition pursuant to the Acquisition Agreement) as a result of a breach of such representations and warranties.
“Specified Equity Contribution” has the meaning specified in Section 9.5.
“Specified Representations” means the representations and warranties set forth in Sections 4.1(a), 4.2(a)(i), 4.2(a)(ii)(A) and (B) (only as it relates to the execution, delivery and performance by each Loan Party of the Loan Documents), 4.2(a)(iii) (only with respect to Governmental Authority consents), 4.2(b), 4.2(d), 4.6, 4.9(b), 4.11, 4.18, 4.21 (only with respect to perfection and priority of the Administrative Agent’s Liens on the Collateral) and 4.22.
“Sponsors” means collectively, Oaktree Capital Management, L.P. and The Gores Group, LLC.
“Sponsor PIK Notes” has the meaning specified in Section 3.1(d).
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“SPV” means any special purpose funding vehicle (other than a Disqualified Competitor) identified as such in a writing by any Lender to the Administrative Agent.
“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.
“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.
“Subordinated Debt” means any Indebtedness that is subordinated to the payment in full of the Obligations on terms and conditions satisfactory to the Syndication Agent, including, without limitation, any Indebtedness under the Sponsor PIK Notes (it being understood and agreed that the subordination provisions set forth in the Sponsor PIK Notes are satisfactory to the Syndication Agent).
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.
“Substitute Lender” has the meaning specified in Section 2.18(a).
“SWDA” means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.).
“Syndication Agent” has the meaning specified in the preamble hereto.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.
“Tax Affiliate” means, (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary tax returns.
“Tax Returns” has the meaning specified in Section 4.8.
“Taxes” has the meaning specified in Section 2.17(a).
“Term Loan” has the meaning specified in Section 2.1(b).
“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise (including on account of an ERISA Affiliate).
“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.
“Treasury Rate” means a rate equal to the then current yield to maturity on actively traded U.S. Treasury securities having a constant maturity and having a duration equal to (or the nearest available tenor) the period from the date that payment is received to the date that falls on the first anniversary of the Closing Date.
“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.
“United States” means the United States of America.
“U.S. Lender Party” means each of the Administrative Agent, each Lender, each SPV and each participant, in each case that is a Domestic Person.
“Verge” means Verge Media Companies, Inc., a Delaware corporation.
“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than nominal holdings and director’s qualifying shares, including any shares issued to foreign nationals to the extent required by applicable law) is owned by such Person, either directly or through one or more Wholly Owned Subsidiaries of such Person.
“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.
“Working Capital” means, for any Person at any date, its Consolidated Current Assets at such date minus its Consolidated Current Liabilities at such date.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 1.2 UCC Terms. The following terms have the meanings given to them in the applicable UCC: “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “inventory”, “securities account”, “securities intermediary” and “security entitlement”.
Section 1.3 Accounting Terms and Principles. (a) GAAP. Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property). No change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by the Borrower shall be given effect if such change would affect a calculation that measures compliance with any provision hereof unless the Borrower, the Syndication Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. For the avoidance of doubt, notwithstanding any change in generally accepted accounting principles after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as Capital Leases or otherwise reflected on the Borrower’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.” Subject to Section 9.5, a breach of a financial covenant contained in Article 5 shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to the Agents.
(b) Pro Forma. All components of financial calculations made to determine compliance with Article 5 or otherwise shall be adjusted on a Pro Forma Basis to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Pro Forma Transaction consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower based on assumptions expressed therein and that were reasonable based on the information available to the Borrower at the time such assumptions were made.
Section 1.4 Payments. The Administrative Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Loan Party. Any such determination or redetermination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or Loan Party and no other currency conversion shall change or release any obligation of any Loan Party or of any Secured Party (other than the Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 1.5 Interpretation.
(a) Certain Terms. The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the term “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Loan Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.
(b) Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Secured Party required therefor is not obtained, all amendments, restatements, extensions, waivers, supplements and other modifications thereto and made in accordance with the terms thereof, and if entered into subsequent to the Closing Date and if applicable, in accordance with the terms hereof and the other Loan Documents, (B) any Requirements of Law shall be to such Requirements of Law as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time (unless otherwise stated herein). Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term. The term “enforceability” and its derivatives when used to describe the enforceability of an agreement shall mean that such agreement is enforceable except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceeds in equity or at law).
(c) Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific citation reference and are to be construed as including all statutory and regulatory provisions relating thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
(d) Deliveries. Notwithstanding anything herein to the contrary, whenever any document, agreement or other item (other than any payment) is required by any Loan Document to be delivered on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.
(e) Intercreditor Agreement. Any reference herein or in any other Loan Document (other than the Intercreditor Agreement) to the “Intercreditor Agreement” shall mean the Intercreditor Agreement as in effect on the date hereof and any amendment, restatement, supplement or other modification thereto a copy of which has been delivered to the Borrower.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

ARTICLE 2
THE TERM LOANS
Section 2.1 The Commitments. On the terms and subject to the conditions contained in this Agreement, each Lender that is listed on the signature pages hereof as a “Lender” severally, but not jointly, agrees to make a loan (each a “Term Loan”) in Dollars to the Borrower on the Closing Date, in an amount not to exceed such Lender’s Commitment. Amounts of Term Loans repaid may not be reborrowed.
Section 2.2 Borrowing Procedures. (a) Notice From the Borrower. The Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 12:00 p.m. on (i) the first Business Day, in the case of a Borrowing of Base Rate Loans and (ii) the third Business Day, in the case of a Borrowing of Eurodollar Rate Loans, prior to the Closing Date. Such notice may be made in a writing substantially in the form of Exhibit C (a “Notice of Borrowing”) duly completed. Term Loans shall be made as Base Rate Loans unless, outside of a suspension period pursuant to Section 2.15, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans.
(b) Notice to Each Lender. The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of the Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in the Notice of Borrowing, prompt notice of the applicable interest rate. Each Lender signatory hereto on the Closing Date shall, before 12:00 p.m. on the Closing Date upon fulfillment or due waiver of the applicable conditions set forth in Section 3.1, make available to the Borrower at the account specified by the Borrower, such Lender’s Pro Rata Share of the proposed Borrowing.
Section 2.3 [Reserved].
Section 2.4 [Reserved].
Section 2.5 Termination of the Commitments. All outstanding Commitments shall terminate on the Closing Date (after giving effect to the Borrowing occurring on such date).
Section 2.6 Repayment of Term Loans. The Borrower promises to repay the entire unpaid principal amount of the Term Loans and all accrued and unpaid interest on such Term Loans on the Maturity Date.
Section 2.7 Optional Prepayments. The Borrower may prepay the outstanding principal amount of any Term Loan in whole or in part at any time (together with any breakage costs that may be owing pursuant to Section 2.16(a) after giving effect to such prepayment); provided, however, that each partial prepayment that is not of the entire outstanding amount of the Term Loans shall be in an aggregate amount that is an integral multiple of $250,000. Any payments made to the Administrative Agent pursuant to this Section 2.7 shall be applied to the Obligations in accordance with Section 2.12(a) and shall be accompanied by any prepayment premium required to be paid pursuant to Section 2.12(e).
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 2.8 Mandatory Prepayments. (a) Excess Cash Flow. Subject to Section 2.8(f), the Borrower shall pay or cause to be paid to the Administrative Agent, within 5 Business Days after the last date Financial Statements can be delivered pursuant to Section 6.1(c) for any Fiscal Year commencing with the first full Fiscal Year after the Closing Date (which shall be the 2012 Fiscal Year), an amount equal to (x) 75% of the Excess Cash Flow for such Fiscal Year minus (y) the sum of (1) all voluntary prepayments of Term Loans during such Fiscal Year pursuant to Section 2.7 and (2) all voluntary prepayments of First Lien Term Loans, First Lien Revolving Loans and First Lien Swing Loans during such Fiscal Year to the extent, in the case of such prepayments of First Lien Revolving Loans and First Lien Swing Loans, the Revolving Credit Commitments (as defined in the First Lien Credit Agreement) are permanently and concurrently reduced by the amount of such payments.
(b) Equity and Debt Issuances. Subject to Section 2.8(f), upon receipt on or after the Closing Date by the Borrower or any of its Subsidiaries of Net Cash Proceeds arising from (i) a Specified Equity Contribution, the Borrower shall pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds within three Business Days after the Borrower’s receipt of such Net Cash Proceeds or (ii) the incurrence by any Loan Party or any of its Subsidiaries of Indebtedness of the type specified in clause (a) or (b) of the definition thereof (other than any such Indebtedness permitted hereunder in reliance upon Section 8.1), the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds.
(c) Asset Sales and Property Loss Events. Subject to Section 2.8(f), upon receipt on or after the Closing Date by the Borrower or any of its Subsidiaries of Net Cash Proceeds arising from (i) any Sale by any Group Member of any of its property other than Sales of its own Stock and Sales of property permitted hereunder in reliance upon any of clauses (a) through (d) and clauses (f) through (j) of Section 8.4 to the extent resulting, in the aggregate with all other such Sales, in the receipt by any of them of Net Cash Proceeds in excess of $2,500,000 or (ii) any Property Loss Event with respect to any property of any Group Member to the extent resulting, in the aggregate with all other such Property Loss Events, in the receipt by any Group Member of Net Cash Proceeds in excess of $2,500,000, the Borrower shall pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds within three Business Days after the Borrower’s receipt of such Net Cash Proceeds; provided, however, that, upon any such receipt, as long as no Event of Default shall be continuing, any Group Member may make Permitted Reinvestments with such Net Cash Proceeds and the Borrower shall not be required to make or cause such payment (x) to the extent such Net Cash Proceeds are intended to be used to make Permitted Reinvestments and (y) so long as on the date that is three Business Days after a Reinvestment Prepayment Date for such Net Cash Proceeds, the Borrower shall pay or cause to be paid to the Administrative Agent an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Prepayment Date and such Net Cash Proceeds.
(d) [Reserved].
(e) Application of Payments; Breakage Costs. Any payments made to the Administrative Agent pursuant to this Section 2.8 shall be applied to the Obligations in accordance with Section 2.12(b). Any payments made to the Administrative Agent pursuant to this Section 2.8 shall be accompanied by any prepayment premium required to be paid pursuant to Section 2.12(e) and by breakage costs that may be owing pursuant to Section 2.16(a) after giving effect to such prepayment.
(f) Relationship to Mandatory Prepayments Under First Lien Credit Agreement. Notwithstanding anything in this Section 2.8 to the contrary, no prepayment required pursuant to this Section 2.8 shall so be required or permitted unless (i) the First Lien Obligations (as defined in the Intercreditor Agreement) have been Paid in Full (as defined in the Intercreditor Agreement) or (ii) the First Lien Lenders have waived the corresponding prepayment under the First Lien Credit Agreement and such prepayment is permitted under the First Lien Credit Agreement and the Intercreditor Agreement.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 2.9 Interest. (a) Rate. All Term Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Term Loans, on the unpaid principal amount thereof from the date such Term Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows: (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin, each as in effect from time to time, (ii) in the case of Eurodollar Rate Loans, at a rate per annum equal to the sum of the Eurodollar Rate and the Applicable Margin, each as in effect for the applicable Interest Period, and (iii) in the case of other Obligations, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin for Base Rate Loans, each as in effect from time to time.
(b) Payments. Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Term Loan, (A) at maturity (whether by acceleration or otherwise), (B) upon the payment or prepayment of the principal amount on which such interest has accrued and (C)(1) if such Term Loan is a Base Rate Loan, on the last day of each calendar quarter commencing on the first such day following the making of such Term Loan, (2) if such Term Loan is a Eurodollar Rate Loan, on the last day of each Interest Period applicable to such Term Loan and, if applicable, on each date during such Interest Period occurring every 3 months from the first day of such Interest Period and (ii) if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise).
(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective immediately upon (i) the occurrence and during the continuance of any Event of Default under Section 9.1(a) or (e) or (ii) the delivery of a written notice by the Administrative Agent or the Required Lenders to the Borrower during the continuance of any Event of Default caused by a breach of a financial covenant in Article 5 or a financial reporting covenant in Sections 6.1(a), (b), (c), (d), (f), (g), (h), (i) and (j), and, in the case of clauses (i) and (ii), for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is 2% per annum in excess of the interest rate applicable to such Obligations from time to time (or, in the event there is no applicable rate for such Obligations, 2% per annum above the rate applicable to Base Rate Loans), payable on demand or, in the absence of demand, on the date that would otherwise be applicable.
(d) Savings Clause. Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Administrative Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 2.10 Conversion and Continuation Options. (a) Option. The Borrower may elect (i) in the case of any Eurodollar Rate Loan, (A) to continue such Eurodollar Rate Loan or any portion thereof for an additional Interest Period on the last day of the Interest Period applicable thereto and (B) to convert such Eurodollar Rate Loan or any portion thereof into a Base Rate Loan at any time on any Business Day, subject to the payment of any breakage costs required by Section 2.16(a), and (ii) in the case of Base Rate Loans, to convert such Base Rate Loans or any portion thereof into Eurodollar Rate Loans at any time on any Business Day upon 3 Business Days’ prior notice; provided, however, that, (x) for each Interest Period, the aggregate amount of Eurodollar Rate Loans having such Interest Period must be an integral multiple of $1,000,000 and (y) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans shall be permitted at any time at which (1) an Event of Default shall be continuing and the Administrative Agent or the Required Lenders shall have determined in their sole discretion not to permit such conversions or continuations or (2) such continuation or conversion would be made during a suspension imposed by Section 2.15.
(b) Procedure. Each such election shall be made by giving the Administrative Agent at least 3 Business Days’ prior notice in substantially the form of Exhibit D (a “Notice of Conversion or Continuation”) duly completed. The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. If the Administrative Agent does not receive a timely Notice of Conversion or Continuation from the Borrower containing a permitted election to continue or convert any Eurodollar Rate Loan, then, upon the expiration of the applicable Interest Period, such Term Loan shall be automatically converted to a Base Rate Loan. Each partial conversion or continuation shall be allocated ratably among the Lenders in accordance with their Pro Rata Share.
Section 2.11 Fees. The Borrower (i) shall pay to the Administrative Agent and its Related Persons its reasonable and customary fees and expenses in connection with any payments made pursuant to Section 2.16(a) (Breakage Costs), (ii) shall pay on the Closing Date a closing fee to each Lender, as fee compensation for such Lender’s Term Loan, in an amount equal to 3.0% of the stated principal amount of such Lender’s Term Loan and (iii) has agreed, and reaffirms its agreement, to pay to the Arranger, the Syndication Agent, the Administrative Agent and/or the Lenders (and/or each of the Related Persons of any of the foregoing) the additional fees described in the Fee Letter.
Section 2.12 Application of Payments; Prepayment Premium. (a) Application of Voluntary Prepayments. Unless otherwise provided in this Section 2.12 or elsewhere in any Loan Document, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied to repay the Obligations the Borrower designates.
(b) Application of Mandatory Prepayments. Subject to the provisions of clause (c) below with respect to the application of payments during the continuance of an Event of Default, any payment made by the Borrower to the Administrative Agent pursuant to Section 2.8 or any other prepayment of the Obligations required to be applied in accordance with this clause (b) shall be applied first, to repay the outstanding principal balance of the Term Loans, second, to repay all other Obligations due and payable hereunder and, then, with any excess to be distributed to the Borrower.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

(c) Application of Payments During an Event of Default. The Borrower hereby irrevocably waives, and agrees to cause each other Group Member to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral and agrees that, notwithstanding the provisions of clause (a) above, the Administrative Agent may, and, upon either (A) the direction of the Required Lenders or (B) the acceleration of any Obligation pursuant to Section 9.2, shall, subject to the terms of the Intercreditor Agreement, apply all payments in respect of any Obligation, all funds on deposit in any Cash Collateral Account and all proceeds of Collateral (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent, (ii) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Arranger and the Syndication Agent, (iii) third, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders, (iv) fourth, to pay interest then due and payable in respect of the Term Loans, (v) fifth, to repay the outstanding principal amounts of the Term Loans, (vi) sixth, to the ratable payment of all other Obligations and (vii) seventh, to the Borrower or such other Person entitled thereto under applicable law.
(d) Application of Payments Generally. All repayments (including prepayments) of any Term Loans shall be applied first, to repay such Term Loans outstanding as Base Rate Loans and then, to repay such Term Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods. All repayments of Term Loans shall be allocated ratably among the Term Loans. If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.12, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations. Any priority level set forth in this Section 2.12 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.
(e) Prepayment Premium. Each prepayment pursuant to Section 2.7 or Section 2.8(b)(ii) made by the Borrower on or prior to the first anniversary of the Closing Date shall be accompanied by the Make Whole Amount. Each prepayment pursuant to Section 2.7 or Section 2.8(b)(ii) after the first anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date shall be made by Borrower at (i) 103.0% of the principal amount of the Term Loans so prepaid if such prepayment occurs on or prior to the second anniversary of the Closing Date, (ii) 102.0% of the principal amount of the Term Loans so prepaid if such prepayment occurs after the second anniversary of the Closing Date, but on or prior to the third anniversary of the Closing Date and (iii) 101.0% of the principal amount of the Term Loans so prepaid if such prepayment occurs after the third anniversary of the Closing Date, but on or prior to the fourth anniversary of the Closing Date.
Section 2.13 Payments and Computations. (a) Procedure. The Borrower shall make each payment under any Loan Document not later than 12:00 p.m. on the day when due to the Administrative Agent by wire transfer or ACH transfer (which shall be the exclusive means of payment hereunder) to the following account (or at such other account or by such other means to such other address as the Administrative Agent shall have notified the Borrower in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

ABA No.:	071-000-288
Account Number:	2324986
Bank:	Harris Bank N.A.
Account Name:	Cortland Capital Market Services
Reference:	Westwood One
Attn:	Mike Fredian
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest, premium or fees to the Lenders, in accordance with the application of payments set forth in Section 2.12. The Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff or counterclaim. Payments received by the Administrative Agent after 12:00 p.m. may, in the Administrative Agent’s sole discretion, be deemed to be received on the next Business Day.
(b) Computations of Interests and Fees. All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days (or, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate (as defined in the definition of “Base Rate”), 365/366 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent (including determinations of a Eurodollar Rate or Base Rate in accordance with the definitions of “Eurodollar Rate” and “Base Rate”, respectively) and shall be conclusive, binding and final for all purposes, absent manifest error.
(c) Payment Dates. Notwithstanding anything to the contrary set forth herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations (other than amounts due on the Closing Date) shall be due and paid on the last day of the first month or quarter, as applicable, following entry of the Obligations onto the operations systems of the Administrative Agent (as notified to the Borrower), but in no event later than the last day of the second month or quarter, as applicable, following the Closing Date.
(d) Advancing Payments. Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, but shall have no obligation to, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.
Section 2.14 Evidence of Debt. (a) Records of Lenders. Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, each Lender having sold a participation in any of its Obligations or having identified an SPV as such to the Administrative Agent, acting as agent of the Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as such Lender shall notify the Borrower) a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant and SPV in any Obligation, in any Commitment and in any right to receive any payment hereunder.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

(b) Records of Administrative Agent. The Administrative Agent, acting as agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.14, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as the Administrative Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent and each Lender in the Term Loans, each of their obligations under this Agreement to participate in each Term Loan, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Section 2.18 (Substitution of Lenders) and Section 11.2 (Assignments and Participations; Binding Effect)), (2) the Commitments of each Lender, (3) the amount of each Term Loan and each funding of any participation described in clause (A) above, (4) for Eurodollar Rate Loans, the Interest Period applicable thereto, (5) the amount of any principal or interest due and payable or paid and (6) any other payment received by the Administrative Agent from the Borrower and its application to the Obligations.
(c) Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Term Loans (including any Notes evidencing such Term Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Term Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.14 and Section 11.2 shall be construed so that the Term Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).
(d) Prima Facie Evidence. The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of any Loan Party to repay the Term Loans in accordance with their terms. In addition, the Loan Parties, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower, the Agents or such Lender at any reasonable time and from time to time upon reasonable prior notice. No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Administrative Agent.
(e) Notes. Upon any Lender’s request, the Borrower shall promptly execute and deliver Notes to such Lender evidencing the Term Loans of such Lender and substantially in the form of Exhibit B; provided, however, that only one Note shall be issued to each Lender, except (i) to an existing Lender exchanging existing Notes to reflect changes in the Register relating to such Lender, in which case the new Notes delivered to such Lender shall be dated the date of the original Notes and (ii) in the case of loss, destruction or mutilation of existing Notes and similar circumstances, with respect to a lost Note, prior to the Borrower issuing a new Note, the holder of such Note shall execute an affidavit of loss therefor which shall include customary indemnity provisions acceptable to the Administrative Agent. Each Note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Term Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 2.15 Suspension of Eurodollar Rate Option. Notwithstanding any provision to the contrary in this Article 2, the following shall apply:
(a) Interest Rate Unascertainable, Inadequate or Unfair. In the event that (A) the Administrative Agent determines in good faith that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate is determined or (B) the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Term Loans for such Interest Period, the Administrative Agent shall promptly so notify the Borrower and the Lenders, whereupon the obligation of each Lender to make or to continue Eurodollar Rate Loans shall be suspended as provided in clause (c) below until the Administrative Agent shall notify the Borrower that the Required Lenders have determined that the circumstances causing such suspension no longer exist.
(b) Illegality. If any Lender determines in good faith that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, the obligation of such Lender to make or to continue Eurodollar Rate Loans shall be suspended as provided in clause (c) below until such Lender shall, through the Administrative Agent, notify the Borrower that it has determined that it may lawfully make Eurodollar Rate Loans.
(c) Effect of Suspension. If the obligation of any Lender to make or to continue Eurodollar Rate Loans is suspended, (A) the obligation of such Lender to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, (B) such Lender shall make a Base Rate Loan at any time such Lender would otherwise be obligated to make a Eurodollar Rate Loan, (C) the Borrower may revoke any pending Notice of Borrowing or Notice of Conversion or Continuation to make or continue any Eurodollar Rate Loan or to convert any Base Rate Loan into a Eurodollar Rate Loan and (D) each Eurodollar Rate Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current Interest Period thereof) be converted into a Base Rate Loan.
Section 2.16 Breakage Costs; Increased Costs; Capital Requirements. (a) Breakage Costs. The Borrower shall compensate each Lender, upon written demand from such Lender to such Borrower (with copy to the Administrative Agent), for all Liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the Eurodollar Rate Loans of such Lender to the Borrower but excluding any loss of the Applicable Margin on the relevant Term Loans) that such Lender may incur (A) to the extent a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation or in a similar request made by telephone by the Borrower, (B) to the extent any Eurodollar Rate Loan is paid (whether through a scheduled, optional or mandatory prepayment) or converted to a Base Rate Loan (including because of Section 2.15) on a date that is not the last day of the applicable Interest Period or (C) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. For purposes of this clause (a), each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it using a matching deposit or other borrowing in the London interbank market.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

(b) Increased Costs. If at any time any Lender determines in good faith that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority shall have the effect of (i) increasing the cost to such Lender of making, funding or maintaining any Eurodollar Rate Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit that are Eurodollar Rate Loans or (ii) imposing any other cost to such Lender with respect to compliance with its obligations under any Loan Document, then, upon demand by such Lender (with copy to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such increased cost (without duplication of increases attributable to Taxes which are addressed in Section 2.17); provided that notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented. The foregoing provisions of this Section 2.16(b) shall not apply in the case of any change in any Requirement of Law or in the interpretation or application thereof or compliance by a Lender with any request or directive (whether or not having force of law) from any central bank or Governmental Authority, each in respect of Excluded Taxes.
(c) Increased Capital Requirements. If at any time any Lender determines in good faith that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority regarding capital adequacy, liquidity, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, any Lender or any similar requirement (in each case other than any imposition or increase of Eurodollar Reserve Requirements) shall have the effect of reducing the rate of return on the capital of such Lender (or any corporation controlling such Lender) as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of such Lender or corporation, such Lender or corporation could have achieved but for such adoption or change, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such reduction; provided that notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

(d) Compensation Certificate. Each demand for compensation under this Section 2.16 shall be accompanied by a certificate of the Lender delivered to the Borrower claiming such compensation and setting forth in reasonable detail the basis for such demand, setting forth the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Notwithstanding anything in this Agreement to the contrary, failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss or other additional amounts described in this Section 2.16, and of such Lender’s intention to claim compensation therefor (except that, if the event giving rise to the additional cost, reduction in amounts, loss or other additional amounts described in this Section 2.16 is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.17 Taxes. (a) Payments Free and Clear of Taxes. Except as otherwise required by Requirements of Law, each payment by any Loan Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, “Taxes” and excluding the taxes set forth in clauses (i) — (vi) below, the “Indemnified Taxes”) other than for (i) Taxes measured by net income (including branch profits taxes) or capital and franchise taxes imposed in lieu of net income taxes, (ii) Taxes imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (iii) Taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to clause (f) below, (iv) Taxes imposed on or in respect of a payment to a Secured Party to the extent that such Tax is imposed pursuant to law in effect on the date that such Secured Party became a “Secured Party” under this Agreement in the capacity under which such Secured Party makes a claim under Section 2.17(b), except in each case to the extent such Secured Party is a direct or indirect assignee (other than pursuant to Section 2.18 (Substitution of Lenders)) of any other Secured Party that was entitled, at the time the assignment of such other Secured Party became effective, to receive additional amounts under Section 2.17(b), (v) Taxes that constitute a penalty, interest or expense that results solely from a failure of a Secured Party to pay any Taxes, within thirty (30) days of the receipt of the indemnity payment with respect thereto under Section 2.17(d), to the extent such penalty, interest or expense relates to any Taxes which it is required to pay, or (vi) Taxes resulting from FATCA (clauses (i) through (vi) collectively, “Excluded Taxes”).
(b) Gross-Up. If any Indemnified Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party, (i) such amount shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 2.17), such Secured Party receives the amount it would have received had no such deductions for Indemnified Taxes been made, (ii) the relevant Loan Party shall make such deductions, (iii) the relevant Loan Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law, and (iv) within thirty (30) days after such payment is made, the relevant Loan Party shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

(c) Other Taxes. In addition, the Borrower agrees to pay, and authorizes the Administrative Agent to pay in its name, any stamp, documentary, excise or property tax, charge or similar levy imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within thirty (30) days after the date of any payment of Indemnified Taxes or Other Taxes by any Loan Party in respect of a Secured Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.11, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.
(d) Indemnification. The Borrower shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor (with copy to the Administrative Agent), each Secured Party for all Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of the Administrative Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Administrative Agent and such Secured Party may use any reasonable averaging and attribution methods.
(e) Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
(f) Tax Forms. (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, currently or after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (z) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two properly completed and duly executed originals of one of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Administrative Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.
(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.
(iii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Administrative Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Administrative Agent.
(iv) If a payment made to a Lender under this Agreement would be subject to U.S. withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g) Refunds. If a Secured Party determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Secured Party in the event such Secured Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Secured Party to make available its Tax Returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.
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Section 2.18 Substitution of Lenders. (a) Substitution Right. In the event that any Lender that is not the Administrative Agent or an Affiliate of the Administrative Agent (an “Affected Lender”), (i) makes a claim under clause (b) (Increased Costs) or (c) (Increased Capital Requirements) of Section 2.16, (ii) notifies the Borrower pursuant to Section 2.15(b) (Illegality) that it becomes illegal for such Lender to continue to fund or make any Eurodollar Rate Loan, (iii) makes a claim for payment pursuant to Section 2.17(b) (Taxes) or (iv) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders, the Borrower may substitute for such Affected Lender any Lender or any Affiliate or Approved Fund of any Lender or any other Person (and to the extent any such consent would be required from the Syndication Agent under Section 11.2 for an assignment of Term Loans to such Person, such Person shall be subject to the acceptance of the Syndication Agent, which acceptance shall not be unreasonably withheld or delayed) (in each case, a “Substitute Lender”).
(b) Procedure. To substitute such Affected Lender as described in clause (a) above, the Borrower shall deliver a notice to the Administrative Agent, the Syndication Agent and such Affected Lender. The effectiveness of such substitution shall be subject to the delivery to the Administrative Agent by the Borrower or the Substitute Lender of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such substitution, all Obligations owing to such Affected Lender under this Agreement, (ii) payment of any required assignment fee set forth in Section 11.2(c), unless waived by the Administrative Agent and (iii) an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Commitment of the Affected Lender.
(c) Effectiveness. Upon satisfaction of the conditions set forth in clause (b) above, the Administrative Agent shall record such substitution in the Register, whereupon (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Commitments, (B) the Substitute Lender shall become a “Lender” hereunder and (C) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession (or with respect to any lost note, execute and deliver an affidavit of loss in accordance with Section 2.14(e)) to the Borrower; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid. Each Lender agrees that if the Borrower or the Administrative Agent exercises its option hereunder to cause an assignment by such Lender as an Affected Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 11.2. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver, on behalf of such Lender as assignor, any assignment agreement or other documentation as may be required to give effect to an assignment in accordance with Section 11.2 on behalf of an Affected Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.2.
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ARTICLE 3
CONDITIONS TO TERM LOANS
Section 3.1 Conditions Precedent to Term Loans. The obligation of each Lender to make any Term Loan on the Closing Date is subject to the satisfaction or due waiver of each of the following conditions precedent:
(a) Certain Documents. The Arranger and the Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by the Arranger, in form and substance satisfactory to the Arranger and each Lender:
(i) this Agreement duly executed by the Borrower and, for the account of each Lender having requested the same by notice to the Administrative Agent and the Borrower received by each at least three (3) Business Days prior to the Closing Date (or such later date as may be agreed by the Borrower), copies of Notes (with originals to follow promptly thereafter) conforming to the requirements set forth in Section 2.14(e);
(ii) the Guaranty and Security Agreement, duly executed by each Guarantor, together with (A) copies of UCC, Intellectual Property and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Administrative Agent in the Collateral, in each case as may be reasonably requested by the Arranger and (B) within two (2) Business Days following the Closing Date, all certificates representing all Securities for corporations (and to the extent any limited liability company or limited partnership has “opted into” Article 8 of the UCC pursuant to Section 8-103 of the UCC, for such limited liability company or limited partnership) being pledged pursuant to such Guaranty and Security Agreement and related undated powers or endorsements duly executed in blank; provided that in the case of clause (B), such receipt or delivery requirement shall be satisfied by delivery of the certificates and undated powers or endorsements to the First Lien Agent within two (2) Business Days following the Closing Date;
(iii) the Intercreditor Agreement, duly executed by the First Lien Agent and the Loan Parties;
(iv) Mortgages for each Material Real Property of the Loan Parties identified on Schedule 4.16, if any (except as may be agreed to by the Arranger), together with all Mortgage Supporting Documents relating thereto;
(v) duly executed favorable and customary opinions of counsel to the Loan Parties in New York and each jurisdiction of organization of any Loan Party, each addressed to the Administrative Agent, the Syndication Agent and the Lenders and addressing such customary matters as the Arranger may reasonably request;
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(vi) a copy of each Constituent Document of each Loan Party that is on file with the secretary of state (or other similar Governmental Authority) in the jurisdiction of its organization, certified as of a recent date by such secretary of state (or other similar Governmental Authority), together with, if applicable, certificates attesting to the good standing or existence of such Loan Party in its jurisdiction of organization;
(vii) a certificate of the secretary or other officer of each Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (vi) above, that there have been no changes from such Constituent Document so delivered) and (C) the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party; and
(viii) customary insurance certificates in form and substance satisfactory to the Arranger demonstrating that the insurance policies required by Section 7.5 are in full force and effect and have all endorsements required by such Section 7.5.
(b) Fees and Expenses. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, its Related Persons or any Lender, as the case may be, and to the Arranger and Syndication Agent, all fees and expenses and out of pocket expenses, in each case due and payable under any Loan Document on or before the Closing Date, including, without limitation, all fees payable pursuant to the Fee Letter that are due and payable on the Closing Date.
(c) Closing Leverage Condition. The Consolidated Closing Leverage Ratio of the Group Members on the Closing Date shall not exceed 4.45:1.00.
(d) Sponsor PIK Notes. The Permitted Investors and/or other co-investors reasonably acceptable to the Arranger shall have entered into an agreement to provide up to $30,000,000 of (i) senior unsecured paid-in-kind notes in substantially the form attached hereto as Exhibit G (the “Sponsor PIK Notes”) or (ii) preferred equity (for the avoidance of doubt, in addition to the preferred equity to be issued on the Closing Date previously disclosed to the Arranger) on terms reasonably satisfactory to the Arranger (it being agreed that the terms of the preferred equity to be issued on the Closing Date and disclosed to the Arranger prior to the July 30, 2011 are acceptable), in each case, to be issued by Borrower on the Closing Date.
(e) First Lien Credit Agreement. Borrower shall have received gross proceeds in an aggregate principal amount of not less than $155,000,000 of funded term loans and $25,000,000 in revolving commitments, in each case under the First Lien Credit Agreement. The Arranger and the Administrative Agent shall have received copies of the First Lien Loan Documents, which documents shall be in form and substance reasonably satisfactory to the Arranger; it being understood and agreed that (i) this Agreement or the Intercreditor Agreement may prohibit the incurrence of additional or incremental term loans or revolving commitments under the First Lien Credit Agreement and (ii) the terms described for the First Lien Loan Documents executed simultaneously with the Commitment Letter and delivered to the Arranger prior to July 30, 2011 are satisfactory to the Arranger.
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(f) Absence of Litigation. There shall be no injunction, temporary restraining order or other legal action in effect which would prohibit the closing of the Loan Documents or any of the other Related Transactions.
(g) Acquisition. The Acquisition Agreement shall be in form and substance reasonably satisfactory to the Arranger (it being understood that the version of the Acquisition Agreement previously provided to and received by the Arranger at 10:38 p.m. (Los Angeles time) on July 30, 2011 is satisfactory to it). All conditions precedent of any party to the Acquisition shall have been met (or waived with the consent of the Arranger, in its sole discretion) and the Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement or will be consummated concurrently with the initial funding hereunder, in each case without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders without the consent of the Arranger, in its sole discretion (it being understood that any amendment or modification solely extending the “termination date” in Section 7.1(c) of the Acquisition Agreement to a date not later than December 31, 2011 will not be deemed to be materially adverse and will not require the consent of the Arranger).
(h) Evidence of Solvency. The Arranger and the Administrative Agent shall have received a solvency certificate from the chief executive officer, president or chief financial officer of the Borrower in substantially the form attached hereto as Exhibit H.
(i) No Closing Date Material Adverse Effect. Except as (i) set forth in, in the case of Verge, the disclosure letter delivered by Verge to the Borrower and Merger Sub, simultaneously with the execution of the Acquisition Agreement (the “Verge Disclosure Letter”) or, in the case of the Borrower and Merger Sub, the disclosure letter delivered by the Borrower and Merger Sub to Verge simultaneously with the execution of the Acquisition Agreement (the “Westwood Disclosure Letter,” and each of the Verge Disclosure Letter and the Westwood Disclosure Letter, a “Disclosure Letter”), (ii) in the case of the Borrower, disclosed in the Westwood SEC Reports (as defined below) publicly filed with the Securities and Exchange Commission (the “SEC”) at least two Business Days (as defined below) prior to the execution of the Acquisition Agreement (excluding any disclosures set forth in any risk factor section in any Westwood SEC Report (as defined below), forward-looking statements contained in any Westwood SEC Report or any exhibit to any Westwood SEC Report (except, in the case of an exhibit to any Westwood SEC Report, to the extent explicitly referred to in the Acquisition Agreement for a particular purpose)), or (iii) in the case of Verge, disclosed in the Most Recent Verge Audit (as defined below) (excluding any disclosures set forth in any risk factor section in the Most Recent Verge Audit or forward-looking statements contained in the Most Recent Verge Audit), (x) with respect to Verge, except as disclosed in Section 3.19 of its Disclosure Letter, since December 31, 2010, there has not been a “Closing Date Material Adverse Effect” (as defined below) and (y) with respect to the Borrower, except as disclosed in Section 3.19 of its Disclosure Letter, since December 31, 2010, there has not been a “Closing Date Material Adverse Effect” (as defined below).
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“Closing Date Material Adverse Effect” means, with respect to any party, any event, circumstance, change in or effect on such party or any of its Retained Subsidiaries (as defined below) that, individually or in the aggregate (taking into account all other such events, circumstances, changes or effects), has or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, financial condition or results of operations of such party and its Retained Subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations hereunder or consummate the transactions contemplated hereby; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Closing Date Material Adverse Effect”: any event, circumstance, change in or effect resulting from (a) any change in the operating, business, regulatory or other conditions in the industries in which such party and its Retained Subsidiaries operate; (b) general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates or any default or anticipated default by the United States on its sovereign debt or other obligations), in each case, in the United States or anywhere else in the world; (c) earthquakes, floods, natural disasters or other acts of nature or force majeure events; (d) acts of war, sabotage or terrorism or military actions or similar circumstances, including from worsening of current conditions caused thereby, occurring after the date hereof; (e) any change in Laws (as defined below) or GAAP (as defined below), or the interpretation thereof; (f) the taking of any action or the consummation of any transaction, in either case required by the Acquisition Agreement, or the announcement of the transactions contemplated hereby; (g) any decline in the market price of the common stock of the Borrower (it being understood that the facts or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Closing Date Material Adverse Effect); (h) any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Closing Date Material Adverse Effect); (i) in and of itself, any statement or qualification in any auditor’s report or opinion expressing doubt or uncertainty regarding the Borrower’s ability to continue as a going concern (it being understood that the facts or occurrences giving rise to or contributing to such statement or qualification may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Closing Date Material Adverse Effect); or (j) any matter to the extent specifically described in such party’s Disclosure Letter; provided that the exceptions in clauses (a), (b), (c), (d) and (e) shall only be taken into account if such party is not adversely affected in a disproportionate manner relative to other participants in the industry in which such party primarily operates.
In addition, for purposes of this Section 3.1(i), (i) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of Wilmington, Delaware are authorized or required by applicable Law (as defined below) or executive order to remain closed, (ii) “Delivered” means that the applicable document has been, in the case of the Borrower, posted in the Borrower data room on the Intralinks website, delivered to Verge electronically or filed as an exhibit in the Westwood SEC Reports publicly filed with the SEC or, in the case of Verge, posted in Verge’s data room on the Merrill Datasite website or delivered to the Borrower electronically, in each case on or prior to the date of execution of the Acquisition Agreement, (iii) “GAAP” means, with respect to any party, generally accepted accounting principles in the United States of America, as in effect from time to time, and, when used in reference to unaudited financial statements, including the unaudited consolidated balance sheet of Verge and its consolidated Subsidiaries (as defined below) as of March 31, 2011, and the related unaudited consolidated statements of income and cash flows for the fiscal year or the three-month period, respectively, then ended and the unaudited interim consolidated financial statements of the Borrower, shall include exceptions for (a) normal recurring year-end adjustments, the effect of which are not, individually or in the aggregate, material to the business or operations of such party and its Retained Subsidiaries, and (b) lack of accompanying footnotes, (iv) “Law” means any federal, national, supranational, foreign, state, provincial, municipal, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), (v) “Most Recent Verge Audit” means Verge’s audited financial statements for the year ended December 31, 2010, as Delivered to the Borrower by Verge prior to the date of the Acquisition Agreement, (vi) “Retained Subsidiaries” means (a) with respect to the Borrower, the Subsidiaries of the Borrower other than Metro Networks, Inc., a Delaware corporation, SmartRoute Systems, Inc., a Delaware corporation, TLAC, Inc., a Delaware corporation, and the Subsidiaries of the foregoing, and (b) with respect to Verge, the Subsidiaries of Verge, in each
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case, for the avoidance of doubt, other than Triton Media Group, LLC, Triton Digital, Inc. and the Subsidiaries of Triton Digital, Inc, (vii) “Subsidiary” means, with respect to any person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof and (viii) “Westwood SEC Reports” means all required forms, reports, statements, schedules, registration statements and other documents required to be filed or furnished by the Borrower and its Subsidiaries with or to the SEC since January 1, 2009 (together with any other forms, reports, statements, schedules, registration statements, prospectuses, proxy statements and other documents filed with or furnished to the SEC subsequent to the date hereof).
(j) Specified Representations. The accuracy, in all material respects, of the Specified Representations and the Specified Acquisition Agreement Representations.
(k) Request. The Administrative Agent shall have received, to the extent required by Article 2, a written, timely and duly executed and completed Notice of Borrowing.
(l) Officer’s Certificate. The Arranger and the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to the matters set forth in items (c), (f), (g) (limited to the second sentence thereof), (i) and (j) above.
(m) Existing Debt. All pre-existing Indebtedness of Verge, the Borrower and their respective Subsidiaries (including Indebtedness under the Existing Debt Agreements, but excluding Indebtedness set forth on Schedule 8.1) shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to the Arranger.
(n) “Know-Your-Customer” Compliance. Administrative Agent and each Lender shall have received at least five (5) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.
(o) Financial Statements and Pro Forma Financial Statements. The Arranger shall have received the Financial Statements described in Section 4.4(a) and, at least two Business Days prior to the Closing Date and in form reasonably satisfactory to the Arranger, the Pro Forma Balance Sheet and the Pro Forma Income Statement described in Section 4.4(d).
Section 3.2 Determinations of Borrowing Conditions. For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender unless, prior to the Closing Date, the Administrative Agent receives written notice from such Lender specifying such Lender’s objections and such Lender has not made available its Pro Rata Share of the Borrowing scheduled to be made on the Closing Date. The making of the Term Loans by the Lenders on the Closing Date shall conclusively be deemed to be the satisfaction or waiver of all of the conditions precedent in Section 3.1.
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ARTICLE 4
REPRESENTATIONS AND WARRANTIES
To induce the Lenders and the Agents to enter into the Loan Documents, the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) represents and warrants to each of them each of the following on and as of the Closing Date:
Section 4.1 Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) is in good standing (if applicable) under the laws of the jurisdiction of its organization, (c) is duly qualified to do business as a foreign entity and in good standing (if applicable) under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (d) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, (e) is in compliance with its Constituent Documents, (f) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not have a Material Adverse Effect and (g) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, have a Material Adverse Effect.
Section 4.2 Loan and Related Documents. (a) Power and Authority. The execution, delivery and performance by each Loan Party of the Loan Documents and the other Related Documents to which it is a party and the consummation of the Related Transactions and other transactions contemplated therein (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any applicable Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including the Loan Documents and other Related Documents) other than those that would not, in the aggregate, have a Material Adverse Effect and are not created or caused by, or a conflict, breach, default or termination or acceleration event under, any Loan Document or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of its Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents and the First Lien Loan Documents, the filings required to perfect the Liens created by the Loan Documents and the First Lien Loan Documents, (B) those listed on Schedule 4.2 and that have been, or will be prior to the Closing Date, obtained or made, copies of which have been, or will be prior to the Closing Date, delivered to the Arranger and the Administrative Agent, and each of which on the Closing Date will be in full force and effect and (C) those that, if not obtained, would not, in the aggregate, have a Material Adverse Effect.
(b) Due Execution and Delivery. From and after its delivery to the Administrative Agent, each Loan Document and other Related Document has been duly executed and delivered to the other parties thereto by each Loan Party party thereto, is the legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms.
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(c) Related Documents. As of the Closing Date, each representation and warranty in each Related Document is true and correct in all material respects and no default, or event that, with the giving of notice or lapse of time or both, would constitute a default, has occurred thereunder. As of the Closing Date, all applicable waiting periods in connection with the Acquisition have expired or have been terminated without any action being taken by any Governmental Authority (including any requisite waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976).
(d) Senior Debt. The Obligations constitute “Second Lien Obligations” under and as defined in the Intercreditor Agreement. No other Indebtedness qualifies as “Second Lien Obligations” under the Intercreditor Agreement. The Obligations constitute “Senior Debt” and “Designated Senior Debt” under and as defined in the Sponsor PIK Notes.
Section 4.3 Ownership of Group Members. Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Closing Date, for each Group Member and each Subsidiary of any Group Member and each Joint Venture of any of them, its jurisdiction of organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date (except for any Joint Venture) and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. All outstanding Stock of each of them has been validly issued, is fully paid and non-assessable (to the extent applicable) and, except in the case of the Borrower, is owned beneficially and of record by a Group Member free and clear of all Liens other than the security interests created by the Loan Documents, the First Lien Loan Documents and Permitted Liens. As of the Closing Date, there are no Stock Equivalents with respect to the Stock of any Group Member (other than the Borrower) or any Subsidiary of any Group Member or any Joint Venture of any of them and, as of the Closing Date, except as set forth on Schedule 4.3, there are no Stock Equivalents with respect to the Stock of the Borrower. Except as permitted pursuant to the Loan Documents, there are no Contractual Obligations or other understandings to which any Loan Party or any Joint Venture in which a Loan Party owns an interest is a party with respect to (including any restriction on) the issuance, voting, Sale or pledge of any Stock or Stock Equivalent of any Loan Party or Joint Venture in which a Loan Party owns an interest.
Section 4.4 Financial Statements. (a) Each of (i) the audited Consolidated balance sheet of the Borrower as at December 31, 2010 and the related Consolidated statements of income, retained earnings and cash flows of the Borrower for the Fiscal Year then ended, certified by PricewaterhouseCoopers LLP, (ii) the audited Consolidated balance sheet of Excelsior as at December 31, 2010 and the related Consolidated statements of income, retained earnings and cash flows of Excelsior for the Fiscal Year then ended, certified by Ernst & Young LLP, (iii) subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the unaudited Consolidated balance sheets of the Borrower as at the end of the Fiscal Quarters ended March 31, 2011 and June 30, 2011 and the related Consolidated statements of income, retained earnings and cash flows of the Borrower for such Fiscal Quarters, (iv) subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the unaudited Consolidated balance sheets of Excelsior as at the end of the Fiscal Quarters ended March 31, 2011 and June 30, 2011 and the related Consolidated statements of income, retained earnings and cash flows of Excelsior for such Fiscal Quarters, (v) subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the unaudited Consolidated balance sheets of the Borrower as at the end of the Fiscal Months ended July 31, 2011 and August 31, 2011 and the related Consolidated statements of income, retained earnings and cash flows of the Borrower for such Fiscal Months and (vi) subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the unaudited Consolidated balance sheets of Excelsior as at the end of the Fiscal Months ended July 31, 2011 and August 31, 2011 and the related Consolidated statements of income, retained earnings and cash flows of Excelsior for such Fiscal Months, copies of each of which have been furnished to the Arranger, fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower or Excelsior, as applicable, as at the dates indicated and for the periods indicated in accordance with GAAP.
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(b) On the Closing Date, (i) none of the Borrower or its Subsidiaries has any material liability or other obligation (including Indebtedness, Guaranty Obligations, contingent liabilities and liabilities for taxes, long-term leases and unusual forward or long-term commitments) that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement and (ii) since the date of the unaudited Financial Statements referenced in clauses (a)(iii) and (iv) above, there has been no Sale of any material property of the Borrower and its Subsidiaries (other than the sale of Excelsior’s “digital business”) and no purchase or other acquisition of any material property other than the Acquisition.
(c) The Initial Projections have been prepared by the Borrower in light of the past operations of the business of the Borrower and its Subsidiaries and reflect projections for the six (6) year period beginning on January 1, 2011 on a quarterly basis for the first year and on a year-by-year basis thereafter. As of the Closing Date, the Initial Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of conditions and facts known to the Borrower as of the Closing Date and reflect the good faith, reasonable and fair estimates by the Borrower of the future Consolidated financial performance of the Borrower and the other information projected therein for the periods set forth therein (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).
(d) (i) The unaudited Consolidated balance sheet of the Borrower (the “Pro Forma Balance Sheet”) delivered to the Arranger prior to the date hereof, has been prepared as of August 31, 2011 and reflects as of such date, on a Pro Forma Basis for the Related Transactions, the Consolidated financial condition of the Borrower, and the assumptions expressed therein are believed to be reasonable based on the information available to the Borrower at such date and on the Closing Date, and (ii) the unaudited Consolidated statement of income of the Borrower (the “Pro Forma Income Statement”) delivered to the Arranger prior to the date hereof, has been prepared in respect of the most recent twelve-month period for which internal financial statements are available and reflects as of such period, on a Pro Forma Basis for the Related Transactions, the Consolidated results of operation of the Borrower, and the assumptions expressed therein are believed to be reasonable based on the information available to the Borrower at the end of such period and on the Closing Date.
Section 4.5 Material Adverse Effect. Since December 31, 2010, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.
Section 4.6 Solvency. Both immediately before and immediately after giving effect to (a) the Term Loans made on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Term Loans, (c) the consummation of the Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties taken as a whole are Solvent.
Section 4.7 Litigation. Except as set forth on Schedule 4.7, there are no pending (or, to the knowledge of the Borrower, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting the Borrower or any of its Subsidiaries with, by or before any Governmental Authority other than those that (a) cannot reasonably be expected to adversely affect the Obligations, the Loan Documents, the other Related Documents, the Related Transactions and the other transactions contemplated therein or (b) would not, in the aggregate, have a Material Adverse Effect.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 4.8 Taxes. All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all material taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. Except as set forth on Schedule 4.8, no income or franchise Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any material claim for Taxes has been received from any Governmental Authority. Amounts have been withheld by each Tax Affiliate from their respective employees for all periods in material compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.
Section 4.9 Use of Proceeds; Margin Regulations. (a) The proceeds of the Term Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 7.9.
(b) The Borrower is not engaged in the business of extending credit for the purpose of, and no proceeds of any Term Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.
Section 4.10 No Burdensome Obligations; No Defaults. To the Borrower’s knowledge, no Group Member is a party to any Contractual Obligation, no Group Member has Constituent Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect. No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Group Member, other than those that would not, in the aggregate, have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
Section 4.11 Investment Company Act, Etc.No Group Member is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents; provided, however that the ability to pledge the FCC Licenses of a Group Member may be limited by the Communications Laws.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 4.12 Labor Matters. As of the Closing Date, there are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member, except, for those that would not, in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.12, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member and (c) no such representative has sought certification or recognition with respect to any employee of any Group Member.
Section 4.13 ERISA. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code has received a favorable determination or opinion letter from the IRS or is in the form of a prototype plan that is the subject of a favorable opinion letter from the IRS. Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Group Member, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Group Member incurs or otherwise has or could reasonably be expected to have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made that would reasonably be expected to result in a Material Adverse Effect.
Section 4.14 Environmental Matters. Except as set forth on Schedule 4.14, (a) the operations of each Group Member are and since January 1, 2006 have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not reasonably be expected to result in Material Environmental Liabilities, (b) no Group Member is party to, and no Group Member and no real property currently (or to the knowledge of any Group Member previously) owned, leased, subleased, operated or otherwise occupied by or for any Group Member is subject to or the subject of any Contractual Obligation or any pending (or, to the knowledge of any Group Member, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, in the aggregate, would not reasonably be expected to result in Material Environmental Liabilities, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Group Member and, to the knowledge of the Borrower, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such property, (d) no Group Member has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any Group Member and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that would not reasonably be expected to result, in the aggregate, in Material Environmental Liabilities, (e) no Group Member (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations, or (ii) has received any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in the aggregate, would reasonably be expected to result in Material Environmental Liabilities and (f) each Group Member has made available to the Arranger and the Administrative Agent copies of all existing material and nonprivileged environmental reports, reviews and audits and all material and nonprivileged documents pertaining to actual or reasonably anticipated potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 4.15 Intellectual Property. Each Group Member owns or licenses all Intellectual Property that is necessary for the operations of its business, where “necessary” means, for purposes of this Section 4.15, that failure by the applicable Group Member to own or license such Intellectual Property would result in the inability of such Group Member to operate its business in any material respect. To the knowledge of the Borrower, (a) the conduct and operations of the businesses of each Group Member does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and as would not, in the aggregate, have a Material Adverse Effect. To the knowledge of the Borrower, (x) there are no pending (or threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with respect to the Intellectual Property owned by such Group Member, (y) no judgment or order has been rendered by any competent Governmental Authority and no settlement agreement or similar Contractual Obligation has been entered into by any Group Member with respect to the Intellectual Property owned by such Group Member, and (z) there is no valid basis for any claim based on any infringement, misappropriation, dilution, violation or impairment of the Intellectual Property of any Person by any Group Member, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and as would not, in the aggregate, have a Material Adverse Effect.
Section 4.16 Title; Real Property. (a) Each Group Member has good and marketable fee simple title to all owned real property and valid leasehold interests in all leased real property, in each case, as of the Closing Date, and owns all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such property is subject to any Lien except Permitted Liens.
(b) Set forth on Schedule 4.16 is, as of the Closing Date, (i) a complete and accurate list of all real property owned in fee simple by any Group Member or in which any Group Member owns a leasehold interest setting forth, for each such real property, the current street address (including, where applicable, county, state and other relevant jurisdictions), the record owner thereof and, where applicable, each lessee and sublessee thereof, (ii) any lease, sublease, license or sublicense of such real property by any Group Member and (iii) for each such Material Real Property that the Arranger has requested be subject to a Mortgage or that is otherwise material to the business of any Group Member, each Contractual Obligation by any Group Member, whether contingent or otherwise, to Sell such real property.
Section 4.17 Full Disclosure. The written information concerning the Borrower and its Subsidiaries, other than the Projections (including the Initial Projections), budgets, estimates and other forward looking information and information of a general economic or general industry nature, that has been made available to any Lender by or on behalf of any Group Member in connection with any Loan Document or other Related Document (including the information contained in any Financial Statement or Disclosure Document does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount. All projections that are part of such information (including those set forth in any Projections (including the Initial Projections) delivered subsequent to the Closing Date) are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 4.18 Patriot Act. No Group Member (and, to the knowledge of each Group Member, no Joint Venture or Subsidiary thereof) is in violation in any material respects of any Anti-Terrorism Law.
Section 4.19 Mortgages. As of the Closing Date, each Loan Party has executed and delivered to the Administrative Agent Mortgages on all Material Real Property.
Section 4.20 Insurance. As of the Closing Date, the insurance maintained by the Group Members is in full force and effect. The Group Members are insured by financially sound and reputable insurers and such insurance is in amounts and covering such risks and liabilities as are in accordance with normal and prudent industry practice.
Section 4.21 Collateral Documents. The provisions of the Loan Documents purporting to grant a Lien to secure any Obligation are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein and, (i) when financing statements and other filings in appropriate form with respect to the Loan Parties are filed in the appropriate offices as set forth with respect to such filings identified in the appropriate schedule to the Guaranty and Security Agreement and (ii) upon the taking of possession or control by the First Lien Agent (if prior to the First Lien Termination Date) or the Administrative Agent (if otherwise) of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the First Lien Agent or the Administrative Agent, as applicable, to the extent possession or control by the First Lien Agent or the Administrative Agent, as applicable, is required by the Loan Documents), the Liens created by the Loan Documents shall constitute fully perfected first-priority (other than (i) Liens granted on the Indebtedness under the First Lien Loan Documents to the extent permitted hereunder and under the Intercreditor Agreement and (ii) Permitted Liens having priority by operation of law) Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction or by possession or control or by filing a financing statement), in each case subject to no Liens other than Permitted Liens.
Section 4.22 Compliance with OFAC Rules and Regulations. Neither the Borrower nor any Subsidiary (a) is a Sanctioned Person, (b) has any of its assets in Sanctioned Countries or (c) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Term Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
Section 4.23 Brokers’ Fees; Transaction Fees. Except as set forth in the funds flow memorandum delivered by the Borrower to the Arranger in connection with the funding of Term Loans on the Closing Date and except for fees payable to the Arranger, the Syndication Agent, the Administrative Agent, the Lenders, the First Lien Agent or the arrangers of or the syndication agent or lenders under the First Lien Credit Agreement, no Group Member has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 4.24 Acquisition Documentation. All representations and warranties set forth in the Acquisition Agreement were true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) at the time as of which such representations and warranties were made (or deemed made). Notwithstanding anything in the Acquisition Agreement to the contrary, the representations and warranties of the Borrower set forth in this Section with respect to the Acquisition Agreement shall, solely for purposes of this Agreement, survive the Closing Date and the consummation of the Acquisition for the benefit of the Lenders.
ARTICLE 5
FINANCIAL COVENANTS
The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Agents to each of the following, as long as any Obligation (other than unasserted contingent indemnification obligations and any unasserted expense reimbursement obligations) or any Commitment remains outstanding:
Section 5.1 Maximum Consolidated Leverage Ratio. The Borrower shall not have, on the last day of each Fiscal Quarter set forth below, a Consolidated Leverage Ratio greater than the maximum ratio set forth opposite such Fiscal Quarter:

MAXIMUM
CONSOLIDATED
FISCAL QUARTER ENDING	LEVERAGE RATIO
March 31, 2012	5.60 to 1
June 30, 2012	6.20 to 1
September 30, 2012	5.80 to 1
December 31, 2012	5.45 to 1
March 31, 2013	4.95 to 1
June 30, 2013	4.85 to 1
September 30, 2013	4.75 to 1
December 31, 2013	4.70 to 1
March 31, 2014	4.35 to 1
June 30, 2014	4.30 to 1
September 30, 2014	4.20 to 1
December 31, 2014	4.15 to 1
March 31, 2015	3.75 to 1
June 30, 2015	3.65 to 1
September 30, 2015	3.50 to 1
December 31, 2015	3.40 to 1
March 31, 2016	3.05 to 1
June 30, 2016	2.90 to 1
September 30, 2016	2.80 to 1
December 31, 2016	2.70 to 1
March 31, 2017	2.70 to 1
June 30, 2017 and thereafter	2.70 to 1
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 5.2 Minimum Consolidated Interest Coverage Ratio. The Borrower shall not have, on the last day of each Fiscal Quarter set forth below, a Consolidated Interest Coverage Ratio for the four Fiscal Quarter period ending on such day less than the minimum ratio set forth opposite such Fiscal Quarter; provided that Consolidated Cash Interest Expense (x) for the Fiscal Quarter ending March 31, 2012, shall be calculated using Consolidated Cash Interest Expense for the Fiscal Quarter ending March 31, 2012 multiplied by four (4), (y) for the Fiscal Quarter ending June 30, 2012, shall be calculated using Consolidated Cash Interest Expense for the two fiscal quarters ending June 30, 2012 multiplied by two (2) and (z) for the Fiscal Quarter ending September 30, 2012, shall be calculated using Consolidated Cash Interest Expense for the three Fiscal Quarters ending September 30, 2012 multiplied by four-thirds (4/3):

MINIMUM CONSOLIDATED
FISCAL QUARTER ENDING	INTEREST COVERAGE RATIO
March 31, 2012	1.80 to 1
June 30, 2012	1.65 to 1
September 30, 2012	1.75 to 1
December 31, 2012	1.80 to 1
March 31, 2013	1.95 to 1
June 30, 2013	2.00 to 1
September 30, 2013	2.05 to 1
December 31, 2013	2.05 to 1
March 31, 2014	2.10 to 1
June 30, 2014	2.10 to 1
September 30, 2014	2.15 to 1
December 31, 2014	2.15 to 1
March 31, 2015	2.15 to 1
June 30, 2015	2.20 to 1
September 30, 2015	2.25 to 1
December 31, 2015	2.30 to 1
March 31, 2016	2.35 to 1
June 30, 2016	2.45 to 1
September 30, 2016	2.50 to 1
December 31, 2016	2.60 to 1
March 31, 2017	2.60 to 1
June 30, 2017 and thereafter	2.60 to 1
Section 5.3 Capital Expenditures. No Group Member shall incur, or permit to be incurred, Capital Expenditures (other than Capital Expenditures financed with the proceeds of issuances of Equity Interests of the Borrower to the extent that the Borrower has delivered written notice to the Administrative Agent within five (5) Business Days following such issuance stating that the proceeds of such issuance are to be used for such purpose) in the aggregate during each Fiscal Year set forth below in excess of the maximum amount set forth below for such Fiscal Year:

MAXIMUM CAPITAL
FISCAL YEAR ENDING	EXPENDITURES
Fiscal Year 2012	$5,300,000
Fiscal Year 2013	$5,300,000
Fiscal Year 2014	$5,300,000
Fiscal Year 2015	$5,300,000
Fiscal Year 2016	$5,300,000
Fiscal Year 2017	$5,300,000
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

provided, however, that, to the extent that actual Capital Expenditures incurred in any such Fiscal Year shall be less than the maximum amount set forth above for such Fiscal Year (without giving effect to the carryover permitted by this proviso), 50% of the difference between such stated maximum amount and such actual Capital Expenditures shall, in addition to any amount permitted above, be available for Capital Expenditures in the next succeeding Fiscal Year; and provided, further, that any Capital Expenditures incurred in any Fiscal Year shall be deemed to have been incurred first, in respect of amounts permitted pursuant to this Section 5.3 without giving effect to the preceding proviso and then, in respect of any amount permitted solely by reason of the preceding proviso.
ARTICLE 6
REPORTING COVENANTS
The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Agents to each of the following, as long as any Obligation (other than unasserted contingent indemnification obligations and any unasserted expense reimbursement obligations) or any Commitment remains outstanding:
Section 6.1 Financial Statements. The Borrower shall deliver to each Agent each of the following:
(a) Monthly Reports. With respect to the first two (2) Fiscal Months of each Fiscal Quarter ending after the Closing Date until the first anniversary of the Closing Date, as soon as available, and in any event within thirty (30) days after the end of each of the first two Fiscal Months in each such Fiscal Quarter (provided, that for the first Fiscal Month following the Closing Date, such delivery shall be within forty-five (45) days after the end of such Fiscal Month), the Consolidated unaudited balance sheet of the Borrower as of the close of such Fiscal Month and related Consolidated statements of income and cash flow for such Fiscal Month and that portion of the Fiscal Year ending as of the close of such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).
(b) Quarterly Reports. As soon as available, and in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, the Consolidated unaudited balance sheet of the Borrower as of the close of such Fiscal Quarter and related Consolidated statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the figures contained in the latest Projections, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

(c) Annual Reports. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year (provided, that for the first Fiscal Year following the Closing Date, such delivery shall be within 120 days after the end of such Fiscal Year), the Consolidated balance sheet of the Borrower as of the end of such year and related Consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with a certification by the Group Members’ Accountants that such Consolidated Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern and without any other similar qualification.
(d) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, a Compliance Certificate duly executed by a Responsible Officer of the Borrower that, among other things, (i) if delivered together with any Financial Statement pursuant to clause (c) above, shows in reasonable detail the calculations used in determining Excess Cash Flow, (ii) demonstrates compliance with each financial covenant contained in Article 5 that is tested at least on a quarterly basis in reasonable detail (including, without limitation, any detail or support for the calculation of any adjustments to Consolidated EBITDA that the Syndication Agent reasonably requests), (iii) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto and (iv) in the case of the Fiscal Quarter ending December 31, 2011, includes a calculation of the Consolidated Leverage Ratio as of such day in reasonable detail (including, without limitation, any detail or support for the calculation of any adjustments to Consolidated EBITDA that the Syndication Agent reasonably requests).
(e) Corporate Chart and Other Collateral Updates. As part of the Compliance Certificate delivered pursuant to clause (d) above, each in form and substance reasonably satisfactory to the Syndication Agent, a certificate by a Responsible Officer of the Borrower that (i) the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is correct and complete as of the date of such Compliance Certificate, (ii) the Loan Parties have delivered all documents (including updated schedules as to locations of Collateral and acquisition of registered or material Intellectual Property or real property) they are required to deliver pursuant to any Loan Document on or prior to the date of delivery of such Compliance Certificate and (iii) complete and correct copies of all documents modifying any term of any Constituent Document of any Group Member or any Subsidiary or Joint Venture (with respect to any Joint Venture, to the extent the Borrower has a copy of such document) thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to each Agent or are attached to such certificate.
(f) Additional Projections. As soon as available and in any event not later than forty-five (45) days after the commencement of each Fiscal Year (or sixty (60) days in the case of the first Fiscal Year after the Closing Date), (i) the annual business plan of the Group Members for such Fiscal Year and (ii) forecasts prepared by management of the Borrower for each Fiscal Quarter in such Fiscal Year, in each case including in such forecasts (x) a projected year-end Consolidated balance sheet, income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based.
(g) Management Discussion and Analysis. Together with each delivery of any Financial Statement pursuant to clauses (b) or (c) above, a summary discussion and analysis of the financial condition and results of operations of the Group Members for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

(h) Reconciliation Statements. If as a result of any change in accounting principles and policies from those used in the preparation of the first Financial Statements referred to in clause (c) above, the Financial Statements delivered pursuant to clauses (a), (b) and (c) above will differ in any material respect from the Financial Statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made and such difference would materially effect the calculation of the financial covenants set forth in Section 5.1 or 5.2, then together with each delivery of Financial Statements following such change, a written statement of the chief financial officer or chief executive officer of the Borrower setting forth the material differences (including any material differences that would affect any calculations relating to the financial covenants set forth in Sections 5.1 and 5.2 and a reconciliation between calculations of such covenants made before and after giving effect to such change in accounting principles and policies) which would have resulted if such Financial Statements had been prepared without giving effect to such change, all in reasonable detail and accompanied by financial statements and other documents reasonably requested by the Syndication Agent in support of such written statement, in each case until such time as any affected financial covenants in Sections 5.1 and 5.2 may be amended as contemplated by Section 1.3.
(i) Audit Reports, Management Letters, Etc. Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such Financial Statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements.
(j) Insurance. Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, each in form and substance satisfactory to the Syndication Agent and certified as complete and correct by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements, a summary of all material insurance coverage maintained as of the date thereof by any Group Member, together with such other related documents and information as the Syndication Agent may reasonably require.
Section 6.2 Other Events. The Borrower shall give each Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing via electronic mail or otherwise) (a) promptly after any Responsible Officer of the Borrower knows of it: (w)(i) any Default, (ii) any breach or non-performance of, or any default under, any Contractual Obligation of any Group Member if such breach, non-performance or default would reasonably be expected to have a Material Adverse Effect or (iii) any event that would have a Material Adverse Effect since the Closing Date, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (x) any event resulting in a mandatory payment of the Obligations pursuant to Section 2.8 (other than Section 2.8(a)), stating the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof, (y) the commencement of, or any material developments in, (i) any action, investigation, suit, proceeding, audit, claim, demand, order or dispute between any Group Member and any Governmental Authority or (ii) any litigation or proceeding affecting any Group Member or any property of any Group Member, in each case that (A) seeks injunctive or similar relief, (B) in the reasonable judgment of the Borrower, exposes any Group Member to liability in an aggregate amount in excess of $1,000,000 or (C) if adversely determined would have a Material Adverse Effect and (z) the acquisition of any Material Real Property or the entering into any lease with annual rental payments in excess of $500,000 and (b)(x) on the Closing Date, the then effective Credit Ratings from S&P and Moody’s and (y) within five (5) Business Days after the Borrower receives notice from S&P or Moody’s of a change in any of the Credit Ratings, the revised Credit Ratings (or, if applicable, notice that a Credit Rating will no longer be received from such rating service).
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 6.3 Copies of Notices and Reports. The Borrower shall promptly deliver to each Agent copies of each of the following: (a) all material reports that the Borrower transmits to all of its security holders, (b) all documents that any Group Member files with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any securities exchange or any Governmental Authority exercising similar functions, (c) all press releases not made available directly to the general public, (d) all documents transmitted or received pursuant to, or in connection with, the First Lien Loan Documents (other than fee letters) and (e) any material document transmitted or received pursuant to, or in connection with, any Contractual Obligation governing material Indebtedness of any Group Member.
Section 6.4 Taxes. The Borrower shall give each Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Group Member knows or has reason to know of it: (a) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (b) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.
Section 6.5 Labor Matters. The Borrower shall give each Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing), promptly after, and in any event within thirty (30) days after any Responsible Officer of the Borrower knows of it: (a) the commencement of any material labor dispute to which any Group Member is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities and (b) the incurrence by any Group Member of any Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any plant or other facility of any such Person (other than, in the case of this clause (b), those that would not, in the aggregate, have a Material Adverse Effect).
Section 6.6 ERISA Matters. The Borrower shall give each Agent (a) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (b) promptly, and in any event within 10 days, after any Responsible Officer of the Borrower knows that a request for a minimum funding waiver under Section 412 of the Code has been or is reasonably expected to be filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any Group Member proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 6.7 Environmental Matters. (a) The Borrower shall provide each Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of the Borrower becomes aware of it (and, upon reasonable request of the Syndication Agent, material and nonprivileged documents and information in connection therewith): (i)(A) unpermitted Releases, (B) the receipt by any Group Member of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of $250,000, (ii) the receipt by any Group Member of notification that any property of any Group Member is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iii) any proposed acquisition or lease of real property (except as part of any Permitted Acquisition) if such acquisition or lease would reasonably be expected to result in aggregate Environmental Liabilities in excess of $250,000.
(b) Upon written request of the Syndication Agent, the Borrower shall provide each Agent a report containing an update as to the status of any environmental, health or safety compliance, hazard or liability issue arising under Environmental Laws identified in any document delivered to any Secured Party pursuant to any Loan Document or as to any environmental, health or safety condition, if such issue or condition would reasonably be expected to result in Material Environmental Liabilities.
Section 6.8 Other Information. The Borrower shall provide each Agent with such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of any Group Member as any Agent or any Lender through the Administrative Agent may from time to time reasonably request.
ARTICLE 7
AFFIRMATIVE COVENANTS
The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Agents to each of the following, as long as any Obligation (other than unasserted contingent indemnification obligations and any unasserted expense reimbursement obligations) or any Commitment remains outstanding:
Section 7.1 Maintenance of Corporate Existence. Each Group Member shall (a) preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Sections 8.4 and 8.7, and (b) preserve and maintain its rights (charter and statutory), privileges franchises and Permits necessary or desirable in the conduct of its business, except, in the case of this clause (b), where the failure to do so would not, in the aggregate, have a Material Adverse Effect.
Section 7.2 Compliance with Laws, Etc. Each Group Member shall comply with all applicable Requirements of Law, Contractual Obligations and Permits, except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect.
Section 7.3 Payment of Obligations. Each Group Member shall pay or discharge before they become delinquent (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other material lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any property of any Group Member, except, in the case of clauses (a) and (b), for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 7.4 Maintenance of Property. Each Group Member shall (a) maintain and preserve (i) in good working order and condition all of its property necessary in the conduct of its business and (ii) all rights, permits, licenses, approvals and privileges (including all Permits) necessary, used or useful, whether because of its ownership, lease, sublease, license, sublicense or other operation or occupation of property or other conduct of its business and (b) make all necessary or appropriate filings with, and give all required notices to, Governmental Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) above (or make any filings in respect thereof) that would not, in the aggregate, have a Material Adverse Effect.
Section 7.5 Maintenance of Insurance. Each Group Member shall (a) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Group Members (including policies of life, fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Group Members (it being agreed by the Syndication Agent that the insurance policies, amounts of coverage and the companies used by the Borrower on the Closing Date are satisfactory to the Syndication Agent as of the Closing Date) and (b) subject to Section 7.15 with respect to insurance in effect on the Closing Date, cause all such insurance (other than worker’s compensation insurance policies) relating to any property or business of any Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or lender loss payee, as agent for the Lenders, as appropriate, and to use commercially reasonable efforts to cause such insurance to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after thirty (30) days’ notice (ten (10) days’ notice of nonpayment) (or any shorter period or periods as may be agreed by the Syndication Agent in its sole discretion) thereof to the Administrative Agent (it being agreed by the Syndication Agent that the insurance policies and certificates provided on or prior to the Closing Date are satisfactory to the Syndication Agent); provided, however, that no endorsements with respect to notice of cancellation, material addition in amount or material change shall be required to be provided. Notwithstanding the requirement in clause (a) above, Federal Flood Insurance shall not be required for (x) real property that is not required to be subject to a mortgage in favor of the Administrative Agent for the benefit of the Lenders, (y) real property not located in a Special Flood Hazard Area, or (z) real property located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.
Section 7.6 Keeping of Books. The Group Members shall keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of each Group Member.
Section 7.7 Access to Books and Property; Annual Meetings. (a) Each Group Member shall permit the Agents, the Lenders and any Related Person of any of them, as often as reasonably requested, at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of each Group Member and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Group Member, (b) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member and (c) communicate directly with any registered certified public accountants (including the Group Members’ Accountants) of any Group Member. Each Group Member shall authorize their respective registered certified public accountants (including the Group Members’ Accountants) to communicate directly with the Agents, the Lenders and their Related Persons and to disclose to the Agents, the Lenders and their Related Persons all financial statements and other documents and information as they might have and any Agent or any Lender reasonably requests with respect to any Group Member; provided that (i) any such visit or inspection shall be coordinated through the Administrative Agent, (ii) unless an Event of Default shall have occurred and be continuing, only one (1) such visit or inspection during any twelve month period shall be at the cost of the Group Members and (iii) nothing in this Section 7.7 shall require any Group Member to take any action that would violate a confidentiality agreement or waive any attorney-client or similar privilege.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

(b) Within forty-five (45) days after the end of each Fiscal Year (or sixty (60) days in the case of the first Fiscal Year following the Closing Date) of the Borrower, at the request of the Syndication Agent or Required Lenders, hold a meeting (at a mutually agreeable time) by conference call (the costs of such call to be paid by Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous Fiscal Year and the financial condition of the Group Members and the Projections presented for the current Fiscal Year.
Section 7.8 Environmental. Each Group Member shall comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply or maintain compliance that would not, in the aggregate, have a Material Adverse Effect. Without limiting the foregoing, if an Event of Default relating to Environmental Laws is continuing or if the Syndication Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Group Member or that there exist any Environmental Liabilities, in each case, that would have, in the aggregate, a Material Adverse Effect, then each Group Member shall, promptly upon receipt of written request from the Syndication Agent, cause the performance of, and allow the Syndication Agent and its Related Persons reasonable access to such real property that is the subject of the violation of Environmental Laws or Environmental Liabilities for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Syndication Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by the Syndication Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Syndication Agent and shall be in form and substance reasonably acceptable to the Syndication Agent.
Section 7.9 Use of Proceeds. The proceeds of the Term Loans shall be used solely (i) by the Borrower to pay a portion of the purchase price for the Acquisition and (ii) together with the proceeds of the First Lien Loans made on the Closing Date and the Sponsor PIK Notes, by the Borrower (and, to the extent distributed to them by the Borrower, each other Group Member) (a) to refinance outstanding Indebtedness under the Existing Debt Agreements and (b) to pay transaction costs, fees and expenses in connection with the Acquisition Agreement, the Loan Documents and the Related Transactions.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 7.10 Additional Collateral and Guaranties. To the extent not delivered to the Agents on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date), each Group Member shall, promptly, do each of the following, unless otherwise agreed by the Syndication Agent:
(a) deliver to each Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by any Agent, such other documents), in each case in form and substance reasonably satisfactory to the Syndication Agent and as the Syndication Agent deems necessary or advisable in order to ensure the following:
(i) each Subsidiary of any Loan Party that is not an Excluded Foreign Subsidiary shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the Borrower; and
(ii) each Loan Party (including any Person required to become a Guarantor pursuant to clause (i) above) shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of its property that constitutes Collateral, including all of the Stock and Stock Equivalents and other Securities it owns, as security for the Obligations of such Loan Party;
provided, however, that notwithstanding any other provision in any Loan Document, unless the Borrower and the Syndication Agent otherwise agree, in no event shall (x) any Excluded Foreign Subsidiary be required to guaranty the payment of any Obligation, (y) the Loan Parties, individually or collectively, be required to pledge in excess of 66% of the outstanding Voting Stock of any Excluded Foreign Subsidiary or (z) a security interest be required to be granted on, or a pledge required to be given of, any property of any Excluded Foreign Subsidiary or any Excluded Assets as security for any Obligation;
(b) deliver to the First Lien Agent (if prior to the First Lien Termination Date) or the Administrative Agent (if otherwise) all certificates representing Securities for corporations (and to the extent any limited liability company or limited partnership has “opted into” Article 8 of the UCC pursuant to Section 8-103 of the UCC, for such limited liability company or limited partnership) pledged pursuant to the Guaranty and Security Agreement and delivered pursuant to clause (a) above, together with undated powers or endorsements duly executed in blank;
(c) upon request of the Syndication Agent or the Administrative Agent, deliver to each Agent (x) an appraisal complying with FIRREA, (y) within forty-five days after receipt of notice from any Agent that Material Real Property owned by the Loan Parties is located in a Special Flood Hazard Area, Federal Flood Insurance as required by Section 7.5, and (z) a Mortgage on any Material Real Property owned by any Loan Party, together with all necessary or advisable Mortgage Supporting Documents relating thereto (or, if such real property is located in a jurisdiction outside the United States, similar documents deemed appropriate by the Syndication Agent to obtain the equivalent in such jurisdiction of a first-priority mortgage on such real property);
(d) to take all other actions necessary or advisable to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or to ensure such Liens have the same priority as that of the Liens on similar Collateral set forth in the Loan Documents executed on the Closing Date (or, for Collateral located outside the United States, a similar priority acceptable to the Syndication Agent), including the filing of UCC financing statements in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law or as any Agent may otherwise reasonably request; and
(e) deliver to each Agent customary and favorable legal opinions relating to the matters described in this Section 7.10, which opinions shall be as reasonably required by, and in form and substance and from counsel reasonably satisfactory to, the Syndication Agent.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 7.11 Deposit Accounts; Securities Accounts and Cash Collateral Accounts. (a) Each Loan Party shall, within ninety (90) days after the Closing Date (or such later date or dates as may be agreed by (i) if prior to the First Lien Termination Date, the First Lien Agent in its sole discretion or (ii) if otherwise, the Syndication Agent in its sole discretion), (i) deposit all of its cash in deposit accounts that are Controlled Deposit Accounts, provided, however, that each Loan Party may maintain zero-balance accounts and may maintain payroll, health-savings accounts, worker’s compensation accounts, withholding tax and other fiduciary accounts that are not subject to control agreements, and (ii) deposit all of its Cash Equivalents in securities accounts that are Controlled Securities Accounts, in each case except for cash and Cash Equivalents the aggregate value of which does not exceed $250,000 at any time; provided, further, that the Loan Parties shall use commercially reasonable efforts to deposit all cash and Cash Equivalents in Controlled Deposit Accounts and Controlled Securities Accounts to the extent set forth above as of the Closing Date and provided however, that if any Loan Party opens any account after the Closing Date that would be required to be subject to a Control Agreement pursuant to the foregoing provisions of this Section 7.11(a), such Loan Party shall have a period of fifteen (15) Business Days after the date such account is opened (or such later date or dates as may be agreed by (i) if prior to the First Lien Termination Date, the First Lien Agent in its sole discretion or (ii) if otherwise, the Syndication Agent in its sole discretion) to comply with the provisions of this Section 7.11(a) with respect to such newly opened account.
(b) The Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any investment or income of any funds in any Cash Collateral Account. From time to time after funds are deposited in any Cash Collateral Account, subject to the Intercreditor Agreement, the Administrative Agent may apply funds then held in such Cash Collateral Account to the payment of Obligations in accordance with Section 2.12. No Loan Party and no Person claiming on behalf of or through any Loan Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the payment in full of all Obligations, except as permitted by the Administrative Agent (as directed by the Syndication Agent).
Section 7.12 Interest Rate Contracts. The Borrower shall, within ninety (90) days after the Closing Date (or such later date as the Syndication Agent may approve in its sole discretion), enter into and thereafter maintain Interest Rate Contracts on terms and with counterparties reasonably satisfactory to the Syndication Agent, to provide protection against fluctuation of interest rates for not less than a one-year initial term for a notional amount that, when added to the aggregate principal amount of Consolidated long-term floating rate Indebtedness of the Borrower (calculated exclusive of Indebtedness under the Revolving Credit Facility (as defined in the First Lien Credit Agreement), the Sponsor PIK Notes and Indebtedness bearing interest at a fixed rate) equals at least 50% of the aggregate principal amount of the Consolidated long-term floating rate Indebtedness of the Borrower (calculated exclusive of Indebtedness under the Revolving Credit Facility (as defined in the First Lien Credit Agreement), the Sponsor PIK Notes and Indebtedness bearing interest at a fixed rate); provided that such Interest Rate Contracts shall be renewed annually, or the Borrower shall otherwise cause such Interest Rate Contracts to remain in place, for three consecutive years following the ninetieth (90th) day following the Closing Date.
Section 7.13 Landlord and Mortgagee Agreements. Borrower shall use commercially reasonable efforts for one hundred twenty (120) days following the Closing Date to obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessors or mortgagees of the locations of the headquarters of the Borrower, which agreements shall contain a waiver or subordination of all Liens or claims that such landlord or mortgagee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Syndication Agent and the Administrative Agent; provided, that (a) the Borrower shall use commercially reasonable efforts to obtain such landlord’s agreements or mortgagee agreements on or prior to the Closing Date and (b) no landlord’s agreement or mortgagee agreement with respect to the premises at 1166 Avenue of the Americas, 10th floor, New York, NY 10036 shall be required if the related lease is terminated and the premises are vacated within ninety (90) days following the Closing Date.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 7.14 Credit Rating. The Borrower shall at all times use its commercially reasonable efforts to cause to be maintained (a) a corporate credit rating by S&P and a corporate family rating by Moody’s and (b) a credit rating by each of Moody’s and S&P with respect to the Term Loans (collectively, the “Credit Ratings”).
Section 7.15 Post-Closing. The Borrower shall, no later than sixty (60) days following the Closing Date (or such later date or dates as may be agreed by the Syndication Agent in its sole discretion), deliver (or cause to be delivered) to the Administrative Agent (with a copy to the Syndication Agent) such endorsements as may be required to comply with Section 7.5 with respect to the insurance of the Loan Parties as of the Closing Date.
ARTICLE 8
NEGATIVE COVENANTS
The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Agents to each of the following, as long as any Obligation (other than unasserted contingent indemnification obligations and any unasserted expense reimbursement obligations) or any Commitment remains outstanding:
Section 8.1 Indebtedness. No Group Member shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:
(a) the Obligations;
(b) Indebtedness (including Guaranty Obligations) existing on the date hereof and set forth on Schedule 8.1, together with any Permitted Refinancing of any Indebtedness permitted hereunder in reliance upon this clause (b);
(c) Indebtedness consisting of Capitalized Lease Obligations (other than with respect to a lease entered into as part of a Sale and Leaseback Transaction) and purchase money Indebtedness, in each case incurred by any Group Member to finance the acquisition, repair, improvement, replacement or construction of fixed or capital assets of such Group Member, together with any Permitted Refinancing of any Indebtedness permitted hereunder in reliance upon this clause (c); provided, however, that (i) the aggregate outstanding principal amount of all such Indebtedness, together with any Indebtedness consisting of Capitalized Lease Obligations permitted hereunder in reliance upon clause (b) above, does not exceed $16,500,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed, whether directly or through a Permitted Refinancing, with such Indebtedness (each measured at the time such acquisition, repair, improvement or construction is made);
(d) Capitalized Lease Obligations arising under Sale and Leaseback Transactions permitted hereunder in reliance upon Section 8.4(b)(ii);
(e) intercompany loans owing to any Group Member and constituting Permitted Investments of such Group Member;
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

(f) (i) obligations under Interest Rate Contracts entered into to comply with Section 7.12 and (ii) obligations under other non-speculative Hedging Agreements entered into for the sole purpose of hedging in the normal course of business and consistent with industry practices;
(g) Guaranty Obligations of any Group Member with respect to Indebtedness permitted hereunder of any Group Member (other than Indebtedness permitted hereunder in reliance upon clause (b) or (c) above, for which Guaranty Obligations may be permitted to the extent set forth in such clauses);
(h) Indebtedness of the Borrower owing under the First Lien Loan Documents; provided, however, that the aggregate amount of all such Indebtedness shall not exceed the Maximum First Lien Amount (as defined in the Intercreditor Agreement) at any time;
(i) Indebtedness of the Borrower owing under the Sponsor PIK Notes; provided, however, that the aggregate outstanding principal amount of all such Indebtedness shall not exceed $30,000,000 at any time (plus the amount of capitalized interest thereon);
(j) any other Indebtedness of any Group Member; provided, however, that the aggregate outstanding principal amount of all such other Indebtedness shall not exceed $5,500,000 at any time, no more than $2,750,000 of which may be secured;
(k) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
(l) unsecured Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;
(m) unsecured Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Stock (or Stock Equivalents) of the Borrower (or any direct or indirect parent thereof) permitted by Section 8.5 in an aggregate amount not to exceed $1,100,000;
(n) Indebtedness incurred by the Group Members in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Sale, in each case to the extent constituting indemnification obligations (which shall be limited to the amount of the applicable sales price) or obligations in respect of purchase price adjustments (including earn-outs), in an amount not to exceed, in the aggregate with all Permitted Acquisitions consummated on or prior to the applicable date of determination, $55,000,000;
(o) cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guaranty Obligations of a Loan Party’s obligations in respect thereof;
(p) Indebtedness incurred by the Group Members in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, in each case, in the ordinary course of business;
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

(q) Permitted Refinancing of any Indebtedness permitted hereunder (subject to any restrictions contained in the provision hereof authorizing incurrence of the Indebtedness subject to such Permitted Refinancing, and provided that such Permitted Refinancing shall meet all requirements of this Agreement applicable to the Indebtedness subject to such Permitted Refinancing);
(r) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Group Members or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business; and
(s) unsecured Indebtedness in connection with any Permitted Acquisition (exclusive of the amounts described in clause (n) above) assumed or incurred by the Borrower in an aggregate amount not to exceed $11,000,000; provided that, (i) the Group Members would be in compliance (on a Pro Forma Basis after giving effect to the assumption or incurrence of such Indebtedness and any other Indebtedness incurrence, Indebtedness retirement, acquisition, disposition and other appropriate Pro Forma adjustment events, including any Indebtedness incurrence or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence or assumption) with the financial covenants recomputed as of the last day of the most recently ended Fiscal Quarter or Fiscal Year (in the case of the fourth Fiscal Quarter) for which Financial Statements have been or were required to be delivered pursuant to Section 6.1 and (ii) with respect to assumed Indebtedness, such Indebtedness (A) is and remains the obligation solely of the Person or Persons that are the Proposed Acquisition Target of the relevant Permitted Acquisition and (B) exists prior to the assumption of such Indebtedness and was not incurred in contemplation thereof.
Section 8.2 Liens. No Group Member shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:
(a) Liens created pursuant to any Loan Document;
(b) Customary Permitted Liens of Group Members;
(c) Liens existing on the date hereof and set forth on Schedule 8.2 and any replacements thereof secured by the same or substantially similar property (without increase in the amount, or change in any direct or contingent obligor, of the Indebtedness or other obligations secured thereby);
(d) Liens on the property of the Borrower or any of its Subsidiaries securing Indebtedness permitted hereunder in reliance upon Section 8.1(c); provided, however, that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneously with, or within 120 days after, the incurrence of such Indebtedness or the acquisition, repair, replacement, improvement or construction of such property financed, whether directly or through a Permitted Refinancing, by such Indebtedness and (ii) such Liens do not extend to any property of any Group Member other than the property (and proceeds thereof) pursuant to the relevant Capital Lease agreement which are acquired or built, or the improvements or repairs, financed (along with customary security deposits), whether directly or through a Permitted Refinancing, by such Indebtedness, as applicable; provided, that individual financings of equipment provided by one lender and permitted by this Section 8.2(d) may be cross-collateralized to other financings of equipment provided by such lender and permitted by this Section 8.2(d);
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(e) Liens on the property of the Borrower or any of its Subsidiaries securing the Permitted Refinancing of any Indebtedness secured by any Lien on such property permitted hereunder without any change in the property subject to such Liens;
(f) Liens on any property of the Borrower or any of its Subsidiaries securing any of their Indebtedness or their other liabilities; provided, however, that the aggregate outstanding principal amount of all such Indebtedness and other liabilities shall not exceed $2,750,000 at any time; and
(g) the Liens granted on the Indebtedness under the First Lien Loan Documents (and any Permitted Refinancing thereof) to the extent permitted hereunder and under the Intercreditor Agreement.
Section 8.3 Investments. No Group Member shall make or maintain, directly or indirectly, any Investment except for the following:
(a) Investments existing on the date hereof and set forth on Schedule 8.3;
(b) Investments in cash and Cash Equivalents;
(c) (i) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (ii) extensions of trade credit and accounts receivable (other than to Affiliates of the Borrower, except as permitted by Section 8.9) arising or acquired in the ordinary course of business and (iii) Investments received in settlements in the ordinary course of business of such extensions of trade credit;
(d) Investments made as part of a Permitted Acquisition or Investments made pursuant to the terms and conditions of the Acquisition Agreement;
(e) Investments by (i) any Loan Party in any other Loan Party, (ii) any Group Member that is not a Loan Party in any Group Member or in any Joint Venture or (iii) any Loan Party in any Group Member that is not a Loan Party or in any Joint Venture; provided, however, that the aggregate outstanding amount of all Investments permitted pursuant to this clause (iii) shall not exceed $5,500,000 at any time; and provided, further, that any Investment consisting of loans or advances to any Loan Party shall be subordinated in full to the payment of the Obligations of such Loan Party on terms and conditions provided in Section 8.13 of the Guaranty and Security Agreement or as set forth on Exhibit J, as applicable, or otherwise satisfactory to the Syndication Agent;
(f) loans or advances to employees, officers and directors of the Borrower or any of its Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes; provided, however, that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (f) shall not exceed $2,250,000 at any time;
(g) any Investment by the Borrower or any of its Subsidiaries; provided, however, that the aggregate outstanding amount of all such Investments made pursuant to this clause (g), together with all Investments made pursuant to clause (e)(iii) of this Section 8.3, shall not exceed $11,000,000 at any time;
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(h) Interest Rate Contracts and Hedging Agreements permitted under Section 8.1(g) (including Investments in respect of Collateral or other amounts posted to a Group Member in connection with such permitted Hedging Agreements);
(i) non-cash loans or advances to employees, officers and directors of the Borrower or any of its Subsidiaries in connection with such Person’s purchase of Stock of the Borrower;
(j) Investments (including debt obligations and Stock) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment;
(k) advances of payroll payments to employees in the ordinary course of business;
(l) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit;
(m) Guaranty Obligations in respect of leases of Group Members (other than Capital Leases or Synthetic Leases) that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(n) Investments made by any Group Member as a result of (or in order to effect, in the case of clause (ii)) (i) consideration received in connection with a Sale permitted by Section 8.4 (other than Section 8.4(a)(vi) and subject to limitations, if applicable, pursuant to Section 8.4 on the type of consideration so received) or (ii) transactions permitted under Section 8.7; and
(o) any other Investment by the Borrower or any of its Subsidiaries so long as (i) no Event of Default is continuing or would result therefrom and (ii) at the time of any such Investment, and after giving effect thereto, the Consolidated Leverage Ratio is less than 2.00:1:00 as of the last day of the most recently ended Fiscal Quarter or Fiscal Year (in the case of the fourth Fiscal Quarter) for which Financial Statements have been or were required to be delivered pursuant to Section 6.1; provided that the aggregate amount of Investments made under this Section 8.3(o) shall not exceed the Available Amount as of the date each such Investment is made.
Section 8.4 Asset Sales. No Group Member shall Sell any of its property (other than cash) or issue shares of its own Stock, except for the following:
(a) (i) Sales of Cash Equivalents, (ii) Sales of inventory or property that has become obsolete or worn out in the ordinary course of business, (iii) licenses or sublicenses of Intellectual Property in the ordinary course of business, (iv) Sales of inventory and goods held for sale in the ordinary course of business, (v) Sales or discounts of delinquent accounts receivable in the ordinary course of business, (vi) the incurrence of Liens permitted by Section 8.2, the making of Investments permitted by Section 8.3 and the consummation of any merger, consolidation or amalgamation permitted by Section 8.7 and (vii) Sales of non-core assets acquired in connection with a Permitted Acquisition consummated after the date hereof in an aggregate amount not to exceed $2,750,000;
(b) (i) a true lease or sublease of real property not constituting Indebtedness and not entered into as part of a Sale and Leaseback Transaction and (ii) a Sale of property pursuant to a Sale and Leaseback Transaction; provided, however, that the aggregate fair market value (measured at the time of the applicable Sale) of all property covered by any outstanding Sale and Leaseback Transaction consummated at any time after the Closing Date shall not exceed $5,500,000;
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(c) (i) any Sale of any property (other than their own Stock or Stock Equivalents) by any Group Member to any other Group Member to the extent any resulting Investment constitutes a Permitted Investment, (ii) any Restricted Payment by any Group Member permitted pursuant to Section 8.5 and (iii) any distribution by the Borrower of the proceeds of Restricted Payments from any other Group Member to the extent permitted in Section 8.5;
(d) (i) any Sale or issuance by the Borrower of its own Stock, (ii) any Sale or issuance by any Subsidiary of the Borrower of its own Stock to any Group Member, provided, however, that the proportion of such Stock and of each class of such Stock (both on an outstanding and fully-diluted basis) held by the Loan Parties, taken as a whole, does not change as a result of such Sale or issuance and (iii) to the extent necessary to satisfy any Requirement of Law in the jurisdiction of incorporation of any Subsidiary of the Borrower, any Sale or issuance by such Subsidiary of its own Stock constituting directors’ qualifying shares or nominal holdings;
(e) as long as no Default is continuing or would result therefrom, any Sale of property (other than as part of a Sale and Leaseback Transaction or any Sale or issuance of its own Stock) of any Group Member for fair market value payable in cash upon such Sale; provided, however, that the aggregate consideration received during any Fiscal Year for all such Sales shall not exceed $27,500,000;
(f) Sales of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;
(g) Sales of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Sales are promptly applied to the purchase price of replacement property, in each case, in the ordinary course of business;
(h) Sales of property among the Loan Parties;
(i) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any Intellectual Property not otherwise in violation of the Loan Documents; and
(j) the unwinding of any Hedging Agreement so long as (i) no Event of Default is continuing or would result therefrom and (ii) at the time of any such unwinding, and after giving effect thereto, the Consolidated Leverage Ratio is less than 2.00:1.00 as of the last day of the most recently ended Fiscal Quarter or Fiscal Year (in the case of the fourth Fiscal Quarter) for which Financial Statements have been or were required to be delivered pursuant to Section 6.1, unless the Loan Party party to the Hedging Agreement does not make a cash payment in connection with the unwinding thereof.
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Section 8.5 Restricted Payments. No Group Member shall, directly or indirectly, pay or make any Restricted Payment except for the following:
(a) (i) Restricted Payments (A) by any Group Member that is a Loan Party to any Loan Party and (B) by any Group Member that is not a Loan Party to any Group Member and (ii) dividends and distributions by any Subsidiary of the Borrower that is not a Loan Party to any holder of its Stock, to the extent made to all such holders ratably according to their ownership interests in such Stock;
(b) dividends and distributions declared and paid on the common Stock or Qualified Stock of any Group Member ratably to the holders of such common Stock and payable only in common Stock or Qualified Stock of such Group Member;
(c) the redemption, purchase or other acquisition or retirement for value by the Borrower of its common Stock (or Stock Equivalents with respect to its common Stock) (i) from any present or former employee, director or officer (or the assigns, estate, heirs or current or former spouses thereof) of any Group Member upon the death, disability, retirement or termination of employment of such employee, director or officer; provided, however, that (A) the amount of such Restricted Payments paid in any Fiscal Year in reliance upon this clause (i) shall not exceed $2,250,000 in the aggregate and (B) no action that would otherwise be permitted hereunder in reliance upon this clause (i) shall be permitted if a Default is then continuing or would result therefrom, or (ii) to make cashless redemptions and cashless repurchases of Stock and Stock Equivalents of the Borrower and its Subsidiaries held by officers, directors or employees (or their assigns, estate, heirs, transferees or current or former spouses) in order to satisfy, in whole or in part, withholding tax requirements or exercise price requirements pursuant to a restricted stock agreement or a cashless exercise option in connection with the exercise of warrants, options or other rights in accordance with the provisions of a warrant, option or other rights plan or program of the foregoing Persons;
(d) payments of cash, dividends, distributions, advances or other Restricted Payments by the Borrower or any of its Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Stock of any such Person; and
(e) without duplication of any other clauses of this Section 8.5, so long as (i) no Event of Default is continuing or would result therefrom and (ii) at the time of any such Restricted Payment, and after giving effect thereto, the Consolidated Leverage Ratio is less than 2.00:1:00 as of the last day of the most recently ended Fiscal Quarter or Fiscal Year (in the case of the fourth Fiscal Quarter) for which Financial Statements have been or were required to be delivered pursuant to Section 6.1, other Restricted Payments that in the aggregate do not exceed the Available Amount as of the date such Restricted Payments are made.
Section 8.6 Prepayment of Indebtedness. No Group Member shall (w) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness, (x) set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, (y) make any payment in violation of any subordination terms of any Indebtedness or (z) make any payment in respect of the Sponsor PIK Notes or any other Subordinated Debt; provided, however, that each Group Member may, to the extent otherwise permitted by the Loan Documents, do each of the following:
(a) (i) prepay the Obligations, (ii) consummate a Permitted Refinancing of any Indebtedness other than the Sponsor PIK Notes, (iii) prepay in full on the Closing Date Indebtedness owing under the Existing Debt Agreements and (iv) terminate or unwind a Hedging Agreement to the extent permitted under Section 8.4(j);
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(b) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (or set apart any property for such purpose) (i) in the case of any Group Member that is not a Loan Party, any Indebtedness owing by such Group Member to any other Group Member, (ii) otherwise, any Indebtedness owing to any Loan Party, (iii) Indebtedness owing under the First Lien Loan Documents and (iv) so long as no Event of Default is continuing or would result therefrom, any mandatory prepayments of Indebtedness incurred under clauses (b), (c), (d) and (k) of Section 8.1 and any Permitted Refinancing thereof;
(c) with respect to Indebtedness other than the Sponsor PIK Notes, make regularly scheduled or otherwise required repayments or redemptions of such Indebtedness (other than Indebtedness owing to any Affiliate of the Borrower) but only, in the case of Subordinated Debt, to the extent permitted by the subordination provisions thereof;
(d) convert (or exchange) any Indebtedness to (or for) Qualified Stock of the Borrower; and
(e) so long as (i) no Event of Default is continuing or would result therefrom and (ii) at the time of any such prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, and after giving effect thereto, the Consolidated Leverage Ratio is less than 2.00:1:00 as of the last day of the most recently ended Fiscal Quarter or Fiscal Year (in the case of the fourth Fiscal Quarter) for which Financial Statements have been or were required to be delivered pursuant to Section 6.1, make prepayments, redemptions, purchases, defeasance or other satisfaction of Indebtedness other than the Sponsor PIK Notes or any Subordinated Debt.
Section 8.7 Fundamental Changes. No Group Member shall merge, consolidate or amalgamate with any Person, in each case except for the following: (a) the merger, consolidation or amalgamation of any Subsidiary of the Borrower into any Loan Party, (b) to consummate the Acquisition, (c) the merger or consolidation of any Group Member that is not a Loan Party into another Group Member that is not a Loan Party and (d) any Group Member (other than the Borrower) may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Group Members; provided that (i) no Event of Default shall result therefrom, (ii) no Change of Control shall result therefrom, (iii) the surviving Person (if such Person is already a Loan Party), or in the case of liquidation or dissolution, the Person who receives the assets of such dissolving or liquidated Subsidiary, shall be a Loan Party, and (iv) such liquidation, dissolution or change in legal form would not reasonably be expected to be materially adverse to the interests of the Lenders, and (v) the merger, consolidation or amalgamation of any Group Member for the sole purpose, and with the sole material effect, of changing its State of organization within the United States (or outside the United States if such entity’s jurisdiction was outside the United States); provided, however, that (A) in the case of any merger, consolidation or amalgamation involving the Borrower, the Borrower shall be the surviving Person and (B) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving corporation and all actions required to maintain the perfection of the Lien of the Administrative Agent on the Stock or property of such Loan Party shall have been made.
Section 8.8 Change in Nature of Business. No Group Member shall carry on any business, operations or activities (whether directly, through a Joint Venture, in connection with a Permitted Acquisition or otherwise) substantially different from the Business carried on by the Borrower and its Subsidiaries at the date hereof and business, operations and activities reasonably related, ancillary or complementary thereto.
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Section 8.9 Transactions with Affiliates. No Group Member shall, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with, or for the benefit of, any Affiliate of the Borrower that is not a Loan Party (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for (a) transactions in the ordinary course of business on a basis no less favorable to such Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower, (b) Restricted Payments made in accordance with Section 8.5, (c) reasonable salaries and other reasonable director or employee compensation (including bonuses and benefits) to, and customary indemnification arrangements with, officers and directors of any Group Member, (d) transactions under the Digital Reseller Agreement and (e) payment of fees to the Sponsors and their Affiliates for consulting services on a basis no less favorable to such Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower, (f) payment of fees to the Sponsors and their Affiliates for management, monitoring and advisory fees in an aggregate amount in any Fiscal Year not to exceed $550,000; provided that no Event of Default is then continuing, (g) all out-of-pocket reasonable expenses incurred by the Sponsors and their Affiliates in connection with the performance of management, monitoring, advisory or other services with respect to the Group Members, (h) Permitted Investments and issuances and Sales of Stock and Stock Equivalents by the Borrower not constituting a Change of Control and not otherwise prohibited hereunder, (i) arrangements in existence on the Closing Date as set forth on Schedule 8.9, and (j) transactions among Group Members (that are not Loan Parties) and any other Group Members (that are not Loan Parties).
Section 8.10 Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments. No Group Member shall incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting the ability of (a) any Subsidiary of the Borrower to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell property to, any Group Member or (b) any Group Member to incur or suffer to exist any Lien upon any Collateral of any Group Member, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (i) pursuant to the Loan Documents and the First Lien Loan Documents (and any Permitted Refinancing thereof permitted pursuant to the Intercreditor Agreement), (ii) limitations on Liens (other than those securing any Obligation) on any property whose acquisition, repair, improvement or construction is financed by purchase money Indebtedness, Capitalized Lease Obligations or Permitted Refinancings permitted hereunder in reliance upon Section 8.1(b), (iii) pursuant to Contractual Obligations with respect to Indebtedness that exist on the Closing Date and (to the extent not otherwise permitted by this Section 8.10) are listed on Schedule 8.10 hereto and any Permitted Refinancing Indebtedness with respect thereto, (iv) customary restrictions on granting liens in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate solely to the assets subject thereto, (v) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vi) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (vii) restrictions in connection with cash or other deposits permitted under Section 8.2, (viii) related to any Sale permitted by Section 8.4 applicable pending such Disposition solely to the assets subject to such Disposition and (ix) prohibitions and limitations that exist pursuant to applicable Requirements of Law.
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Section 8.11 Modification of Certain Documents. No Group Member shall do any of the following:
(a) waive or otherwise modify any term of any Related Document (other than any First Lien Loan Document, the Sponsor PIK Notes or the terms of any Subordinated Debt) or any Constituent Document of, or otherwise change the capital structure of, any Group Member (including the terms of any of their outstanding Stock or Stock Equivalents), in each case except for those modifications and waivers that (x) do not elect, or permit the election, to treat the Stock or Stock Equivalents of any limited liability company (or similar entity) as certificated and (y) do not materially and adversely affect the rights and privileges of any Group Member and do not materially and adversely affect the interests of any Secured Party under the Loan Documents or in the Collateral;
(b) waive or otherwise modify any term of (i) any First Lien Loan Document if such waiver or modification is prohibited by the Intercreditor Agreement or (ii) any Subordinated Debt (including the Sponsor PIK Notes) if the effect thereof on such Subordinated Debt is to (A) increase the interest rate, (B) change the due dates for principal or interest, other than to extend such dates, (C) modify any default or event of default, other than to delete it or make it less restrictive, (D) add any covenant with respect thereto, (E) modify any subordination provision, (F) modify any redemption or prepayment provision, other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (G) materially increase any obligation of any Group Member or confer additional material rights to the holder of such Indebtedness in a manner adverse to any Group Member or any Secured Party; or
(c) permit the Obligations to cease qualifying as “Designated Senior Debt” or “Senior Debt” as defined in the Sponsor PIK Notes.
Section 8.12 Accounting Changes; Fiscal Year. No Group Member shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law, or (b) its fiscal year or its method for determining Fiscal Quarters or Fiscal Months.
Section 8.13 Margin Regulations. No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.
Section 8.14 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could reasonably be expected to result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or
(b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect. No Group Member shall cause or suffer to exist any event that could reasonably be expected to result in the imposition of a Lien on a Group Member or any material property of a Group Member with respect to any Benefit Plan.
Section 8.15 Hazardous Materials. No Group Member shall cause or suffer to exist any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Group Member that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Group Member), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.
Section 8.16 Compliance with Anti-Terrorism Laws. No Group Member shall:
(a) directly or indirectly, in connection with the Term Loans, knowingly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law;
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(b) directly or indirectly, in connection with the Term Loans, knowingly cause or permit any of the funds of such Group Member that are used to repay the Term Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Anti-Terrorism Law; or
(c) knowingly cause or permit (i) a Sanctioned Person to have any direct or indirect interest in or benefit of any nature whatsoever in the Group Members or (ii) any of the funds or properties of the Group Members that are used to repay the Term Loans to constitute property of, or be beneficially owned directly or indirectly by, a Sanctioned Person.
ARTICLE 9
EVENTS OF DEFAULT
Section 9.1 Definition. Each of the following shall be an Event of Default:
(a) the Borrower shall fail to pay (i) any principal of any Term Loan when the same becomes due and payable or (ii) any interest on any Term Loan, any fee under any Loan Document or any other Obligation (other than those set forth in clause (i) above) and, in the case of this clause (ii), such non-payment continues for a period of five (5) Business Days after the due date therefor; or
(b) any representation, warranty or certification made or deemed made by or on behalf of any Loan Party in any Loan Document or by or on behalf of any Loan Party (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is qualified by “material” or “Material Adverse Effect”) when made or deemed made; or
(c) any Loan Party shall fail to comply with (i) any provision of Article 5 (Financial Covenants) (provided that any failure to comply with Article 5 shall be subject to cure to the extent permitted by Section 9.5 prior to such failure to comply with Article 5 constituting an Event of Default hereunder), Section 6.1(a), (b) or (c) (Financial Statements), 6.2(a)(w)(i) (Other Events), 7.1(a) (Maintenance of Corporate Existence), 7.9 (Use of Proceeds), 7.11(a) (Deposit Accounts; Securities Accounts and Cash Collateral Accounts), 7.13 (Landlord and Mortgagee Agreements) or 7.15 (Post-Closing) or Article 8 (Negative Covenants), (ii) any Loan Party shall fail to comply with any provision of Section 6.1(d), (f), (g) or (h) (Financial Statements), and such failure shall remain unremedied for three (3) Business Days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower by the Administrative Agent, the Syndication Agent or the Required Lenders, (iii) any Loan Party shall fail to comply with any provision in any subclause of Section 6.1 not set forth in clause (i) or (ii) above, and such failure shall remain unremedied for ten (10) days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders or (iv) any other provision of any Loan Document if, in the case of this clause (iv), such failure shall remain unremedied for thirty (30) days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or
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(d) (i) any Group Member shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness of any Group Member (other than the Obligations and the Indebtedness under the First Lien Loan Documents) and, in each case, such failure relates to the Sponsor PIK Notes or other Indebtedness having a principal amount of $5,500,000 or more, (ii) any other event shall occur or condition shall exist under any Contractual Obligation (other than the First Lien Loan Documents) relating to any such Indebtedness (other than, with respect to Contractual Obligations consisting of Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements that are not the result of any default or breach thereunder by any Loan Party), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, (iii) any such Indebtedness (other than Indebtedness under the First Lien Loan Documents) shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof or (iv) a First Lien Event of Default exists; provided that a First Lien Event of Default shall constitute an Event of Default under this Section 9.1(d) only if (A) such First Lien Event of Default consists of a failure by any Group Member to make any payment under the First Lien Loan Documents when due (subject to any grace periods provided therefor) (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise), (B) the effect of such First Lien Event of Default is to accelerate the maturity of the Indebtedness under the First Lien Loan Documents or (C) a period of 60 days has elapsed from the date on which the Second Lien Agent was given notice by the First Lien Agent or the Borrower of the occurrence of such First Lien Event of Default and such First Lien Event of Default remains uncured and unwaived as at the end of such 60-day period; or
(e) (i) any Group Member shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Group Member, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Group Member shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above; or
(f) one or more judgments, orders or decrees (or other similar process) shall be rendered against any Group Member (i) (A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has not denied coverage therefor) in excess of $5,500,000 or (B) otherwise, that would have, in the aggregate, a Material Adverse Effect and (ii) (A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated, bonded, discharged or paid for a period of thirty (30) consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or
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(g) except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent, the failure by the Administrative Agent to possess collateral, file a financing statement or any similar filing, due to the gross negligence or willful misconduct of the Administrative Agent or the Syndication Agent as determined by a court of competent jurisdiction in a final non-appealable judgment or order or as otherwise expressly permitted under any Loan Document, (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Loan Party party thereto, (ii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby having a collective value in excess of $2,250,000 (determined based on the greater of book value and fair market value) or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document with respect to any Collateral having a collective value in excess of $2,250,000 (determined based on the greater of book value and fair market value) or (iii) any subordination provision set forth in the Sponsor PIK Notes shall, in whole or in part, terminate or otherwise fail or cease to be, in any material respect, valid and binding on, or enforceable against, the applicable Sponsors or other holder of the Sponsor PIK Notes (or any Sponsor, any Affiliate of the Sponsor or any such holder shall so state in writing) or any Group Member shall state in writing that any of the events described in clause (i), (ii) or (iii) above shall have occurred;
(h) (i) there occurs one or more ERISA Events which have a Material Adverse Effect; or (ii) there occurs an event that reasonably could be expected to result in the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA on or with respect to property of a Group Member; or
(i) there shall occur any Change of Control.
Section 9.2 Remedies. During the continuance of any Event of Default but subject to the Intercreditor Agreement, the Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by written notice to the Borrower and in addition to any other right or remedy provided under any Loan Document or by any applicable Requirement of Law, declare immediately due and payable all or part of any Obligation arising under the Loan Documents (including any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower (and, to the extent provided in any other Loan Document, the other Loan Parties); provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 9.1(e)(ii), each Obligation arising under the Loan Documents (including in each case all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by the Borrower (and, to the extent provided in any other Loan Document, any other Loan Party).
Section 9.3 [Reserved].
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Section 9.4 Governmental Approvals. Notwithstanding anything to the contrary contained herein or in any other Loan Document, any foreclosure on, sale, transfer or other disposition of any Collateral or any other action taken in accordance with this Agreement or proposed to be taken hereunder that would affect the operational, voting, or other control of any Loan Party or affect the ownership of the FCC Licenses shall be pursuant to the Communications Laws and, if and to the extent required thereby, subject to the prior consent of the FCC and any other applicable Governmental Authority. Notwithstanding anything to the contrary contained herein, the Administrative Agent and the other Secured Parties shall not take any action pursuant hereto that would constitute or result in any assignment of the FCC Licenses or transfer of control of any Loan Party if such assignment or transfer of control would require, under then existing law (including the Communications Laws), the prior approval of the FCC, without first obtaining such approval of the FCC and notifying the FCC of the consummation of such assignment or transfer of control (to the extent required to do so). During the existence of an Event of Default, each Loan Party agrees to take any reasonable, lawful action which the Syndication Agent or the Administrative Agent (so long as such Agents are acting in conformity with each other; if such Agents are not acting in conformity with each other, then such Loan Parties shall take the action reasonably requested by the Syndication Agent) may reasonably request in order to obtain and enjoy the full rights and benefits granted to the Agents and Lenders by this Agreement, including specifically, after the occurrence and during the continuance of an Event of Default, the use of such Loan Party’s commercially reasonable efforts to assist in obtaining any approval of the FCC and any other Governmental Authority that is then required under the Communications Laws or under any other law for any action or transaction contemplated by this Agreement, including, without limitation, the sale or transfer of Collateral. Such efforts during the existence of an Event of Default shall include, without limitation, sharing with the Agents any FCC registration numbers, account numbers and passwords for the FCC’s electronic databases and preparing, certifying and filing (or causing to be prepared, certified and filed) with the FCC any portion of any application or applications for consent to the assignment of the FCC Licenses or transfer of control of any Loan Party required to be filed under the Communications Laws for approval of any sale or transfer of Collateral and/or the FCC Licenses.
Section 9.5 Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 9.1, in the event of any Event of Default under any covenant set forth in Sections 5.1 or 5.2, any equity contribution in respect of the Stock of the Borrower (in the form of common equity, Qualified Stock or other equity having terms reasonably acceptable to the Syndication Agent) made to the Borrower after the last day of any Fiscal Quarter and on or prior to the day that is ten (10) days after the day on which financial statements are required to be delivered for that Fiscal Quarter (or, in the case of the fourth Fiscal Quarter, for such Fiscal Year) will, at the irrevocable request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial covenants at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) no Specified Equity Contribution shall be given effect pursuant hereto for any Fiscal Quarter unless, immediately after giving effect to such requested Specified Equity Contribution, there will be at least three (3) Fiscal Quarters in the Relevant Four Fiscal Quarter Period (as defined below) in which no Specified Equity Contribution has been made, (b) the amount of any Specified Equity Contribution and the use of proceeds therefrom will be no greater than the amount required to cause Borrower to be in compliance with the covenants set forth in Sections 5.1 and/or 5.2 hereof and, if applicable, the financial covenants set forth in Sections 5.1 and 5.2 of the First Lien Credit Agreement, (c) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all purposes under the Loan Documents other than determining compliance with the covenants set forth in Sections 5.1 and 5.2 (including calculating adjusted Consolidated EBITDA for purposes of determining basket levels, pricing and other items governed by reference to Consolidated EBITDA), (d) there shall be no more than two (2) Specified Equity Contributions made in the aggregate after the Closing Date, (e) subject to Section 2.8(f), the proceeds of all Specified Equity Contributions will be promptly applied by the Borrower to prepay amounts outstanding with respect to the Term Loans and (f) any Term Loans prepaid with the proceeds of Specified Equity Contributions shall be deemed outstanding for purposes of determining compliance with any covenant set forth in Sections 5.1 or 5.2 for the current Fiscal Quarter. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Equity Contribution, the four Fiscal Quarter period ending on (and including) the
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Fiscal Quarter in which Consolidated EBITDA will be increased as a result of such Specified Equity Contribution. In the event the Borrower is in compliance with Sections 5.1 and 5.2 for any applicable period, but has failed to comply with Section 5.1 or 5.2 of the First Lien Credit Agreement for such period, and such failure is cured with a “Specified Equity Contribution” under and as defined in the First Lien Credit Agreement, then such “Specified Equity Contribution” shall constitute a Specified Equity Contribution hereunder and shall be included, subject to the terms hereof, in the calculation of Consolidated EBITDA for the purpose of determining compliance with the financial covenants set forth in Sections 5.1 and 5.2 at the end of such fiscal quarter and any subsequent period that includes such Fiscal Quarter; provided that such exercise of the right to make a “Specified Equity Contribution” under the First Lien Credit Agreement shall not constitute an exercise of the right to make a Specified Equity Contribution hereunder for purposes of clause (d) of the proviso to the preceding sentence.
ARTICLE 10
THE AGENTS
Section 10.1 Appointment and Duties. (a) Appointment. Each Lender hereby appoints Cortland (together with any successor Administrative Agent pursuant to Section 10.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Group Member, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Each Lender hereby appoints Macquarie (together with any successor Syndication Agent pursuant to Section 10.9) as the Syndication Agent hereunder and authorizes the Syndication Agent to (i) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Syndication Agent under such Loan Documents and (ii) exercise such powers as are reasonably incidental thereto.
(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) in consultation with the Syndication Agent, act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) in consultation with the Syndication Agent, manage, supervise and otherwise deal with the Collateral, (v) in consultation with the Syndication Agent, take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for
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purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
(c) Limited Duties. Under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.14(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Under the Loan Documents, the Syndication Agent (i) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (ii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against the Syndication Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (ii) above.
Section 10.2 Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent, the Syndication Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent, the Syndication Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
Section 10.3 Use of Discretion. (a) No Action without Instructions. Neither Agent shall be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).
(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, neither Agent shall be required to take, or to omit to take, any action (i) unless, upon demand, such Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to such Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against such Agent or any Related Person thereof or (ii) that is, in the opinion of such Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.
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Section 10.4 Delegation of Rights and Duties. Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article 10 to the extent provided by such Agent.
Section 10.5 Reliance and Liability. (a) Each Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2(d), (ii) rely on the Register to the extent set forth in Section 2.14, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
(b) No Agent and none of its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and the Borrower hereby waive and shall not assert (and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, each Agent:
(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of such Agent, when acting on behalf of such Agent);
(ii) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;
(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by such Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by such Agent in connection with the Loan Documents;
(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless, in the case of the Administrative Agent, it has received a notice from the Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders); and
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(v) shall not have any duty to ascertain or inquire whether any assignment under Section 11.2(b) may be effected without the consent of the Syndication Agent (and the Administrative Agent may follow the direction of the Syndication Agent as to whether any such consent is required);
and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent or the Syndication Agent based thereon.
Section 10.6 Agents Individually. The Administrative Agent, the Syndication Agent and their respective Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, and engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as Administrative Agent or Syndication Agent, as applicable, and may receive separate fees and other payments therefor. To the extent the Administrative Agent, the Syndication Agent or any of their respective Affiliates makes any Term Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender” and “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent, the Syndication Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.
Section 10.7 Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon any Agent or any Lender or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by such Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, neither Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of such Agent or any of its Related Persons.
Section 10.8 Expenses; Indemnities. (a) Each Lender agrees to reimburse each Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand for such Lender’s Pro Rata Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by such Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.
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(b) Each Lender further agrees to indemnify each Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party), from and against such Lender’s aggregate Pro Rata Share of the Liabilities (including to the extent not indemnified pursuant to Section 10.8(c), taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against such Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any other Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by such Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to any Agent or any of its Related Persons to the extent such liability has resulted primarily and directly from (i) the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or (ii) any dispute among the Indemnitees other than (x) any claims against the Administrative Agent or the Syndication Agent in its capacity or in fulfilling its role as an administrative agent or a syndication agent or any similar role under the Loan Documents and (y) any claims arising out of any act or omission on the part of the Loan Parties or their Affiliates.
(c) To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment is made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the IRS or any other Governmental Authority, or the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason not attributable to the Administrative Agent’s gross negligence or willful misconduct, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. The Administrative Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which the Administrative Agent is entitled to indemnification from such Lender under this Section 10.8(c).
(d) Each Lender hereby acknowledges that the provisions of Section 7.14 of the Intercreditor Agreement shall not in any way limit the liability of such Lender to the Administrative Agent under this Section 10.8.
Section 10.9 Resignation of Agents. (a) The Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders, the Syndication Agent and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 10.9(a), and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Administrative Agent and signed by the Required Lenders. If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent. If, after thirty (30) days after the
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date of the retiring Administrative Agent’s notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default. Effective immediately upon its resignation or removal, (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder (provided that, until a successor Administrative Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as collateral agent on behalf of the Lenders under any of the Loan Documents shall continue to be held by the retiring or removed Administrative Agent as nominee until such time as a successor Administrative Agent is appointed), (iii) the retiring or removed Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring or removed Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents, and the provisions of this Article 10 and Sections 11.3 and 11.4 and the other provisions of the Loans Documents referred to in Section 11.18 shall survive the resignation or removal of the Administrative Agent for the benefit of the retiring or removed Administrative Agent with respect to such actions, including any actions taken following such resignation or removal pursuant to clause (iv) below, and (iv) subject to its rights under Section 10.3, the retiring or removed Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring or removed Administrative Agent under the Loan Documents.
(b) The Syndication Agent may resign at any time by delivering notice of such resignation to the Lenders, the Administrative Agent and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 10.9(b). If the Syndication Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Syndication Agent. If, after thirty (30) days after the date of the retiring Syndication Agent’s notice of resignation, no successor Syndication Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Syndication Agent may, on behalf of the Lenders, appoint a successor Syndication Agent. Each appointment under this clause (b) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default. Effective immediately upon its resignation, (i) the retiring Syndication Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Syndication Agent until a successor Syndication Agent shall have accepted a valid appointment hereunder, (iii) the retiring Syndication Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Syndication Agent was, or because such Syndication Agent had been, validly acting as Syndication Agent under the Loan Documents, and the provisions of this Article 10 and Sections 11.3 and 11.4 and the other provisions of the Loans Documents referred to in Section 11.18 shall survive the resignation of the Syndication Agent for the benefit of the retiring Syndication Agent with respect to such actions, including any actions taken following such resignation pursuant to clause (iv) below and (iv) subject to its rights under Section 10.3, the retiring Syndication Agent shall take such action as may be reasonably necessary to assign to the successor Syndication Agent its rights as Syndication Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Syndication Agent, a successor Syndication Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Syndication Agent under the Loan Documents.
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Section 10.10 Release of Collateral or Guarantors. Each Secured Party hereby consents to the automatic release and hereby directs the Administrative Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:
(a) any Subsidiary of the Borrower from its guaranty of any Obligation of any Loan Party if (x) such Subsidiary ceases to be a “Subsidiary” as a result of a transaction permitted hereunder or (y) all of the Securities of such Subsidiary owned by any Group Member are Sold in a Sale permitted under the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 7.10; and
(b) any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is Sold by a Loan Party in a Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 7.10 after giving effect to such Sale have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 8.2(d) or (e) and (iii) all of the Collateral and all Loan Parties, upon (A) termination of the Commitments, (B) payment and satisfaction in full of all Term Loans and all other Obligations that the Administrative Agent has been notified (by or on behalf of the holder of such Obligations) in writing are then due and payable (or will be due and payable following notice or expiration of any applicable grace period), (C) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and each Indemnitee that is owed such Obligations and (D) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Loan Parties each in form and substance acceptable to the Administrative Agent.
Each Secured Party hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, promptly (but in any event, within three Business Days of receipt of advance notice from the Borrower and documentation prepared to the reasonable satisfaction of the Administrative Agent), to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 10.10.
ARTICLE 11
MISCELLANEOUS
Section 11.1 Amendments, Waivers, Etc. (a) No amendment or waiver of any provision of any Loan Document (other than (i) the Fee Letter and the Control Agreements and (ii) as provided in Section 11.2(g) with respect to Affiliated Lenders) and no consent to any departure by any Loan Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Administrative Agent (at the direction of the Syndication Agent) and the Borrower, (2) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders
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(or by the Administrative Agent with the consent of the Required Lenders) and the Borrower; provided, however, that no amendment, consent or waiver described in clause (2) or (3) above shall, unless in writing and signed by each Lender directly affected thereby (or by the Administrative Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:
(i) waive any condition specified in Section 3.1, except any condition referring to any other provision of any Loan Document;
(ii) increase the Commitment of such Lender or subject such Lender to any additional obligation;
(iii) reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of the Borrower to repay (whether or not on a fixed date), any outstanding Term Loan owing to such Lender or (B) any fee or accrued interest or premium payable to such Lender; provided, however, that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase or (y) any modification to any financial covenant set forth in Article 5 or in any definition set forth therein or principally used therein;
(iv) waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest or premium on any Term Loan or fee owing to such Lender or for the reduction of such Lender’s Commitment; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.8, or to the application of any payment, including as set forth in Section 2.12;
(v) except as provided in Section 10.10, release all or substantially all of the Collateral or any Guarantor from its guaranty of any Obligation of the Borrower;
(vi) reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders”, “Pro Rata Share” or “Pro Rata Outstandings”; or
(vii) amend Section 10.10 (Release of Collateral or Guarantor), Section 11.9 (Sharing of Payments) or this Section 11.1;
and provided, further, that (x) any amendment, waiver or consent to any provision of this Agreement (including Section 2.12 and Section 11.9) that permits the Borrower or any of its Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 11.2 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby, (y) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, the Administrative Agent (or otherwise modify any provision of Article 10 or the application thereof, as such provision relates to the Administrative Agent), the Syndication Agent (or otherwise modify any provision of Article 10 or the application thereof, as such provision relates to the Syndication Agent) or any SPV that has been granted an option pursuant to Section 11.2(f) unless in writing and signed by the Administrative Agent, the Syndication Agent or such SPV, as the case may be, in addition to any signature otherwise required and (z) the consent of the Borrower shall not be required to change any order of priority set forth in Section 2.12.
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Notwithstanding anything to the contrary contained herein, this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent, the Syndication Agent, the Required Lenders and the Borrower to add one or more additional credit facilities (including an additional term loan tranche) to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility or term loan tranche) and to permit the extensions of credit and the refinancing and/or replacement of the credit facilities from time to time outstanding hereunder and thereunder and the accrued interest and fees in respect hereof and thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof (and, in the case of sharing in prepayments, any such credit facility consisting of term loans shall share ratably with the Term Loans).
(b) Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.
Section 11.2 Assignments and Participations; Binding Effect. (a) Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and the Syndication Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrower (except for each Section of Article 10 other than Section 10.10), the Administrative Agent, the Syndication Agent and each Lender and each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 10.9), none of the Borrower, the Administrative Agent or the Syndication Agent shall have the right to assign any rights or obligations hereunder or any interest herein.
(b) Right to Assign. Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder to (i) any existing Lender (other than (x) a natural Person, (y) the Borrower, the Permitted Investors or any of their respective Affiliates except, in each case, in accordance with clause (g) below and (z) a holder of obligations under any Subordinated Debt or an Affiliate of such holder), (ii) any Affiliate or Approved Fund of any existing Lender (other than (x) a natural Person, (y) the Borrower, the Permitted Investors or any of their respective Affiliates except, in each case, in accordance with clause (g) below and (z) a holder of obligations under any Subordinated Debt or an Affiliate of such holder) or (iii) any other Person (other than (x) a natural Person or (y) the Borrower, the Permitted Investors or any of their respective Affiliates except, in each case, pursuant to clause (g) below) acceptable (which acceptance shall not be unreasonably withheld, conditioned or delayed) to the Syndication Agent and, as long as no Event of Default is continuing, the Borrower (which acceptance shall (i) not be unreasonably withheld, conditioned or delayed and (ii) be deemed to have been given if the Borrower has not responded within five Business Days of a written request for such acceptance); provided that (A) the written consent of the Borrower shall always be required for assignments to Disqualified Competitors and (B) the consent of the Borrower shall not be required in connection with the initial syndication of the Term Loans; provided, however, that the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Term Loans subject to any such Sale
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shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in the Term Loans or is made with the prior written consent of the Borrower (to the extent the Borrower’s consent is otherwise required) and the Administrative Agent. The Syndication Agent’s refusal to accept a Sale to a holder of obligations under the First Lien Credit Agreement or any Subordinated Debt or an Affiliate of such a holder (including any such holder that is a Lender), or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable. Notwithstanding anything to the contrary contained herein, MIHI LLC shall have the absolute right, without obligation to obtain any consent of the Loan Parties or any Lender, to sell or assign to third parties such portion of MIHI LLC’s Commitments and Term Loans as MIHI LLC deems necessary to enable MIHI LLC and its Affiliates to ensure that they have no attributable stake in the Borrower for purposes of the regulations of the FCC, or any successor agency thereto, or to otherwise comply with FCC regulations.
(c) Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Administrative Agent an Assignment via an electronic settlement system designated by the Administrative Agent (or if previously agreed with the Administrative Agent, via a manual execution and delivery of the assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor (including customary indemnity provisions provided therein) acceptable to the Administrative Agent), any tax forms required to be delivered pursuant to Section 2.17(f) and, unless waived by the Administrative Agent, payment of an assignment fee in the amount of $3,500, provided that (1) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 11.2(b)(iii), upon the Syndication Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.
(d) Effectiveness. Subject to the recording of an Assignment by the Administrative Agent in the Register pursuant to Section 2.14(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article 10, Section 11.8 (Right of Setoff) and Section 11.9 (Sharing of Payments).
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(e) Grant of Security Interests. In addition to the other rights provided in this Section 11.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal, interest or premium on the Term Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board) or a central bank or other regulator, without notice to any Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.
(f) Participants and SPVs. In addition to the other rights provided in this Section 11.2, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Term Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Term Loans pursuant thereto shall satisfy the obligation of such Lender to make such Term Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Syndication Agent or the Borrower (except that the written consent of the Borrower shall always be required for participations to Disqualified Competitors), sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Term Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements) and 2.17 (Taxes), but only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 2.17(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Term Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii) and (iv) of Section 11.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.1(a)(v) (or amendments, consents and waivers with respect to Section 10.10 to release all or substantially all of the Collateral). No party hereto shall institute (and the Borrower shall cause each other Loan Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.
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(g) Assignments to Affiliated Lenders. (i) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Affiliated Lender in accordance with Section 11.2(b) and this Section 11.2(g); provided that:
(A) the assigning Lender and Affiliated Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit I hereto (an “Affiliated Lender Assignment”) in lieu of an Assignment;
(B) Non-Debt Fund Affiliates in the aggregate shall not own in excess of 20% of all Term Loans outstanding at any time; and
(C) Affiliated Lenders shall collectively constitute no more than three (3) Lenders.
(ii) Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among any Agent or any Lender to which representatives of the Loan Parties are not invited, (ii) receive any information or material prepared by any Agent or any Lender or any communication by or among one or more Agents and/or one or more Lenders (and their auditors, advisors and attorneys), except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article 2), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against any Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.
(iii) Notwithstanding anything in Section 11.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required any Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions and no Non-Debt Fund Affiliate shall be entitled to vote hereunder in connection with such Term Loans; provided, however, that the commitments of any Non-Debt Fund Affiliate shall not be increased, the due dates for payment of interest and scheduled amortization (including at maturity) owned to any Non-Debt Fund Affiliate will not be extended and the amounts owing to any such Non-Debt Fund Affiliate will not be reduced without the written consent of such Non-Debt Fund Affiliate.
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Additionally, the Loan Parties and each Non-Debt Fund Affiliate hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable in any material respect to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower. Each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate (solely in respect of Term Loans and participations therein and not in respect of any other claim or status such Non-Debt Fund Affiliate may otherwise have), to vote such Non- Debt Fund Affiliate’s claims in the same proportion, for or against, as votes were cast on each matter by Lenders that are not Affiliated Lenders and take any action and to execute any instrument that the Syndication Agent may deem reasonably necessary to carry out the provisions of this paragraph.
Section 11.3 Costs and Expenses. Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse any Loan Party or Group Member therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) the Administrative Agent, the Syndication Agent and the Arranger for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in accordance with Sections 7.7 and 7.8), in each case including the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent, one primary counsel for the Syndication Agent and one local counsel in each relevant jurisdiction, one specialty counsel for each relevant specialty and one or more additional counsel if one or more conflicts arise, in each case for the Administrative Agent, the Syndication Agent, the Arranger or such Related Persons, reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with Intralinks® or any other E-System and reasonable and documented fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, (b) subject to Section 7.7, the Administrative Agent and the Syndication Agent for all reasonable and documented costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the reasonable and documented out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Administrative Agent or the Syndication Agent, as applicable, for its examiners) and (c) each of the Administrative Agent, the Syndication Agent, each of their respective Related Persons, and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, Loan Document, Obligation or Related Transaction, including reasonable and documented fees and disbursements of one primary counsel to the Administrative Agent, one primary counsel for the Syndication Agent and the Lenders, one local counsel for the Syndication Agent and the Lenders in each relevant jurisdiction, one specialty counsel for the Syndication Agent and the Lenders for each relevant specialty and one or more additional counsel if one or more conflicts of interest arise and one financial advisor engaged by the Syndication Agent (or legal counsel for the Syndication Agent) for itself, the Administrative Agent and the Lenders.
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Section 11.4 Indemnities. (a) The Borrower agrees to indemnify, hold harmless and defend the Administrative Agent, the Syndication Agent, the Arranger, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation, and limited to, with respect to counsel fees, the reasonable and documented fees, disbursements and other charges of one primary counsel to the Administrative Agent and its Related Persons, one primary counsel for all other Indemnitees, one local counsel for all Indemnitees in each relevant jurisdiction, one specialty counsel for all Indemnitees for each relevant specialty and one or more additional counsel if one or more conflicts of interest arise) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any other Related Document, any Disclosure Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Term Loan, any Related Transaction, or any securities filing of, or with respect to, any Group Member, (ii) any commitment letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Group Member or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including, subject to the limitations set forth above, reasonable and documented attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 11.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily and directly from (A) the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, (B) a material breach of any such Indemnitee’s obligations under the Loan Documents, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or (C) any dispute among Indemnitees other than (x) any claims against the Administrative Agent, the Syndication Agent or the Arranger in its capacity or in fulfilling its role as an administrative agent, a syndication agent or an arranger or any similar role under the Loan Documents (other than any claims solely between the Administrative Agent and the Syndication Agent) and (y) any claims arising out of any act or omission on the part of the Loan Parties or their Affiliates. Furthermore, the Borrower waives and agrees not to assert against any Indemnitee, and shall cause each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 11.4(a) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim.
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(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any property of any Related Person or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) resulted from the gross negligence or willful misconduct of any Indemnitee or (ii) (A) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Loan Party and (B) are attributable to acts of such Indemnitee.
Section 11.5 Survival. Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.17 (Taxes), Section 2.16 (Breakage Costs; Increased Costs; Capital Requirements), Article 10 (The Agents), Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) or this Section 11.5) shall (A) survive the termination of the Commitments and the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.
Section 11.6 Limitation of Liability for Certain Damages. In no event shall any Indemnitee or any other party hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each party hereto hereby waives, releases and agrees (and shall cause each of its Affiliates to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, however, that each Indemnitee shall be indemnified, held harmless and defended by the Borrower from and against any such claim for special, indirect, consequential or punitive damages that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of Indemnified Matters (subject to the limitations related thereto in Section 11.4).
Section 11.7 Lender-Creditor Relationship. The relationship between the Lenders and the Agents, on the one hand, and the Loan Parties, on the other hand, is solely that of lender and creditor. No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.
Section 11.8 Right of Setoff. Subject to Section 11.21, each of the Administrative Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by the Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent, such Lender, or any of their respective Affiliates to or for the credit or the account of the Borrower against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Administrative Agent and each Lender agrees promptly to notify the Borrower and the Administrative Agent in writing after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such written notice shall not affect the validity of such setoff and application. The rights under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) that the Agents and the Lenders and their Affiliates and other Secured Parties may have.
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WESTWOOD ONE, INC.

Section 11.9 Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements), 2.17 (Taxes), 2.18 (Substitution of Lenders) and 11.2 (Assignments and Participations; Binding Effect) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
Section 11.10 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other party or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.
Section 11.11 Notices. (a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) if to the Borrower, to 220 West 42nd St., New York, NY 10036, Attention: Hiram Lazar, Tel: (212) 419-2890, Fax: (646) 285-0174, with copy to Kirkland & Ellis LLP, 333 S. Hope Street, Los Angeles, California 90071, Attention: David Nemecek, Tel: (213) 680-8111, Fax: (213) 808-8107, (B) if to the Administrative Agent, to Cortland Capital Market Services LLC, 225 West Washington Street, Suite 1450, Chicago, Illinois 60606, Attention: Mike Fredian, Tel: (312) 564-5078, Fax: (312) 376-0751, with copy to McGuireWoods LLP, 77 West Wacker Drive, Suite 4100, Chicago, Illinois 60601, Attention: Mark A. Kromkowski, Tel: (312) 849-8170, Fax: (312) 698-4548, (C) if to the Syndication Agent, to Macquarie Capital (USA) Inc., 125 West 55th Street, New York, New York 10019, Attention: Arvind Admal, Tel: (212) 231-2099, Fax: (212) 231-0629, Attention: David Anekstein, Tel: (212) 231-6187, Fax: (212) 231-0629, with copy to Latham & Watkins LLP, 355 S. Grand Ave., Los Angeles, California 90071, Attention: Stacey Rosenberg, Tel: (213) 891-8554, Fax: (213) 891-8763 and (D) otherwise to the party to be notified at its address specified opposite its name in its administrative questionnaire furnished to the Administrative Agent, on the signature page of any applicable Assignment or at such other address or facsimile number as may be designed by such party in a notice to the other parties, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of the Administrative Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, the Administrative Agent and the Syndication Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower, the Administrative Agent and the Syndication Agent. Subject to clause (c) below, transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.
(b) Effectiveness. Subject to clause (c) below, all communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to any Agent pursuant to Article 2 or Article 10 shall be effective until received by the applicable Agent.
(c) Electronic Delivery. Notwithstanding anything herein to the contrary, documents required to be delivered (i) pursuant to Article 6 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date that is the earlier of the date (A) on which the Borrower sends such documents by electronic mail or by other electronic methods of transmission to the applicable Agent or (B) on which such documents are posted by the Borrower or on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and each Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and (ii) pursuant to Section 11.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date that is the earlier of the date on which the delivering party sends such documents by electronic mail or by other electronic methods of transmission to the Administrative Agent, the Syndication Agent or other recipient party. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
Section 11.12 Electronic Transmissions. (a) Authorization. Subject to the provisions of Section 11.11(a) and (c), each of the Administrative Agent, the Syndication Agent, the Borrower, the Lenders and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. The Borrower and each Secured Party hereby acknowledges and agrees, and the Borrower shall cause each other Group Member to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions. The posting, completion and/or submission by any Loan Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Loan Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Loan Party in connection with any such communication is true, correct and complete in all material respects except as expressly noted in such communication or E-System.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

(b) Signatures. Subject to the provisions of Section 11.11(a) and (c), (i) (A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.
(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 11.11 and this Section 11.12, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Secured Parties and Group Members in connection with the use of such E-System.
(d) Limitation of Liability. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Administrative Agent, the Syndication Agent or any of their respective Related Persons warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by any Agent or any of its Related Persons in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Borrower and each Secured Party agrees (and the Borrower shall cause each other Loan Party to agree) that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
Section 11.13 Governing Law. This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to conflict of law principles that would result in the application of any law other than the State of New York.
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 11.14 Jurisdiction. (a) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, each of the parties hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of any Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent such Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non-conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
(b) Service of Process. Each party hereto (and, to the extent set forth in any other Loan Document, each other party thereto) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of each party specified in Section 11.11 (and shall be effective when such mailing shall be effective, as provided therein). Each party hereto (and, to the extent set forth in any other Loan Document, each other party thereto) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c) Non-Exclusive Jurisdiction. Nothing contained in this Section 11.14 shall affect the right of any Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law.
Section 11.15 Waiver of Jury Trial. Each party hereto hereby irrevocably waives trial by jury in any suit, action or proceeding with respect to, or directly or indirectly arising out of, under or in connection with, any Loan Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). Each party hereto (A) certifies that no other party and no Related Person of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into the Loan Documents, as applicable, by the mutual waivers and certifications in this Section 11.15.
Section 11.16 Severability. Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.
Section 11.17 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
Section 11.18 Entire Agreement. The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Loan Party and any Agent or any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect; provided, however, that those provisions of the Commitment Letter and Fee Letter that are stated as surviving the execution and delivery of the Loan Documents pursuant to Section 7 of the Commitment Letter and Section 4 of the Fee Letter, shall survive the execution and delivery of the Loan Documents. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

Section 11.19 Use of Name. (a) The Borrower agrees, and shall cause each other Loan Party to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the Securities of any Loan Party) using the name, logo or otherwise referring to Macquarie or any Lender or of any of their respective Affiliates, the Loan Documents or any transaction contemplated therein to which the Secured Parties are party without at least two (2) Business Days’ prior notice to such Person and without the prior consent of such Person except to the extent required to do so under applicable Requirements of Law and then, only after consulting with such Person prior thereto.
(b) Subject to the immediately succeeding sentence, the Borrower consents to the publication by any Agent or any Lender of any press release, tombstone, advertising or other promotional materials (including, without limitation, via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Group Member’s name, product photographs, logo or trademark. Such Agent or such Lender shall provide a draft of any such press release, advertising or other promotional material to Borrower for review and comment prior to the publication thereof.
Section 11.20 Non-Public Information; Confidentiality. (a) Each Lender acknowledges and agrees that it may receive material non-public information hereunder concerning the Loan Parties and their Affiliates and Securities. The Lenders are aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.
(b) Each Lender and each Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (i) with the Borrower’s written consent, (ii) to Related Persons of such Lender or such Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 11.20 or (B) available to such Lender or such Agent or any of their Related Persons, as the case may be, from a source (other than any Loan Party or any of its Affiliates) not known to them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Loan Parties consent to the publication of such tombstone or other advertising materials by any Agent, any Lender or any of their Related Persons), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein), grantees of any option described in Section 11.2(f) or participants, direct or contractual counterparties to any Hedging Agreement permitted
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.20 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender or such Agent or any of their Related Persons is a party or bound, to the extent necessary to respond to public statements or disclosures by Loan Parties or their Related Persons referring to a Lender or an Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 11.20 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 11.20 shall govern. Any Person required to maintain the confidentiality of information as provided in this Section 11.20 shall be considered to have complied with its obligation to do so if such Person has exercised at least the same degree of care to maintain the confidentiality of such Information as such Person accords its own confidential information.
Section 11.21 Actions in Concert. Notwithstanding anything herein or in the other Loan Documents to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Loan Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of each Agent or the Required Lenders, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of each Agent or the Required Lenders.
Section 11.22 Patriot Act Notice. Each Lender subject to the Patriot Act hereby notifies the Borrower that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information allowing such Lender to identify the Borrower in accordance with such act.
Section 11.23 Intercreditor Agreement. EACH LENDER HEREUNDER (I) ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE INTERCREDITOR AGREEMENT, (II) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (III) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (IV) AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS ADMINISTRATIVE AGENT AND ON BEHALF OF SUCH LENDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE FIRST LIEN LENDERS TO EXTEND CREDIT TO THE BORROWER AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS. TO THE EXTENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE INTERCREDITOR AGREEMENT, THE INTERCREDITOR AGREEMENT SHALL GOVERN.
[Signature Pages Follow]
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WESTWOOD ONE, INC.,
AS BORROWER

By:	/s/ Spencer Brown

	Name:	Spencer Brown
	Title:	Chief Executive Officer

CORTLAND CAPITAL MARKET SERVICES LLC,
AS ADMINISTRATIVE AGENT

By:	/s/ Jessica J. Mead

	Name:	Jessica J. Mead
	Title:	General Counsel

MACQUARIE CAPITAL (USA) INC.,
AS SYNDICATION AGENT

By:	/s/ Brian Pope

	Name:	Brian Pope
	Title:	Managing Director

By:	/s/ T. Morgan Edwards II

	Name:	T. Morgan Edwards II
	Title:	Managing Director
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

LENDERS:

MIHI LLC

By:	/s/ Andrew Underwood

	Name:	Andrew Underwood
	Title:	Authorized Signatory

By:	/s/ Andy Stock

	Name:	Andy Stock
	Title:	Authorized Signatory
SECOND LIEN CREDIT AGREEMENT
WESTWOOD ONE, INC.

SCHEDULE 1.1A
Certain EBITDA Adjustments — Broadcast Cash Flow:

Period Ending	Add-Back Amount (000s)*
September 30, 2011	$23,804
December 31, 2011	$23,804
March 31, 2012	$20,494
June 30, 2012	$15,032
September 30, 2012	$7,786
December 31, 2012	$0

*	The add-back for Consolidated EBITDA for purposes of the Consolidated Closing Leverage Ratio for clause (b)(xiii) of Consolidated EBITDA shall be $23,804,000.

SCHEDULE 1.1A-1

SCHEDULE 1.1B
Certain EBITDA Adjustments — Non-Broadcast Cash Flow:

Period Ending	Add-Back Amount (000s)*
September 30, 2011	$1,744,000
December 31, 2011	$1,744,000
March 31, 2012	$1,476,000
June 30, 2012	$1,073,000
September 30, 2012	$537,000
December 31, 2012	$0

*	The add back for Consolidated EBITDA for purposes of the Consolidated Closing Leverage Ratio for clause (b)(xiv) of Consolidated EBITDA shall be $1,744,000.

SCHEDULE 1.1B-1

SCHEDULE 4.2
Permits, Consents and Notices
None.

SCHEDULE 4.3
Ownership of Group Members

				Number
				and
				Percentage
				of
				Outstanding
				Shares
			Number of	Owned,
		Number of	Outstanding	directly or
	Jurisdiction of	Shares of	Shares as of	indirectly,
	Incorporation or	Authorized	the Closing	by
Name	Organization	Stock	Date	Borrower
Westwood One, Inc.	Delaware	5,000,000,000 Class A Common Stock 35,000,000 Class B Common Stock 200,000 Preferred Stock, of which 20,000 is Series A Preferred Stock	22,637,975 Class A Common Stock 34,237,638 Class B Common Stock 9,691.374 Series A Preferred Stock	N/A
WESTWOOD ONE PROPERTIES, INC.	Delaware	1,000	1,000	100%
Westwood One Stations — NYC, Inc.	Delaware	1,000	100	100%
WESTWOOD ONE RADIO, INC.	California	10,000 Common Stock 100,000 Preferred Stock	120 common 0 preferred	100 N/A %
Westwood One Radio Networks, Inc.	Delaware	1,000	1,000	100%
Westwood National Radio Corporation	Delaware	1,000	100	100%
Verge Media Companies, LLC	Delaware	N/A	N/A	100%
Verge Media Group Holdings, Inc.	Delaware	1,000	100	100%

				Number
				and
				Percentage
				of
				Outstanding
				Shares
			Number of	Owned,
		Number of	Outstanding	directly or
	Jurisdiction of	Shares of	Shares as of	indirectly,
	Incorporation or	Authorized	the Closing	by
Name	Organization	Stock	Date	Borrower
Verge Media Intermediate Holdings, Inc.	Delaware	1,000	100	100%
Verge Media, Inc.	Delaware	1,000	100	100%
Verge Media Solutions, LLC	Delaware	N/A	N/A	100%
Excelsior Radio Networks, LLC	Delaware	N/A	N/A	100%
EXBT, LLC	Delaware	N/A	N/A	100%
Dial Communications Global Media, LLC	Delaware	N/A	N/A	100%
RDG EXCELSIOR HOLDINGS, LLC	Delaware	N/A	N/A	100%
Triton Network Group, LLC	Colorado	N/A	N/A	100%
ExcelsiorTM, Inc.	Delaware	1,000	1,000	100%
Triton Media Networks, LLC	Colorado	N/A	N/A	100%
Triton Radio Network Ventures, LLC	Colorado	N/A	N/A	100%
JPN, LLC	Colorado	N/A	N/A	100%
Triton Radio Holdings, LLC	Colorado	N/A	N/A	100%
Triton MediaAmerica, Inc.	New York	100	100	100%
Triton Radio Networks, LLC	Colorado	N/A	N/A	100%
American Comedy Network, LLC	Colorado	N/A	N/A	100%

Stock Equivalents of Group Members (other than Borrower), Subsidiaries of Group Members and Joint Ventures of Any of Them
Stock Equivalents
None.
Subsidiaries and Joint Ventures

			Number and
			Percentage of
			Outstanding
			Shares Owned,
	Jurisdiction of		directly or
Name of Joint	Incorporation or	Number of Shares of	indirectly, by
Venture	Organization	Authorized Stock	Borrower
View 2 Records, LLC	Colorado	N/A	50%
U.S.A. Biker Nation Radio Programming, LLC	Colorado	N/A	50%
SRLP, L.P.	Delaware	N/A	~ 15%
POP Radio LP	Delaware	N/A	20%

Number and
Percentage of
Outstanding
Shares Owned,
	Jurisdiction of		directly or
Name of Joint	Incorporation or	Number of Shares of	indirectly, by
Venture	Organization	Authorized Stock	Borrower
Ex-Band Syndications, Inc.	Nevada	25,000,000 Common Stock 300,000 Series A Convertible Preferred Stock	~15% total equity
VoodooVox, Inc.	Delaware	16,000,000 Common Stock 11,465,413 Preferred Stock	Less than 5% total equity
Clancy Productions, LLC	Texas	N/A	25%

Schedule 4.7
Litigation
None.

Schedule 4.8
Taxes
Verge Media Companies, Inc. is currently undergoing an Internal Revenue Service Audit for tax year 2008. Verge Media Companies, Inc. has been advised by the auditor that he is recommending a no change letter be issued by the Internal Revenue Service. Verge Media Companies, Inc. will be merged to form Verge Media Companies, LLC.

SCHEDULE 4.12
Labor Matters
1.	Agreement between Westwood One, Inc. and Local 1200 of the International Brotherhood of Electrical Workers (IBEW) — Washington, D.C.
2.	Agreement between the American Federation of Television and Radio Artists (AFTRA) and Westwood One, Inc.- Newscasters
3.	Agreement between the American Federation of Television and Radio Artists (AFTRA) and Westwood One, Inc.- News Editors, Sports Audio Journalists, Sports Associate Producers
4.	Contract for Staff Announcers by and between Excelsior Radio Networks, LLC and American Federation of Television and Radio Artists dated January 1, 2011
5.	Contract for Engineers by and between Excelsior Radio Networks, LLC and American Federation of Television and Radio Artists dated August 1, 2010

SCHEDULE 4.14

Environmental Matters
None.

SCHEDULE 4.16
Real Property

Record Owner	Property
Douglas Emmett 1997, LLC	11812 San Vincente Blvd., 3rd Floor, Los Angeles, CA 90049*

Parkway 233 North Michigan, LLC	233 North Michigan Ave., Chicago, IL 60601*

Holualoa Paragon E & R, LLC an Arizona Limited Liability Company	25070 W. Avenue Stanford, Valencia, CA 91355*

SFX Entertainment, Inc., d/b/a Clear Channel Entertainment	220 W 42nd St., 3rd, 4th & 14th Floor, New York, NY 10036

Stanton Development Corporation	660 Pennsylvania, Ave, Suite 303, Washington, DC 20003

Highlands Square Center, LTD	8500 & 8250 S. Akron Street Suite 103, 201, 202, 203, 204, 205 & 206, Centennial, CO 80112*

BREOF AIP Dallas LP	2002 Academy Lane, Valley View Commerce Center Farmers, TX 75234*

BREOF AIP Dallas LP	2002 Academy Lane, Valley View Commerce Center Farmers, TX 75234 — Warehouse Space*

Selig Real Estate Holdings Fifteen	3131 Elliot Ave, Suite 771 Seattle, WA 98121*

DOLP 1133 Properties, LLC	1133 Avenue of Americas, 13th Floor, New York, NY 10036*

McGhee Holdings, LLC	21 Music Square, Nashville, TN 37203*

Imperial Ave Holdings, LLC	25 Imperial Ave, Westport, CT 06881*

Record Owner	Property
Donna Geraci and Martin Edo	91-93 River Street, Milford, CT 06460*

295 Main St., Offices 1088B, 1090 & 1092, Buffalo, NY 14203*

300 Buttermilk Pike, St 334 (1st floor), Ft. Mitchell, KY 41017*

15303 Ventura Blvd., Suite 1500, Sherman Oaks, CA 91403*

MDC Properties, Inc.	470 3rd Street, Ste #200, 201 & 205, San Francisco, CA 94107*

CBS News, Inc.	2000 M Street, NW, Washington, DC

CBS Broadcasting, Inc.	524 West 57th Street, New York, NY

CBS Broadcasting, Inc.	2020 M Street, N.W., Washington, D.C.

NLC Lindblade	8944 Lindblade Street, Culver City, Los Angeles, CA 90232

NLC Lindblade	8965 Lindblade Street, Culver City, Los Angeles, CA 90232

NLC Lindblade	8935 Lindblade Street, Culver City, Los Angeles, CA 90232

Route 20/20, LLC Paragon Business Center	430 East Genesee Street, Syracuse, NY 13202 25061 W. Avenue Stanford, Suite 130, Valencia, CA

Paragon Business Center	25061 W. Avenue Stanford, Suite 100, Valencia, CA

Marsh & McLennan Companies, Inc.	1166 Avenue of the Americas, 10th Floor, New York, NY 10036

Merit Albuquerque Limited Partnership	1601 Randolph SE, Albuquerque, NM 87106

OTR	1701 Directors Blvd., Austin, TX 78744

Lexington Charles Limited Partnership	201 North Charles Street, Baltimore, MD 21202 (Buyout obtained)

Homewood Plaza, LLC	3125 Independence Drive, Birmingham, AL 35209

FSP Park Seneca Limited Partnership	1515 Mockingbird Lane, Charlotte, NC 28209

Duke Realty Partnership	312 Plum Street, Suite 910, Cincinnati, OH 45202

Independence Tower, Ltd	5755 Granger Road, Independence, OH 44131

Record Owner	Property
Executive Tower of Colorado Springs, LLC	2864 South Circle Drive, Colorado Springs, CO 80906

Continent Commercial 1 LLC	6230 Busch Blvd., Suite 490, Columbus, OH 43229

Liberty Property Limited Partnership	200 Centreport Drive, Suite 175, Greensboro, NC 27409

Northland Goodwin, LLC	225 Asylum Street, Hartford, CT 06103

Marian H. King	309 Third Street, New Cumberland, PA 17070

Breof Castleton Park Reo LLC	6081 E. 82nd Street, Indianapolis, IN 46250

South Shore Group Partners, LLC	841 Prudential Drive, Jacksonville, FL 32207

Highwoods Realty Limited Partnership	4330 Shawnee Mission Pkwy, Fairway, KS

Cameron Court	4290 Cameron Street, Suite #1, Las Vegas, NV 89103

One Financial Center	One Financial Plaza, Little Rock, AK 72211

Kaden-T Limited Parnership	6100 Dutchmans Lane, Louisville, KY 40205

Nonconnah Holdings, LLC	2600 Nonconnah Blvd., Memphis, TN 38132

Towne Realty, Inc.	633 W. Wisconsin Avenue, Milwaukee, WI 53203

CSM Investors, Inc.	Gateway Business Center, 2100-2140 County Road C West, Roseville, MN 55113

GNL Mobile, LLC	851 East I-65 Service Rd. South, Mobile, AL 36616

Ernest G. Herman, Trustee, c/o Mission Property Company	5556 Franklin Road, Nashville, TN 37220

Winter Park Financial Center LLC	631 S. Orlando Avenue, Suite 100, Winter Park, FL 32789

Record Owner	Property
Greentree Parkway Associates, LP	Seven Parkway Center, Pittsburgh, PA 15220

One Pacific Square CF, LLC	220 NW Second Avenue, Portland, OR 97209

CB Westchase, INC.	4020 WestChase Blvd., Raleigh, NC 27607

World Savings Bank, FSB	1510 Arden Way, Sacramento, CA 95815

THF 8251 Maryland Development, LLC	8251 Maryland Avenue, Clayton, MO 63105

Security National Life Insurance Company	5300 South 360 West, Suite 300, Murray, UT 84123

The Catholic Life Insurance Building	1635 NE Loop 410, San Antonio, TX 78209

The Hearn Company	591 Camino De La Reina, Suite 525, San Diego, CA 92108

Cherry Hill Orchards Or Wenatchee, LLC	1522 Washington Street, Suite 209, Spokane, WA 99201

State Tower Of Syracuse Associates LLC	109 South Warren Street, Syracuse, NY 13202

CCMH Tampa AP LLC d/b/a Tampa Airport Marriott Hotel	Tampa Airport Marriott Hotel, Tampa International Airport, Second Floor, Suite A-3 of the Hotel-Office Complex, Hillsborough County, Tampa, FL 33607

Belvedere Investment Associates LLC	1601 Belvedere Road, West Palm Beach, FL 33406

Regent Business Centers San Francisco, LLC	555 California Street, 3rd Floor, San Francisco, CA 94104

Corporate Office Centers	11330 Lakefield Drive, Building Two, Suite 200, Duluth, GA 30097

Meridian Business Centers-Office-Partners, LP	320 Decker Drive, 1st Floor, Irving, TX 75062

Record Owner	Property
Beck Office Center, LLC	28345 Beck Road, Suite 100, Wixom, MI 48393

CBS Broadcasting, Inc. (original lease is between CBS Broadcasting, Inc. and GD 22 W. Washington LLC)	22 West Washington Street, Chicago, IL 60602

DB Consulting Group, Inc.	8455 Colesville Road, Suite 800, Silver Spring, MD 20910

*	Subleased property; record owner unknown.

SCHEDULE 4.23
Broker’s Fees; Transaction Fees
None.

SCHEDULE 8.1
Indebtedness
1.	As indicated below:

	Letter of Credit
Bank	ID Number	Beneficiary	Amount
Wells Fargo Bank, N.A.	00651048	Marsh & McLennan Companies, Inc.	$1,000,000.00

Wells Fargo Bank, N.A.	00652468	NLC-Lindblade, LLC	$218,889.00

Bank of America, N.A.	585744	SFX Entertainment	$763,120.23	[1]
2.
The Sale Leaseback Transaction involving 8944 Lindblade Street, 8965 Lindblade Street and 8935 Lindblade Street, each in Culver City, California with respect to Indebtedness in the amount of $8,000,000.

3.	Promissory Note, dated February 1, 2010, by Metro Networks Communications, Inc. in favor of Security National Life Insurance Company, in the principal sum of $124,439.28.

4.	Lease tail liability in the amount of approximately $2,800,000 associated with facilities that Metro Traffic exited from 2008 to 2010.

5.	Master Services Agreement, dated September 1, 2011, between New Skies Satellites B.V. and Westwood One, Inc., a capital lease, with a monthly service fee of $39,204.50.

[1]	Backstop letter of credit to be issued for 105% or $801,276.25.

SCHEDULE 8.2
Liens

File Number &
Jurisdiction	Date	Debtor	Secured Party	Collateral
Delaware	#2008 0056398 01/04/2008	Westwood One, Inc.	IBM Credit LLC	Equipment

Delaware	# 2007 0653138 02/20/2007	Excelsior Radio Networks, Inc.	Dell Financial Services, L.P.	Equipment

Delaware	# 2008 3315619 09/30/2008	Excelsior Radio Networks, LLC	US Bancorp	Equipment

Delaware	# 2008 4142541 12/12/2008	Excelsior Radio Networks, LLC	US Bancorp	Equipment

Delaware	# 2009 0659646 03/03/2009	Excelsior Radio Networks, LLC	US Bancorp	Equipment

Delaware	# 2010 0392328 02/02/2010	Excelsior Radio Networks, LLC	US Bancorp	Equipment
Joint escrow account between Westwood One, Inc. and Clear Channel Communication, Inc. in favor of Deutsche Bank Trust Company Americas.
Sidewalk Lien, control number 000366779 — 01, on Westwood One, Inc. by New York Bureau of Highway Operations dated October 22, 1991.
NY City Tax Warrant, control number 002652452 — 01, on American Comedy Network, Inc., by NYC Department of Finance dated January 12, 2010, in the amount of $457.22.
NY City Tax Warrant, control number 002652449 — 01, on JPN, Inc., by NYC Department of Finance dated January 12, 2010, in the amount of $457.22.
Security Deposit Account # 18-712-123-2614577 of Triton MediaAmerica, Inc. with Wachovia Financial Center for New York office space located at 1133 Avenue of the Americas, New York, NY 10036, with maturity date of May 29, 2011, automatically renewable for 365-days, with a maturity value of $538,496.81.

SCHEDULE 8.3
Investments

Issuer	Number of Shares	Par Value	Owner
POP Radio LP	20% limited partnership interest	N/A	Westwood One, Inc.
1. Excelsior Radio Networks, LLC holds 150,000 shares of Series A Convertible Preferred Stock of Ex-Band Syndications, Inc.
2. Triton Radio Networks, LLC (formerly) Jones Radio Networks, Inc. holds 102,336 common shares of VoodooVox, Inc.
3. ExcelsiorTM, Inc. holds a 25% equity interest in Clancy Productions LLC.
4. Triton Radio Network Ventures, LLC holds a 50% equity interest in View 2 Records, LLC.
5. Triton Radio Networks, LLC holds a 50% equity interest in U.S.A. Biker Nation Radio Programming, LLC.
6. Triton MediaAmerica, Inc. holds an approximately 15% limited partnership interest in SRLP, L.P.

Schedule 8.9
Transactions with Affiliates
1.
Investor Rights Agreement, dated as of April 23, 2009, among Westwood One, Inc., Gores Radio Holdings, LLC, the other investors identified on the signature pages thereto and the parties that have executed joinder agreements in accordance with the terms thereof, as amended (Parent will use commercially reasonable efforts to terminate this agreement).

2.	Agreement, dated July 22, 2011, among Westwood One, Inc., Gores Capital Partners II, L.P., and Gores Co-Invest Partnership II, L.P.
3.	Guaranty, dated as of April 29, 2011, between Gores Capital Partners II, L.P. and Gores Co-Invest Partnership II, L.P., each a Delaware limited partnership and Clear Channel Acquisition LLC.

Related Parties	Purpose	Description
Dial Global w/Ex-Band,Inc - AmericanHit	Barter Sales	Representation agreement by and between Dial Global and Ex-Band Syndications, Inc dated May 16, 2006

Dial Global w/Ad Radio Enterprise Inc	Barter Sales	Representation agreement by and between Dial Global and Ad Radio Enterprise, Inc dated January 1, 2005

Triton Media Group LLC/Excelsior Radio Networks, LLC	Transition Agreement	Transition Services Agreement by and between Excelsior Radio Networks, LLC and Triton Digital, Inc.

Triton Media Group LLC/Dial Global	Streaming Services/Web Servicing, Messenger Service

Dial Global w/Townsquare Media	24-hour Formats	Agreement with Townsquare to provide 24-hour formats

Dial Global w/Townsquare Media	Ad Sales Representation	Agreement with Townsquare to provide ad sales representation

Dial Global w/Townsquare Media	American Comedy Networks	Agreement with Townsquare to provide American Comedy Network

Related Parties	Purpose	Description
Dial Global w/Townsquare Media	Backtrax USA	Agreement with Townsquare to provide Backtrax USA

Dial Global w/Townsquare Media	Baka Boys Mastermix	Agreement with Townsquare to provide Baka Boys Mastermix

Dial Global w/Townsquare Media	Bitman	Agreement with Townsquare to provide Bitman

Dial Global w/Townsquare Media	Clark Howard	Agreement with Townsquare to provide Clark Howard

Dial Global w/Townsquare Media	Dave Koz	Agreement with Townsquare to provide Dave Koz

Dial Global w/Townsquare Media	House of Blues	Agreement with Townsquare to provide House of Blues

Dial Global w/Townsquare Media	Michael Smerconish	Agreement with Townsquare to provide Michael Smerconish

Dial Global w/Townsquare Media	Midnight Radio Network	Agreement with Townsquare to provide Midnight Radio Network

Dial Global w/Townsquare Media	Mike Harvey Show	Agreement with Townsquare to provide Mike Harvey Show

Dial Global w/Townsquare Media	Neal Boortz	Agreement with Townsquare to provide Neal Boortz

Dial Global w/Townsquare Media	Prep Services	Agreement with Townsquare to provide Prep Services

Dial Global w/Townsquare Media	Radio Voodoo	Agreement with Townsquare to provide Radio Voodoo

Dial Global w/Townsquare Media	Rick Jackson Country Hall of Fame	Agreement with Townsquare to provide Rick Jackson Country Hall of Fame

Dial Global w/Townsquare Media	Rockline	Agreement with Townsquare to provide Rockline

Dial Global w/Townsquare Media	Short Bus Radio	Agreement with Townsquare to provide Short Bus Radio

Dial Global w/Townsquare Media	Super Gold	Agreement with Townsquare to provide Super Gold

Related Parties	Purpose	Description
Dial Global w/Townsquare Media	The Big Time	Agreement with Townsquare to provide The Big Time

Dial Global w/Townsquare Media	The Big Time Saturday Night	Agreement with Townsquare to provide The Big Time Saturday Night

Dial Global w/Townsquare Media	The Lia Show	Agreement with Townsquare to provide The Lia Show

Dial Global w/Townsquare Media	TM-Commercials	Agreement with Townsquare to provide TM-Commercials

Dial Global w/Townsquare Media	TM-Imaging	Agreement with Townsquare to provide TM-Imaging

Dial Global w/Townsquare Media	TM-Jingles	Agreement with Townsquare to provide TM-Jingles

Dial Global w/Townsquare Media	TM-Musicdisk	Agreement with Townsquare to provide TM-Musicdisk

Dial Global w/Townsquare Media	Walt Baby Love — Gospel Traxx	Agreement with Townsquare to provide Walt Baby Love - Gospel Traxx

Dial Global w/Townsquare Media	Walt Baby Love — Urban AC Countdown	Agreement with Townsquare to provide Walt Baby Love — Urban AC Countdown

Dial Global w/Townsquare Media	The Weather Channel	Agreement with Townsquare to provide The Weather Channel

Dial Global w/Millennium Radio Group	American Comedy Networks	Agreement with Millennium Radio Group to provide American Comedy Network

Dial Global w/Millennium Radio Group	Prep Services	Agreement with Millennium Radio Group to provide Prep Services

Dial Global w/Millennium Radio Group	Short Bus Radio	Agreement with Millennium Radio Group to provide Short Bus Radio

Dial Global w/Millennium Radio Group	Super Gold	Agreement with Millennium Radio Group to provide Super Gold

Dial Global w/Millennium Radio Group	The Big Time	Agreement with Millennium Radio Group to provide The Big Time

Related Parties	Purpose	Description
Dial Global w/Millennium Radio Group	The Big Time Saturday Night	Agreement with Millennium Radio Group to provide The Big Time Saturday Night

Dial Global w/Millennium Radio Group	TM-Imaging	Agreement with Millennium Radio Group to provide TM-Imaging

Dial Global w/Millennium Radio Group	TM-Jingles	Agreement with Millennium Radio Group to provide TM-Jingles

Dial Global w/Millennium Radio Group	TM-Musicdisk	Agreement with Millennium Radio Group to provide TM-Musicdisk

Dial Global w/Tribune Broadcasting	TM-Musicdisk	Agreement with Tribune Broadcasting to provide TM-Musicdisk

Dial Global w/Peak	Prep Services	Agreement with Peak to provide Prep Services

Dial Global w/Peak	Short Bus Radio	Agreement with Peak to provide Short Bus Radio

Dial Global w/Peak	The Big Time Saturday Night	Agreement with Peak to provide The Big Time Saturday Night

Dial Global w/Peak	The Lia Show	Agreement with Peak to provide The Lia Show

Dial Global w/Peak	TM-Imaging	Agreement with Peak to provide TM-Imaging

Dial Global w/Peak	TM-Jingles	Agreement with Peak to provide TM-Jingles

Dial Global w/Double O	24 Hour Formats	Agreement with Double O to provide 24 hour Formats

Dial Global w/Double O	American Comedy Networks	Agreement with Double O to provide American Comedy Network

Dial Global w/Double O	House of Blues	Agreement with Double O to provide House of Blues

Dial Global w/Double O	Neal Boortz	Agreement with Double O to provide Neal Boortz

Dial Global w/Double O	Prep Services	Agreement with Double O to provide Prep Services

Related Parties	Purpose	Description
Dial Global w/Double O	Radio Voodoo	Agreement with Double O to provide Radio Voodoo

Dial Global w/Double O	Rick Jackson Country Hall of Fame	Agreement with Double O to provide Rick Jackson Country Hall of Fame

Dial Global w/Double O	The Lia Show	Agreement with Double O to provide The Lia Show

Dial Global w/Double O	TM-Imaging	Agreement with Double O to provide TM-Imaging

Dial Global w/Double O	TM-Jingles	Agreement with Double O to provide TM-Jingles

Dial Global w/Double O	TM-Musicdisk	Agreement with Double O to provide TM-Musicdisk

Dial Global w/Grenax Broadcasting	Ad Injector /WebCast Metrics	Agreement with Grenax Broadcasting to provide Ad Injector/WebCast Metrics

Dial Global w/Grenax Broadcasting	AirKast	Agreement with Grenax Broadcasting to provide AirKast

Dial Global w/Grenax Broadcasting	Daily Deals	Agreement with Grenax Broadcasting to provide Daily Deals

Dial Global w/Grenax Broadcasting	Email Director	Agreement with Grenax Broadcasting to provide Email Director

Dial Global w/Grenax Broadcasting	Streaming	Agreement with Grenax Broadcasting to provide Streaming

Dial Global w/Grenax Broadcasting	Backtrax USA	Agreement with Grenax Broadcasting to provide Backtrax USA

Dial Global w/Grenax Broadcasting	House of Blues	Agreement with Grenax Broadcasting to provide House of Blues

Dial Global w/Grenax Broadcasting	Prep Services	Agreement with Grenax Broadcasting to provide Prep Services

Related Parties	Purpose	Description
Dial Global w/Grenax Broadcasting	Rick Jackson Country Hall of Fame	Agreement with Grenax Broadcasting to provide Rick Jackson Country Hall of Fame

Dial Global w/Grenax Broadcasting	TM-Musicdisk	Agreement with Grenax Broadcasting to provide TM-Musicdisk

Dial Global w/Radio One	Ad Injector /WebCast Metrics	Agreement with Radio One to provide Ad Injector/WebCast Metrics

Dial Global w/Radio One	AirKast	Agreement with Radio One to provide AirKast

Dial Global w/Radio One	Loyalty/Database/Email	Agreement with Radio One to provide Loyalty/Database/Email

Dial Global w/Radio One	TuneGenie	Agreement with Radio One to provide TuneGenie

Dial Global w/Radio One	Ad Sales Representation	Agreement with Radio One to provide Ad Sales Representation

Dial Global w/Radio One	Baka Boys Mastermix	Agreement with Radio One to provide Baka Boys Matermix

Dial Global w/Radio One	Clark Howard	Agreement with Clark Howard to provide Clark Howard

Dial Global w/Radio One	Prep Services	Agreement with Radio One to provide Prep Services

Dial Global w/Radio One	Short Bus Radio	Agreement with Radio One to provide Short Bus Radio

Dial Global w/Radio One	TM-Imaging	Agreement with Radio One to provide TM-Imaging

Dial Global w/Radio One	TM-Musicdisk	Agreement with Radio One to provide TM-Musicdisk

Dial Global w/Radio One	Walt Baby Love — Urban AC Countdown	Agreement with Radio One to provide Walt Baby Love — Urban AC Countdown

Dial Global w/Radio One	Microjams	Agreement with Radio One to provide Microjams

Schedule 8.10
Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments
None.

Exhibit A
to
Second Lien Credit Agreement
Form of Assignment
This Assignment, dated as of the Effective Date, is entered into between the Assignor and the Assignee (each as identified on the signature pages hereof).
The parties hereto hereby agree as follows:

Borrower:	Westwood One, Inc., a Delaware corporation (the “Borrower”)

Administrative Agent:	Cortland Capital Market Services LLC, as administrative agent and collateral agent for the Lenders (in such capacity and together with its successors and permitted assigns, the “Administrative Agent”)

Credit Agreement:	Second Lien Credit Agreement, dated as of October 21, 2011, among the Borrower, the Lenders party thereto, the Administrative Agent and Macquarie Capital (USA) Inc., as syndication agent (in such capacity and together with its successors and permitted assigns, the “Syndication Agent”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement)

[Trade Date:	_________, _____][1]

Effective Date:	_________, _____[2]

[1]	Insert for informational purposes only if needed to determine other arrangements between the Assignor and the Assignee.

[2]	To be filled out by Administrative Agent upon entry in the Register.

Aggregate Principal Amount of	Aggregate Principal Amount of
Term Loans for All Lenders	Term Loans Assigned[3]	Percentage Assigned[4]
$	$	____________. %
[The Remainder of this Page Was Intentionally Left Blank]

[3]
Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. The aggregate amounts are inserted for informational purposes only to help in calculating the percentages assigned which, themselves, are for informational purposes only.

[4]
Set forth, to at least 9 decimals, the Assigned Interest as a percentage of the aggregate Term Loans. This percentage is set forth for informational purposes only and is not intended to be binding. The assignments are based on the amounts assigned not on the percentages listed in this column.

ASSIGNMENT
FOR WESTWOOD ONE, INC.’S SECOND LIEN CREDIT AGREEMENT

1. Assignment. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement (including Liabilities owing to or by Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above (the “Assigned Interest”).
2. Representations, Warranties and Covenants of Assignors. Assignor (a) represents and warrants to Assignee, the Administrative Agent and the Syndication Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims, and (iii) by executing, signing and delivering this Assignment via ClearPar® or any other electronic settlement system designated by the Administrative Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignor is an authorized signer for the Assignor and is authorized to execute, sign and deliver this Agreement, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Term Loans, the percentage of the Term Loans represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Group Member or Loan Party or the performance or nonperformance by any Loan Party of any obligation under any Loan Document or any document provided in connection therewith and (d) attaches any Notes held by it evidencing at least in part the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that the Administrative Agent exchange such Notes for new Notes in accordance with Section 2.14(e) of the Credit Agreement.
3. Representations, Warranties and Covenants of Assignees. Assignee (a) represents and warrants to Assignor, the Administrative Agent and the Syndication Agent that (i) it has full power and authority, and has taken all actions necessary for Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) to the extent indicated above, is an Affiliate or an Approved Fund of the Lender set forth above and (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either such Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (iv) by executing, signing and delivering this Assignment via ClearPar® or any other electronic settlement system designated by the Administrative Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignee is an authorized signer for the Assignee and is authorized to execute, sign and deliver this Agreement, (b) appoints and authorizes (i) the Administrative Agent to take such action as administrative agent and collateral agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (ii) the Syndication Agent to take such action as syndication agent on its behalf and to exercise such powers under the Loans Documents as are delegated to the Syndication Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender, (d) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon any Secured Party and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in accordance with Section 11.20 of the Credit Agreement, (f) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof, (g) shall pay to the Administrative Agent an assignment fee in the amount of $3,500 to the extent such fee is required to be paid under Section 11.2(c) of the Credit Agreement and (h) to the extent required pursuant to Section 2.17(f) of the Credit Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN or W-9.
ASSIGNMENT
FOR WESTWOOD ONE, INC.’S SECOND LIEN CREDIT AGREEMENT

4. Determination of Effective Date; Register. Following the due execution and delivery of this Assignment by Assignor, Assignee and, to the extent required by Section 11.2(b) of the Credit Agreement, the Syndication Agent and the Borrower, this Assignment (including its attachments) will be delivered to the Administrative Agent for its recording in the Register. The effective date of this Assignment (the “Effective Date”) shall be the recording of this Assignment in the Register. The Administrative Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.
5. Effect. As of the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender under the Credit Agreement and (b) Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the payment in full of the Obligations) and be released from its obligations (except those surviving the payment in full of the Obligations) under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.
6. Distribution of Payments. On and after the Effective Date, the Administrative Agent shall make all payments under the Loan Documents in respect of each Assigned Interest (a) in the case of amounts accrued to but excluding the Effective Date, to Assignor and (b) otherwise, to the Assignee.
7. Miscellaneous. This Assignment is a Loan Document and, as such, is subject to certain provisions of the Credit Agreement, including Sections 1.5 (Interpretation), 11.14(a) (Submission to Jurisdiction) and 11.15 (Waiver of Jury Trial) thereof. On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignors, Assignees, the Administrative Agent, the Syndication Agent and their Related Persons and their successors and assigns. This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York. This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.
[Signature Pages Follow]
ASSIGNMENT
FOR WESTWOOD ONE, INC.’S SECOND LIEN CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE]
as Assignee

By:
Name:
Title:

Lending office for Eurodollar Rate Loans:[5]

[Insert Address (including contact name, fax
number and e-mail address)]

Lending office (and address for notices)
for any other purpose:

[Insert Address (including contact name, fax
number and e-mail address)]

[5]	Insert for each Assignee.
SIGNATURE PAGE FOR ASSIGNMENT
FOR WESTWOOD ONE, INC.’S SECOND LIEN CREDIT AGREEMENT

ACCEPTED and AGREED
this  _____  day of  _______:

[MACQUARIE CAPITAL (USA) INC.
as Syndication Agent

By:
Name:
Title:][6]

[BORROWER[7]

By:
Name:
Title:]

SOLELY FOR PURPOSES OF CONFIRMING RECORDATION IN REGISTER:

CORTLAND CAPITAL MARKET SERVICES LLC
as Administrative Agent

By:
Name:
Title:

[6]	Include only if required pursuant to Section 11.2(b) of the Credit Agreement.

[7]	Include only if required pursuant to Section 11.2(b) of the Credit Agreement.
SIGNATURE PAGE FOR ASSIGNMENT
FOR WESTWOOD ONE, INC.’S SECOND LIEN CREDIT AGREEMENT

Exhibit B
to
Credit Agreement
Form of Note

Lender: [Name of Lender]	New York, New York
Principal Amount: $________	__________, _____
FOR VALUE RECEIVED, the undersigned, Westwood One, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the Term Loans (as defined in the Credit Agreement referred to below) of the Lender, payable at such times and in such amounts as are specified in the Credit Agreement.
The Borrower promises to pay interest on the unpaid principal amount of the Term Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.
Both principal and interest are payable in Dollars to Cortland Capital Market Services LLC, as Administrative Agent (as defined below), in the account of the Administrative Agent specified in Section 2.13 of the Credit Agreement, in immediately available funds.
This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of October 21, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, Cortland Capital Market Services LLC, as administrative agent and collateral agent for the Lenders (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”), and Macquarie Capital (USA) Inc., as syndication agent. Capitalized terms used herein without definition are used as defined in the Credit Agreement.
The Credit Agreement, among other things, (a) provides for the making of a Term Loan by the Lender to the Borrower in an aggregate amount equal to the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Term Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.
This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 1.5 (Interpretation), 11.14(a) (Submission to Jurisdiction) and 11.15 (Waiver of Jury Trial) thereof.
This Note is a registered obligation, transferable only upon satisfaction of the conditions for assignment set forth in the Credit Agreement and notation in the Register, and no assignment hereof shall be effective and will be null and void until such conditions have been satisfied and such assignment has been recorded in the Register.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to conflict of law principles that would result in the application of any law other than the State of New York.
[Signature Pages Follow]
[$__________] PROMISSORY NOTE
OF WESTWOOD ONE, INC. FOR THE BENEFIT OF [NAME OF LENDER]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

WESTWOOD ONE, INC.

By:
Name:
Title:
[$__________] PROMISSORY NOTE
OF WESTWOOD ONE, INC. FOR THE BENEFIT OF [NAME OF LENDER]

Exhibit C
to
Credit Agreement
Form of Notice of Borrowing
CORTLAND CAPITAL MARKET SERVICES LLC
as Administrative Agent under the
Credit Agreement referred to below
225 West Washington Street, Suite 1420
Chicago, Illinois 60606
_________ __, ____
Attention: Mike Fredian
Re: Westwood One, Inc. (the “Borrower”)
Reference is made to the Credit Agreement, dated as of October 21, 2011 (as the same may have been amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), among the Borrower, the Lenders party thereto, Cortland Capital Market Services LLC, as administrative agent and collateral agent for such Lenders (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”), and Macquarie Capital (USA) Inc., as syndication agent. Capitalized terms used herein without definition are used as defined in the Credit Agreement.
The Borrower hereby gives you notice, pursuant to Section 2.2(a) of the Credit Agreement of its request of a Borrowing (the “Proposed Borrowing”), under the Credit Agreement, and, in that connection, sets forth the following information:
1. The date of the Proposed Borrowing is October 21, 2011 (the “Funding Date”).
2. The Proposed Borrowing consists of an aggregate principal amount of Term Loans equal to $85,000,000, of which $_____ _______ consists of Base Rate Loans and $_______  consists of Eurodollar Rate Loans having an initial Interest Period of  _____ months.
The undersigned hereby certifies that both immediately before and immediately after giving effect to the Proposed Borrowing, the Specified Representations and the Specified Acquisition Agreement Representations are accurate in all material respects.
The Borrower acknowledges and agrees that this Notice of Borrowing may only be revoked by the Borrower (i) in a written notice received by the Administrative Agent not later than 9:00 a.m. (New York time) on the applicable Funding Date (and in any event prior to such time as the Proposed Borrowing is actually funded) which revocation notice shall reference this Notice of Borrowing and state that such Notice of Borrowing is revoked and (ii) upon payment by the Borrower of any amounts owing pursuant to Section 2.16 of the Credit Agreement.

WESTWOOD ONE, INC.

By:
Name:
Title:
[SIGNATURE PAGE TO NOTICE
OF BORROWING DATED                     , ___]

C-1

Exhibit D
to
Credit Agreement
Form of Notice of Conversion or Continuation
CORTLAND CAPITAL MARKET SERVICES LLC
as Administrative Agent under the
Credit Agreement referred to below
225 West Washington Street, Suite 1420
Chicago, Illinois 60606
_________ __, ____
Attention: Mike Fredian
Re: Westwood One, Inc. (the “Borrower”)
Reference is made to the Credit Agreement, dated as of October 21, 2011 (as the same may have been amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), among the Borrower, the Lenders party thereto, Cortland Capital Market Services LLC, as administrative agent and collateral agent for such Lenders (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”), and Macquarie Capital (USA) Inc., as syndication agent. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.
The Borrower hereby gives you notice, pursuant to Section 2.10 of the Credit Agreement of its request for the following:
(i) a continuation, on  ________,  ________, as Eurodollar Rate Loans having an Interest Period of  _____  months8 of Term Loans in an aggregate outstanding principal amount of $________  having an Interest Period ending on the proposed date for such continuation;
(ii) a conversion, on  ________,  __________, to Eurodollar Rate Loans having an Interest Period of  _____  months9 of Term Loans in an aggregate outstanding principal amount of $___________; and
(iii) a conversion, on  ________,  _________, to Base Rate Loans, of Term Loans in an aggregate outstanding principal amount of $_________.
In connection herewith, the undersigned hereby certifies that no Event of Default (which has not been previously disclosed in writing to the Administrative Agent) is continuing, both immediately before and immediately after giving effect to the proposed conversion or continuation set forth above.

[8]	An Interest Period may only be 1 month until the earlier of (x) 90 days following the Closing Date and (y) the occurrence of a Successful Syndication (as defined in the Fee Letter).

[9]	An Interest Period may only be 1 month until the earlier of (x) 90 days following the Closing Date and (y) the occurrence of a Successful Syndication (as defined in the Fee Letter).

D-1

The Borrower acknowledges and agrees that this Notice of Conversion or Continuation may only be revoked by the Borrower (i) in a written notice received by the Administrative Agent not later than 9:00 a.m. (New York time) on the applicable date of the proposed conversion or continuation (and in any event prior to such time as the proposed conversion or continuation is actually effected), which revocation notice shall reference this Notice of Conversion or Continuation and state that such Notice of Conversion or Continuation is revoked and (ii) upon payment by the Borrower of any amounts owing pursuant to Section 2.16 of the Credit Agreement

WESTWOOD ONE, INC.

By:
Name:
Title:

D-2

Exhibit E
to
Credit Agreement
Form of Compliance Certificate
__________, ____10
This certificate is delivered pursuant to Section 6.1(d) of, and in connection with the consummation of the transactions contemplated in, the Credit Agreement, dated as of October 21, 2011 (as the same may have been amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), among Westwood One, Inc. (the “Borrower”), the Lenders party thereto and Cortland Capital Market Services LLC, as administrative agent and collateral agent for such Lenders, and Macquarie Capital (USA) Inc., as syndication agent. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.
The undersigned, a duly authorized Responsible Officer of the Borrower having the name and title set forth below under his signature, hereby certifies, on behalf of the Borrower for the benefit of the Secured Parties and pursuant to Section 6.1 of the Credit Agreement that such Responsible Officer of the Borrower is familiar with the Credit Agreement and that, in accordance with each of the following sections of the Credit Agreement, each of the following is true on the date hereof:
1. In accordance with Section 6.1[(b)/(c)] of the Credit Agreement, attached hereto as Annex A are the Financial Statements for the [Fiscal Quarter/Fiscal Year] ended  _________,  _____  required to be delivered pursuant to Section 6.1[(b)/(c)] of the Credit Agreement. Such Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower as at the dates indicated therein and for the periods indicated therein in accordance with GAAP [(subject to the absence of footnote disclosure and normal year-end audit adjustments)]11 [without qualification as to the scope of the audit or as to going concern and without any other similar qualification, together with the certificate from the Group Members’ Accountants with respect to such Consolidated Financial Statements required to be delivered pursuant to Section 6.1(c) of the Credit Agreement]12.
2. In accordance with Section 6.1(d) of the Credit Agreement, attached hereto as Annex B are the calculations used [to describe the Consolidated Leverage Ratio for the Fiscal Quarter ending December 31, 2011 in reasonable detail]13 [to determine compliance with each financial covenant contained in Article 5 of the Credit Agreement that is tested on a quarterly basis]14 [and the calculations used in determining Excess Cash Flow].15

[10]	Insert date of delivery of certificate.

[11]	Insert language in brackets only for quarterly reports.

[12]	Insert language in brackets only for annual certifications.

[13]	Use bracketed language for the Compliance Certificate covering the Consolidated Leverage Ratio for the Fiscal Quarter ending December 31, 2011.

[14]	Use bracketed language for all Compliance Certificates starting with the first Fiscal Quarter the financial covenants are tested, which is March 31, 2012.

[15]	Insert (starting with the 2012 Fiscal Year) if annual Consolidated Financial Statements set forth in Section 6.1(c) of the Credit Agreement are delivered with the Compliance Certificate.

3. In accordance with Section 6.1(d) of the Credit Agreement, no Default is continuing as of the date hereof[, except as provided for on Annex C attached hereto, with respect to each of which the Borrower proposes to take the actions set forth on Annex C].
4. In accordance with Section 6.1(e) of the Credit Agreement, (i) the [Corporate Chart attached hereto as Annex D[-1]] [last Corporate Chart delivered pursuant to such Section)], is correct and complete as of the date hereof, (ii) all documents (including updated schedules as to locations of Collateral and acquisition of registered or material Intellectual Property or real property) required to be delivered pursuant to the Loan Documents by any Loan Party in the most recently completed Fiscal Quarter have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended) and (iii) complete and correct copies of all documents modifying any term of any Constituent Document of any Group Member or any Subsidiary or Joint Venture (with respect to any Joint Venture, to the extent the Borrower has received a copy of such document) thereof during the most recently completed Fiscal Quarter have been delivered to each Agent [or are attached hereto as Annex D[-2]].
5. [In accordance with Sections 6.1(i) and (j) of the Credit Agreement, attached hereto as Annexes E and F are complete and correct (i) copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) delivered in connection with the Financial Statements attached as Annex A or any audit thereof and (ii) a summary of all material insurance coverage maintained as of the date thereof by any Group Member].16
[Signature Page Follows]

[16]	Insert if annual Consolidated Financial Statements set forth in Section 6.1(c) of the Credit Agreement are delivered with the Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

WESTWOOD ONE, INC.

Name:
Title:
[SIGNATURE PAGE TO COMPLIANCE CERTIFICATE
OF WESTWOOD ONE, INC. DATED                      ___, ___]

ANNEX A
to
COMPLIANCE CERTIFICATE OF ___________________________
DATED _________, ____
FINANCIAL STATEMENTS

ANNEX A-1

ANNEX B
to
COMPLIANCE CERTIFICATE OF __________________________
DATED _________, ____
FINANCIAL CALCULATIONS

ANNEX B-1

[ANNEX C
to
COMPLIANCE CERTIFICATE OF _____________________________
DATED _________, ____
CONTINUING DEFAULTS]17

[17]	Delete if not used in the text of the certificate.

ANNEX C-1

ANNEX D[-1]
to
COMPLIANCE CERTIFICATE OF ______________________
DATED _________, ____
CORPORATE CHART

ANNEX D-1-1

ANNEX D[-2]
to
COMPLIANCE CERTIFICATE OF __________________________
DATED _________, ____
MODIFICATIONS TO CONSTITUENT DOCUMENTS

ANNEX D-2-1

ANNEX E
to
COMPLIANCE CERTIFICATE OF ____________________________
DATED _________, ____
[MANAGEMENT LETTERS]

ANNEX E-1

ANNEX F
to
COMPLIANCE CERTIFICATE OF _____________________________
DATED _________, ____
SUMMARY OF MATERIAL INSURANCE COVERAGES

ANNEX F-1

Exhibit F
to
Credit Agreement
Form of Guaranty and Security Agreement
Refer to Exhibit 10.4

F-1

Exhibit G
to
Credit Agreement
Form of Sponsor PIK Note
THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION.
WESTWOOD ONE, INC.
SENIOR SUBORDINATED UNSECURED PIK NOTE

[ ], 2011	Original Principal Amount:
$[ ]
Westwood One, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [        ] (together with any transferee permitted under the terms hereof, the “Holder”), in no event later than the Maturity Date, the principal amount of $[        ] or such lesser principal amount then outstanding, together with interest thereon calculated in accordance with the provisions of this Senior Subordinated Unsecured PIK Note (the “Note”).
This Note and any Notes subsequently issued by the Company and having substantially similar terms are collectively referred to herein as the “Notes.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Section 4 hereof.
ARTICLE 1 Payment of Interest. Interest shall accrue on a daily basis at the rate (the “Interest Rate”) of 15% per annum, (x) for the first five (5) years after the Issue Date, compounded quarterly, and payable on the Quarterly Interest Payments Dates (as defined below), and (y) after the five (5) year anniversary of the Issue Date, compounded annually, and payable on the six (6) year anniversary of the Issue Date and on the Maturity Date (as defined below), in each case on the unpaid principal amount of this Note then outstanding (and any accrued but unpaid interest that has previously compounded). Interest shall be computed on the basis of a year of 365 days (366 days for a leap year) for the actual number of days elapsed. Interest (including interest payable at the default rate pursuant to Section 3(b)(i)) shall be paid in cash to the extent not prohibited by the Credit Agreements or by Section 13 hereof; provided, however, to the extent cash interest is not permitted, interest shall be paid by adding such interest to the principal amount outstanding under this Note. Interest shall be paid pursuant to Section 2 of this Note.

ARTICLE 2 PAYMENT OF PRINCIPAL AND INTEREST.
Section 2.1 Scheduled Payment. The Company shall pay the outstanding principal amount of this Note on [ ]18 (the “Maturity Date”), together with all accrued and unpaid interest thereon.
Section 2.2 Optional Prepayments. The Company may, at any time and from time to time without premium or penalty, prepay all or any portion of the outstanding principal amount of, or interest on, this Note. In connection with each prepayment of principal hereunder, the Company shall also pay all accrued and unpaid interest hereunder.
Section 2.3 Mandatory Prepayments. Upon the first to occur of (i) a Sale or (ii) a complete liquidation of the Company, the Company shall pay, in cash, the outstanding principal amount of this Note, together with all accrued and unpaid interest on the principal amount being repaid.
Section 2.4 AHYDO Catch-Up Payment. On the last day of each “accrual period” that ends after the fifth anniversary of the Issue Date, the Company shall pay an amount equal to the difference between (i) the excess of (A) the sum of all interest that would be includible in gross income with respect to this Note as of such date (including all original issue discount) over (B) the sum of all cash interest payments made with respect to this Note on or prior to such date, and (ii) the product of (A) this Note’s issue price (as defined in Sections 1273(b) and 1274(a) of the Code) and (B) this Note’s yield to maturity, all such items to be calculated as required under Section 163(i) of the Code, the timely payment of which hereunder shall cause this Note not to be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code (or any successor provision of similar import).
Section 2.5 Application of Payments. Payments under this Note shall be applied as follows: (i) first to the payment of accrued interest hereunder until all such interest is paid and (ii) second to the repayment of the principal outstanding hereunder.
Section 2.6 Allocation of Payments. All payments of principal and interest by the Company shall be applied to all outstanding Notes ratably in accordance with the unpaid principal amount thereof.
ARTICLE 3 EVENTS OF DEFAULT.
Section 3.1 Definition. For purposes of this Note, an Event of Default shall be deemed to have occurred if:
(a) The Company fails to pay when due and payable (whether at maturity or otherwise) (A) the full amount of interest then accrued on this Note, (B) the full amount of any principal payment on this Note; or
(b) The Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Bankruptcy Code; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (A) the Company by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days.

[18]	The date that is 6 years and 3 months from the date the Merger is consummated.

The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
Section 3.2 Consequences of Events of Default.
(a) If any Event of Default has occurred and is continuing, the Interest Rate on this Note shall increase immediately by an increment of two percentage points (2%) to the extent permitted by law. Any increase of the Interest Rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Events of Default exist (subject to subsequent increases pursuant to this subparagraph).
(b) If an Event of Default of the type described in Section 3(a)(ii) has occurred, the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any requirement of a notice, presentment or other action on the part of the Holder, and the Company shall immediately pay to the Holder all amounts due and payable with respect to this Note.
(c) If an Event of Default other than of the type described in Section 3(a)(ii) has occurred, the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) may, at the option of the holders of Notes with an aggregate outstanding principal amount representing a majority of the aggregate principal amount of all Notes then outstanding (the “Majority Noteholders”), become immediately due and payable, and the Company shall immediately pay to the Holder all amounts due and payable with respect to this Note.
(d) The Company expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the Holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.
ARTICLE 4 Definitions. For purposes of this Note, the following capitalized terms have the following meaning:
“Bankruptcy Code” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Credit Agreements” means (a) the First Lien Credit Agreement, and (b) the Second Lien Credit Agreement.
“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreements) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Designated Senior Debt” means the Credit Agreements.
“First Lien Agent” means General Electric Capital Corporation, as agent for the lenders party to the First Lien Credit Agreement, together with its successor and permitted assigns in such capacity, or any other Person appointed by the holders of indebtedness under and in accordance with the First Lien Debt Documents as agent for purposes of the First Lien Debt Documents and Section 13 hereof.
“First Lien Credit Agreement” means that certain Credit Agreement, dated as of October 21, 2011, among the Company, the financial institutions from time to time party thereto as “Lenders”, the financial institutions from time to time party thereto as “L/C Issuer”, General Electric Capital Corporation, as administrative agent and collateral agent, and ING Capital LLC, as syndication agent, as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time (including, without limitation, any increase in principal amount or any extension of maturity).
“First Lien Debt Documents” means the First Lien Credit Agreement and all agreements, documents and instruments executed from time to time in connection therewith, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Note.
“Hedging Obligations” means, with respect to any specific Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency rates or commodity prices. 19
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent: (1) in respect of borrowed money; (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (3) in respect of banker’s acceptances; (4) representing Capital Lease Obligations; (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; (6) representing any Hedging Obligations; or (7) representing cash management obligations designated in the First Lien Debt Documents as being secured by collateral securing the First Lien Credit Agreement, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.
“Issue Date” means the date first written above.

[19]	Secured cash management obligations TBD.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any Proceeding at the rate provided in the relevant documentation, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.
“Payment-in-Kind Interest” means interest paid with respect to the Notes by increasing the outstanding principal amount of the Notes in an amount equal to the amount of interest then due in respect of such Notes.
“Permitted Junior Securities” means equity interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to this Note.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust (including any beneficiary thereof), a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.
“Quarterly Interest Payment Date” means [ ].20
“Sale” means the sale of any or all of the Company to a Person who, alone or together with one or more of its affiliates, acquires (i) capital stock or other equity interests of the Company possessing the voting power to elect a majority of the board of directors of the Company (whether by merger, consolidation, sale, or transfer of capital stock or other equity interests, as applicable) or (ii) all or substantially all of the assets of the Company.
“Second Lien Agent” means Cortland Capital Market Services LLC, as agent for the lenders party to the Second Lien Credit Agreement, together with its successor and permitted assigns in such capacity, or any other Person appointed by the holders of indebtedness under and in accordance with the Second Lien Debt Documents as agent for purposes of the Second Lien Debt Documents and Section 13 hereof.
“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of October 21, 2011, among the Company, the financial institutions from time to time party thereto as “Lenders”, Cortland Capital Market Services LLC, as administrative agent and collateral agent for the Lenders and Macquarie Capital (USA) Inc., as syndication agent, as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time (including, without limitation, any increase in principal amount or any extension of maturity).

[20]	Actual quarterly payment dates will be inserted.

“Second Lien Debt Documents” means the Second Lien Credit Agreement and all agreements, documents and instruments executed from time to time in connection therewith, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.
“Senior Agent” means (a) until the indebtedness pursuant to the First Lien Debt Documents is paid in full in cash (other than unasserted contingent indemnification obligations and any unasserted contingent expense reimbursement obligations that, at such time, have not been incurred) and all commitments to lend thereunder shall have been terminated, the First Lien Agent, then (b) until the indebtedness pursuant to the Second Lien Debt Documents is paid in full in cash (other than unasserted contingent indemnification obligations and any unasserted contingent expense reimbursement obligations that, at such time, have not been incurred), the Second Lien Agent and then (c) any other holder of Senior Debt at such time, or any agent on behalf of such holder.
“Senior Debt” means (i) all Indebtedness of the Company or any guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto, (ii) any other Indebtedness of the Company unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes, and (iii) all Obligations with respect to the items listed in the preceding clauses (i) and (ii). Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (w) any liability for federal, state, local or other taxes owed or owing to the Company, (x) any intercompany Indebtedness of the Company or any of its subsidiaries owing to the Company or any of its affiliates; and (y) any trade payables.
“Senior Debt Documents” means the First Lien Debt Documents, the Second Lien Debt Documents and all other agreements, documents and instruments executed from time to time in connection with the Senior Debt, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.
ARTICLE 5 Amendment and Waiver. Except as otherwise expressly provided herein (including, without limitation, in Section 13(m)), the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only upon the written consent of the Majority Noteholders; provided that the written consent of all Holders of Notes shall be required to (i) change the Maturity Date of any Note, (ii) change the Interest Rate on any Note, (iii) change the principal amount of any Note or (iv) amend, modify or waive any of Sections 2(c), 2(d), 2(f), 3(a)(i), 4 (including the definitions set forth therein) or 13 of any Note or (v) amend or modify this Section 5 of any Note.
ARTICLE 6 Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full in cash, this Note shall be surrendered to the Company for cancellation and shall not be reissued.
ARTICLE 7 Payments. All payments in cash to be made to the Holder shall be made in the lawful money of the United States of America in immediately available funds.
ARTICLE 8 Place of Payment. Payments of principal and interest shall be delivered to the Holder at such address as is specified by prior written notice by the Holder.

ARTICLE 9 Governing Law. All questions concerning the construction, validity and interpretation of this Note will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule. Any litigation arising hereunder or related thereto shall be tried by the United States District Court for the Southern District of New York, provided that if such litigation shall not be permitted to be tried by such court then such litigation shall be held in the state courts of New York sitting in New York City. The Company, and for purposes of Section 13, the Noteholders, irrevocably consent to and confer personal jurisdiction on the United States District Court for the Southern District of New York, or, if (but only if) the litigation in question shall not be permitted to be tried by such court, on the state courts of New York sitting in New York City, and expressly waives any objection to the venue of such court, as the case may be.
ARTICLE 10 Waiver of Presentment, Demand and Dishonor. The Company hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals, and modifications hereof.
ARTICLE 11 Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of New York, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.
ARTICLE 12 Usury Laws. It is the intention of the Company and the Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the Holder resulting from an Event of Default, optional prepayment by the Company or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Holder either be rebated to the Company or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Company. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Company.
ARTICLE 13 Subordination. Notwithstanding anything to the contrary set forth in this Note:
Section 13.1 Agreement to Subordinate. The Company agrees, and the Holder by accepting a Note agrees, that the obligations evidenced by the Notes are subordinated in right of payment, to the extent and in the manner provided in this Section 13, to the prior payment in full in cash of all Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed) (other than unasserted contingent indemnification obligations and any unasserted contingent expense reimbursement obligations that, at such time, have not been incurred), and that the subordination is for the benefit of the holders of Senior Debt. Each holder of Senior Debt, whether such Senior Debt is now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained in this Section 13.

Section 13.2 Liquidation; Dissolution; Bankruptcy. Upon any distribution, whether in cash, securities or other property, to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar Proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshaling of the Company’s assets and liabilities:
(a) holders of Senior Debt shall be entitled to receive payment in full in cash (other than unasserted contingent indemnification obligations and any unasserted contingent expense reimbursement obligations that, at such time, have not been incurred) of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such Proceeding at the rate specified in the applicable Senior Debt) before the Holder of the Notes shall be entitled to receive any payment with respect to the Notes (except that the Holder may receive (A) Permitted Junior Securities and (B) Payment-in-Kind Interest); and until all Obligations with respect to Senior Debt (as provided in clause (i) above) are paid in full in cash (other than unasserted contingent indemnification obligations and any unasserted contingent expense reimbursement obligations that, at such time, have not been incurred) and all commitments to lend under the Senior Debt Documents shall have been terminated, any distribution to which the Holder would be entitled but for this Section 13 shall be made to the Senior Agent (except that holders of Notes may receive (A) Permitted Junior Securities and (B) Payment-in-Kind Interest). The Holder irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such distributions to the Senior Agent. The Holder also irrevocably authorizes and empowers the Senior Agent, in the name of the Holder, to demand, sue for, collect and receive any and all such distributions.
(b) the Holder agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Debt or any liens and security interests securing the Senior Debt;
(c) the Holder agrees to execute, verify, deliver and file any proofs of claim in respect of this Note requested by the Senior Agent in connection with any such Proceeding and hereby irrevocably authorizes, empowers and appoints the Senior Agent its agent and attorney-in-fact to execute, verify, deliver and file such proofs of claim upon the failure of the Holder promptly to do so prior to 30 days before the expiration of the time to file any such proof of claim; provided that Senior Agent shall have no obligation to execute, verify, deliver and/or file any such proof of claim; and
(d) The Senior Debt shall continue to be treated as Senior Debt and the provisions of this Section 13 shall continue to govern the relative rights and priorities of the holders of Senior Debt and the Holder even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided, invalidated or disallowed in connection with any such Proceeding, and the provisions of this Section 13 shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.

Section 13.3 Payment Restrictions. The Company may not make any payment or distribution, whether in cash, securities or other property, to any Holder in respect of Obligations with respect to the Notes and may not acquire from any Holder any Notes for cash or property (other than (i) Permitted Junior Securities and (ii) Payment-in-Kind Interest) until all principal and other Obligations with respect to the Senior Debt have been paid in full in cash (other than unasserted contingent indemnification obligations and any unasserted contingent expense reimbursement obligations that, at such time, have not been incurred) and all commitments to lend under the Senior Debt Documents shall have been terminated if (x) a default on Designated Senior Debt has occurred and is continuing or (y) such payment or distribution is not permitted by one or both Credit Agreements at such time.
Section 13.4 Remedies Block. Until the Senior Debt is paid in full in cash (other than unasserted contingent indemnification obligations and any unasserted contingent expense reimbursement obligations that, at such time, have not been incurred) and all commitments to lend under the Senior Debt Documents shall have been terminated, the Holder shall not, without the prior written consent of the agent or representative under any Senior Debt (including the Senior Agent), (i) sue for payment of, or to initiate or participate with others in any suit, action or proceeding against the Company (A) to enforce payment of or to collect the whole or any part of this Note or (B) to commence judicial enforcement of any of the rights and remedies under this Indenture or applicable law with respect to this Note, or (ii) accelerate the Notes (it being understood that the Notes will automatically accelerate in the case of an Event of Default of the type set forth in Section 3(a)(ii)). Notwithstanding anything to the contrary in this Section 13(d), the Holders may take any of the actions set forth in clauses (i) and (ii) of this Section 13(d) to the extent available under this Note and applicable law, after the first to occur of: (x) the acceleration of any Senior Debt; provided, however, that the Senior Agent shall have received ten (10) days’ prior written notice of the Holder’s intention to effect such acceleration, (y) the date of initiation of any Proceeding or institution or commencement of any remedies against the Company in respect of the Senior Debt to foreclose upon a material portion or item of collateral and (z) the date the Senior Debt is paid in full in cash (other than unasserted contingent indemnification obligations and any unasserted contingent expense reimbursement obligations that, at such time, have not been incurred) and all commitments to lend under the Senior Debt Documents shall have been terminated. Notwithstanding the foregoing, the Holder may (x) vote a claim and file proofs of claim against any Company in any Proceeding involving a Company, (y) commence legal proceedings to the extent necessary to prevent the running of applicable statutes of limitation or similar restrictions on claims and (z) make compulsory cross claims or counterclaims. Any distributions or other proceeds of any enforcement action described in clauses (i) and (ii) of the immediately preceding sentence obtained by the Holder in violation of the foregoing prohibition shall in any event be held in trust by it for the benefit of the Senior Agent and promptly paid or delivered to the Senior Agent in the form received until all Senior Debt is paid in full in cash (other than unasserted contingent indemnification obligations and any unasserted contingent expense reimbursement obligations that, at such time, have not been incurred) and all commitments to lend under the Senior Debt Documents shall have been terminated.
Section 13.5 Acceleration of Notes. If payment of this Note is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Debt of the acceleration.
Section 13.6 When Distribution Must Be Paid Over. In the event that the Holder receives any payment or other distribution, whether in cash, securities or other property, on account of any Obligations with respect to this Note not permitted to be made by the Company or accepted by the Holder under this Section 13, such payment or other distribution shall not be commingled with any of the assets of the Holder and shall be held by the Holder, in trust for the benefit of the Senior Agent, and shall promptly be paid over and delivered to, the Senior Agent, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid until all the Senior Debt is paid in full in cash (other than unasserted contingent indemnification obligations and any unasserted contingent expense reimbursement obligations that, at such time, have not been incurred) and all commitments to lend under the Senior Debt Documents have been terminated.

Section 13.7 Notice by Company. The Company shall promptly notify Holder of any facts known to the Company that would cause a payment of any Obligations with respect to this Note to violate this Section 13, but failure to give such notice shall not affect the subordination of this Note to the Senior Debt as provided in this Section 13.
Section 13.8 Subrogation. After all Senior Debt is paid in full in cash (other than unasserted contingent indemnification obligations and any unasserted contingent expense reimbursement obligations that, at such time, have not been incurred) and all commitments to lend under the Senior Debt Documents have been terminated and until the Note is paid in full, the Holder shall be subrogated (equally and ratably with all other Indebtedness pari passu with this Note) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holder have been applied to the payment of Senior Debt. A distribution made under this Section 13 to holders of Senior Debt that otherwise would have been made to the Holder is not, as between the Company and the Holder, a payment by the Company on the Notes.
Section 13.9 Relative Rights. This Section 13 defines the relative rights of the Holder and holders of Senior Debt. Nothing in this Section 13 shall:
(a) impair, as between the Company and the Holder, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on this Note in accordance with its terms;
(b) affect the relative rights of the Holder and creditors of the Company other than their rights in relation to holders of Senior Debt; or
(c) prevent Holder from exercising its available remedies upon an Event of Default, subject to the limitations set forth herein.
Section 13.10 Payment. If the Company fails because of this Section 13 to pay principal of or interest on a Note on the due date, the failure is still an Event of Default.
Section 13.11 Subordination May Not Be Impaired by Company. No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by this Note shall be impaired by any act or failure to act by the Company or the Holder or by the failure of the Company or the Holder to comply with this Section 13.
Section 13.12 Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution shall be made and the notice given to the Senior Agent. Upon any payment or distribution of assets of the Company referred to in this Section 13, the Holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of the Senior Agent or of the liquidating trustee or agent or other Person making any distribution to the Holder for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 13.
Section 13.13 Amendments. The provisions of this Section 13 shall not be amended or modified without the prior written consent of the requisite holders of each issue of Senior Debt and shall not be affected, modified or impaired in any manner or to any extent by any amendment or modification of or supplement to the Credit Agreements.

Section 13.14 No Collateral or Guaranties. Until the Senior Debt is paid in full in cash (other than unasserted contingent indemnification obligations and any unasserted contingent expense reimbursement obligations that, at such time, have not been incurred) and all commitments to lend under the Senior Debt Documents shall have been terminated, the Holder shall not, without the prior written consent of the Senior Agent, accept any collateral, guaranties or other security or similar third party support agreements for the Note.
Section 13.15 Modifications to Senior Debt Documents. Any holder of Senior Debt may at any time and from time to time without the consent of or notice to the Holder, without incurring liability to the Holder and without impairing or releasing the obligations of the Holder under this Note, change the manner or place of payment or extend the time of payment of or renew or alter any of the terms of the Senior Debt, or amend in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating to the Senior Debt.
Section 13.16 Assignments of Senior Debt. The holders of the Senior Debt may, from time to time, assign or transfer any or all of the Senior Debt or any interest therein to any Person in accordance with the applicable Senior Debt Documents and, notwithstanding any such assignment or transfer, or any subsequent assignment or transfer, the Senior Debt shall, subject to the terms hereof, be and remain Senior Debt for purposes of this Section 13, and every permitted assignee or transferee of any of the Senior Debt or of any interest therein shall, to the extent of the interest of such permitted assignee or transferee in the applicable Senior Debt Documents, be entitled to rely upon and be the third party beneficiary of the subordination provided under this Section 13 and shall be entitled to enforce the terms and provisions hereof to the same extent as if such assignee or transferee were initially a party hereto; provided that, with respect to any payments or property that the Holder is required to deliver to the Senior Agent, the Holder shall be permitted to pay the Person that the Holder most recently received notice from the Senior Agent to deliver such payments or property to and the Holder shall not be liable to any such permitted assignee or transferee for delivering any such payment or property to such Person.
Section 13.17 Third Party Beneficiary. The Holder expressly acknowledges and agrees that each holder of Senior Debt is an intended third party beneficiary of the subordination provided under this Section 13; provided, that each such holder of Senior Debt shall comply with its obligation to provide notice in accordance with Section 16 of this Note.
ARTICLE 14 Assignments of this Note. Until the Senior Debt has been paid in full in cash (other than unasserted contingent indemnification obligations and any unasserted contingent expense reimbursement obligations that, at such time, have not been incurred) and all commitments to lend under the Senior Debt Documents have been terminated, the provisions of this Note (including, for the avoidance of doubt, the subordination provisions in Section 13) shall be binding on any successors and assigns or other transferees of this Note; provided, however, that (a) the Company may not assign this Note or any rights or duties hereunder without the Holder’s prior written consent and any prohibited assignment shall be absolutely void ab initio and (b) the Holder shall provide the Senior Agent notice in accordance with the notice provisions set forth in Section 16 promptly after making any assignment of this Note.
ARTICLE 15 Severability. In the event that any provision of this Note is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Note shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as most fully to achieve the intention of this Note.

ARTICLE 16 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by facsimile or United States of America mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of facsimile in complete and legible form, or three Business Days after depositing it in the United States of America mail with postage prepaid and properly addressed; provided that notices to the Holder shall not be effective until received. For the purposes hereof, the address of Payee, the Holder, the First Lien Agent and the Second Lien Agent shall be (a) as set forth below or (b) such other address as shall be designated by such Person in a written notice delivered to the other parties hereto (and, with respect to any new address designation of the Holder, to the Senior Agent for purposes of Section 13(p)). If any other holder of the Senior Debt shall become the Senior Agent, such holder shall deliver its address to the Holder pursuant to this Section 16.

COMPANY	FIRST LIEN AGENT
Westwood One, Inc.	General Electric Capital Corporation
222 West 42nd St.	11175 Cicero Drive, Suite 600
New York, NY 10036	Alpharetta, GA 30022-1167
Attn: Hiram Lazar	Attn: Westwood One, Inc. Account Manager
Tel: (212) 419-2890	Tel: (678) 624-7900
Fax: (646) 285-0174	Fax: (678) 624-7930

with a copy to:	with a copy to:

Kirkland & Ellis LLP	Sidley Austin LLP
333 S. Hope Street	One S. Dearborn
Los Angeles, California 90071	Chicago, Illinois 60603
Attn: David Nemecek	Attn: Michael Gold
Tel: (213) 680-8111	Tel: (312) 853-7148
Fax: (213) 808-8107	Fax: (312) 853-7036

HOLDER	SECOND LIEN AGENT
[Name]	Cortland Capital Market Services LLC
[address]	225 West Washington Street, Suite 1420
Chicago, Illinois 60606
Attn: Mike Fredian
Tel: (312) 564-5078
Fax: (312) 376-0751

with a copy to:

McGuireWoods LLP
77 West Wacker Drive, Suite 4100
Chicago, Illinois 60601
Attn: Mark A. Kromkowski
Tel: (312) 849-8170
Fax: (312) 698-4548

and:

Macquarie Capital (USA) Inc.
125 West 55th Street
New York, New York 10019
Attn: Arvind Admal
Tel: (212) 231-2099
Fax: (212) 231-0629
Attn: David Anekstein
Tel: (212) 231-6187
Fax: (212) 231-0629

and:

Latham & Watkins LLP
355 S. Grand Ave.
Los Angeles, California 90071
Attn: Stacey Rosenberg
Tel: (213) 891-8554
Fax: (213) 891-8763
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
* * * * *

IN WITNESS WHEREOF, the Company has executed and delivered this Note on the date first written above.

WESTWOOD ONE, INC.

By:
Name:
Title:
The undersigned hereby agrees to the provisions of Section 13.

[HOLDER]

By:
Name:
Title:

Exhibit H
to
Credit Agreement
Form of Solvency Certificate
October 21, 2011
This Solvency Certificate is being executed and delivered pursuant to Section 3.1(h) of that certain Credit Agreement dated as of the date hereof, by and among Westwood One, Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined below), Cortland Capital Market Services LLC (“Cortland”), as administrative agent and collateral agent for the Lenders, and Macquarie Capital (USA) Inc., as syndication agent (the “Credit Agreement”; capitalized terms used herein without definition shall have the meaning assigned to them in the Credit Agreement).
I, [•], the [Chief Financial Officer][President][Chief Executive Officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify that I am the [Chief Financial Officer][President][Chief Executive Officer] of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.
I further certify, in my capacity as [Chief Financial Officer][President][Chief Executive Officer] of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Acquisition and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and any other funded indebtedness incurred to consummate the Acquisition, that, (i) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries, on a consolidated basis; (ii) the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured; (iii) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Borrower’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital; and (iv) the Borrower and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities, on a consolidated basis, beyond their ability to pay such debts and liabilities as they mature. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
[Remainder of page intentionally left blank]

H-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

WESTWOOD ONE, INC.

By:

	Name:	[ ]
	Title:	[Chief Financial Officer][President]
[Chief Executive Officer]

H-2

Exhibit I
to
Credit Agreement
Form of Affiliated Lender Assignment
This Assignment, dated as of the Effective Date, is entered into between the Assignor and the Assignee (each as identified on the signature pages hereof).
The parties hereto hereby agree as follows:

Borrower:	Westwood One, Inc., a Delaware corporation (the “Borrower”)

Administrative Agent:	Cortland Capital Market Services LLC, as administrative agent and collateral agent for the Lenders (in such capacity and together with its successors and permitted assigns, the “Administrative Agent”)

Credit Agreement:	Second Lien Credit Agreement, dated as of October 21, 2011, among the Borrower, the Lenders party thereto, the Administrative Agent and Macquarie Capital (USA) Inc., as syndication agent (in such capacity and together with its successors and permitted assigns, the “Syndication Agent”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement)

[Trade Date:	__________, _______][21]

Effective Date:	____________, ______ [22]

[21]	Insert for informational purposes only if needed to determine other arrangements between the Assignor and the Assignee.

[22]	To be filled out by Administrative Agent upon entry in the Register.

EXHIBIT I-1

Aggregate Principal Amount of	Aggregate Principal Amount of
Term Loans for all Lenders	Term Loans Assigned[23]	Percentage Assigned[24]
$	$	_. %
[The Remainder of this Page Was Intentionally Left Blank]

[23]
Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. The aggregate amounts are inserted for informational purposes only to help in calculating the percentages assigned which, themselves, are for informational purposes only.

[24]
Set forth, to at least 9 decimals, the Assigned Interest as a percentage of the aggregate Term Loans. This percentage is set forth for informational purposes only and is not intended to be binding. The assignments are based on the amounts assigned not on the percentages listed in this column.

EXHIBIT I-2

1. Assignment. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement (including Liabilities owing to or by Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above (the “Assigned Interest”).
2. Representations, Warranties and Covenants of Assignors. Assignor (a) represents and warrants to Assignee, the Administrative Agent and the Syndication Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims, and (iii) by executing, signing and delivering this Assignment via ClearPar® or any other electronic settlement system designated by the Administrative Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignor is an authorized signer for the Assignor and is authorized to execute, sign and deliver this Agreement, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Term Loans, the percentage of the Term Loans represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Group Member or Loan Party or the performance or nonperformance by any Loan Party of any obligation under any Loan Document or any document provided in connection therewith and (d) attaches any Notes held by it evidencing at least in part the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that the Administrative Agent exchange such Notes for new Notes in accordance with Section 2.14(e) of the Credit Agreement.
3. Representations, Warranties and Covenants of Assignees. Assignee (a) represents and warrants to Assignor, the Administrative Agent and the Syndication Agent that (i) it has full power and authority, and has taken all actions necessary for Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it is an Affiliated Lender, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either such Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (iv) by executing, signing and delivering this Assignment via ClearPar® or any other electronic settlement system designated by the Administrative Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignee is an authorized signer for the Assignee and is authorized to execute, sign and deliver this Agreement, (b) appoints and authorizes (i) the Administrative Agent to take such action as administrative agent and collateral agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (ii) the Syndication Agent to take such action as syndication agent on its behalf and to exercise such powers under the Loans Documents as are delegate to the Syndication Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender, (d) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon any Secured Party and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in accordance with Section 11.20 of the Credit Agreement, (f) specifies as its

EXHIBIT I-3

applicable address for notices (and as its lending offices in the case of a Debt Fund Affiliate, if applicable) the address (and offices, if applicable) set forth beneath its name on the signature pages hereof, (g) shall pay to the Administrative Agent an assignment fee in the amount of $3,500 to the extent such fee is required to be paid under Section 11.2(c) of the Credit Agreement and (h) to the extent required pursuant to Section 2.17(f) of the Credit Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN or W-9 and (i) the sale and assignment of the Assigned Interest satisfies the requirements of Section 11.2(g) of the Credit Agreement (either by satisfaction or wiaver of such requirements).
4. Determination of Effective Date; Register. Following the due execution and delivery of this Assignment by Assignor, Assignee and, to the extent required by Section 11.2(b) of the Credit Agreement, the Syndication Agent and the Borrower, this Assignment (including its attachments) will be delivered to the Administrative Agent for its recording in the Register. The effective date of this Assignment (the “Effective Date”) shall be the recording of this Assignment in the Register. The Administrative Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.
5. Effect. As of the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender under the Credit Agreement (subject to the provisions of Section 11.2(g)) and (b) Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the payment in full of the Obligations) and be released from its obligations (except those surviving the payment in full of the Obligations) under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.
6. Distribution of Payments. On and after the Effective Date, the Administrative Agent shall make all payments under the Loan Documents in respect of each Assigned Interest (a) in the case of amounts accrued to but excluding the Effective Date, to Assignor and (b) otherwise, to the Assignee.
7. Miscellaneous. This Assignment is a Loan Document and, as such, is subject to certain provisions of the Credit Agreement, including Sections 1.5 (Interpretation), 11.14(a) (Submission to Jurisdiction) and 11.15 (Waiver of Jury Trial) thereof. On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignors, Assignees, the Administrative Agent, the Syndication Agent and their Related Persons and their successors and assigns. This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York. This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.
[Signature Pages Follow]

EXHIBIT I-4

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE]
as Assignee

By:
Name:
Title:

[Lending office for Eurodollar Rate Loans]:[25]

[Insert Address (including contact name, fax
number and e-mail address)]

[25]	Lending office information only applicable for Debt Fund Affiliates, but notice information should also be provided for Non-Debt Fund Affiliates.

EXHIBIT I-5

ACCEPTED and AGREED
this __ day of ______ _____:

[MACQUARIE CAPITAL (USA) INC.
as Syndication Agent

By:
Name:
Title:][26]

[BORROWER[27]

By:
Name:
Title:]

SOLELY FOR PURPOSES OF CONFIRMING
RECORDATION IN REGISTER:

CORTLAND CAPITAL MARKET SERVICES LLC
as Administrative Agent

By:
Name:
Title:

[26]	Include only if required pursuant to Section 11.2(b) of the Credit Agreement.

[27]	Include only if required pursuant to Section 11.2(b) of the Credit Agreement.

EXHIBIT I-6

Exhibit J
to
Credit Agreement
Form Intercompany Subordination Provisions
[Non-Loan Party] agrees that any intercompany Indebtedness or other intercompany payables or receivables, or intercompany advances directly or indirectly made by or owed to [non-Loan Party] by [Loan Party] (collectively, “Intercompany Debt”), of whatever nature at any time outstanding shall be subordinate in right of payment to the prior payment in full in cash of the Obligations (other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations). [Non-Loan Party] hereby agrees that it will not following written notice by any Agent (and in any case without notice following the occurrence and during the continuance of any Event of Default under Section 9.1(e) of the Credit Agreement), while any Event of Default is continuing, accept any payment, including by any offset, on any Intercompany Debt until the Termination Date (as defined in the Guaranty and Security Agreement).
In the event that any payment on any Intercompany Debt shall be received by [non-Loan Party] other than as permitted hereby prior to the Termination Date, [non-Loan Party] shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall promptly pay over to, the Administrative Agent for the benefit of the Administrative Agent and the Lenders all such sums to the extent necessary so that Administrative Agent and the Lenders shall have been paid in full, in cash, all Obligations (other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations) owed or which may become owing by [Loan Party].
Upon any payment or distribution of any assets of [Loan Party] of any kind or character, whether in cash, property or securities by set-off, recoupment or otherwise, to creditors in any liquidation, administration, examinership or other winding-up of [Loan Party] or in the event of any proceeding under the Bankruptcy Code or any similar bankruptcy laws, in which [Loan Party] is a debtor, the Administrative Agent and the Lenders shall first be entitled to receive payment in full in cash, in accordance with the terms of the Guaranty and Security Agreement and the Credit Agreement, of all amounts payable under or in respect of the Obligations owing by [Loan Party], before any payment or distribution is made on, or in respect of, any Intercompany Debt, in any such proceeding under the Bankruptcy Code or any similar bankruptcy laws, to the extent necessary to pay all such Obligations owing by [Loan Party] in full in cash, after giving effect to any concurrent or previous payment or distribution to the Administrative Agent and the Lenders (or to the Administrative Agent for the benefit of the Administrative Agent and the Lenders).
Capitalized terms used but not defined herein have the meanings set forth in the Second Lien Credit Agreement, dated as of October 21, 2011, among Westwood One, Inc., the Lenders party thereto, Cortland Capital Market Services LLC, as administrative agent and collateral agent for the Lenders, and Macquarie Capital (USA) Inc., as syndication agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

EXHIBIT J-1

Exhibit K-1
to
Credit Agreement
Form of Series A Preferred Stock
[See attached]

EXHIBIT K-1-1

Exhibit K-2
to
Credit Agreement
Form of Series B Preferred Stock
[See attached]

EXHIBIT K-2-1